As filed with the Securities and Exchange Commission on September 26, 2003

Registration No. 333-103225

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1531	11-3675068

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 760-5200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan B. Levan
Chairman of the Board
Levitt Corporation
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 760-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Shares to	Amount to	Proposed Maximum Aggregate	Amount of
Be Registered	Be Registered	Offering Price (1)	Registration Fee

24-Month Subordinated Investment Notes of Levitt Corporation	$60,000,000	$60,000,000	$5,520
36-Month Subordinated Investment Notes of Levitt Corporation	$20,000,000	$20,000,000	$1,840
48-Month Subordinated Investment Notes of Levitt Corporation	$20,000,000	$20,000,000	$1,840

Total	$100,000,000	$100,000,000	$9,200 (2)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Previously paid with the initial filing of the Registration Statement on February 14, 2003.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS, DATED              , 2003

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Levitt Corporation [LOGO]
$100,000,000
$60,000,000 6-1/2% 24 Month Subordinated Investment Notes
$20,000,000 8% 36 Month Subordinated Investment Notes
$20,000,000 8-3/4% 48 Month Subordinated Investment Notes

          This is an initial public offering of our subordinated investment notes, referred to as our investment notes. We may periodically change one or more of the rates set forth above. If we change any of the rates, the new rates, and their effective dates, will be set forth in supplements to this prospectus. However, any such change will not affect the rate of any investment note purchased prior to the effective date of such change. This offering will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of thirty days. Unless earlier terminated, this offering will terminate two years from the date of this prospectus.

          Prior to this offering we have never made any public offering of our securities. All of our common stock is owned by BankAtlantic Bancorp, Inc., whose shares of Class A Common Stock are listed on the New York Stock Exchange under the symbol “BBX”. These investment notes are not obligations of BankAtlantic Bancorp, Inc. and are not savings or deposit accounts, and the payment of principal and interest on these securities is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, any private insurance fund, BankAtlantic Bancorp, Inc., any of our subsidiaries or any other entity. You should read this prospectus carefully before you invest.

General Terms of Investment Notes

Payment of Interest	Monthly, quarterly, semi-annually, annually or at maturity at your election.

Redemption Upon Request of Holder	Upon death or total permanent disability for investment notes with remaining maturities of more than one year.

Redemption at Company’s Option	Redeemable at the principal amount, plus accrued interest.

Renewable Term	Maturity date is subject to automatic renewal or to extension.

Transferability	The investment notes are not transferable and there is no market for the notes.

               We will send you a renewal notice approximately 90 days before the maturity date of your investment note. Your investment note will be automatically renewed for an identical term unless we notify you at least seven days prior to the maturity date that we will not renew the investment note or you notify us (by written notice to the address of the Company set forth in this prospectus or in the renewal notice) at least 60 but no more than 90 days prior to the maturity date that you desire to redeem your investment note. Even if you notify us of your desire to redeem your investment note, we may still extend the maturity date, one time only, for an additional year on the same terms by providing you with written notice of such election at least five days prior to the maturity date. Upon renewal or extension, we will pay any interest that would otherwise have been payable at maturity and your investment note will continue to bear interest at the same rate and be payable on the same terms. Notes having the same maturity will not necessarily be treated the same with respect to renewal or extension.

          The investment notes are being offered in $1,000 increments with a $10,000 minimum purchase. No minimum amount of investment notes must be sold in this offering. If we sell all of the investment notes offered, we will receive proceeds of approximately $99 million after paying expenses estimated to be approximately $1 million. We do not presently intend to use registered broker-dealers to assist with the sale of these securities. If we use brokers, expenses of the offering will increase and the proceeds we receive will be less than currently estimated.

          These investment notes are unsecured obligations, which are subordinated to our existing and future senior indebtedness. As of June 30, 2003, our senior indebtedness was $40.4 million, and it is anticipated that we will incur approximately $13.5 million of additional senior indebtedness in connection with BankAtlantic Bancorp’s proposed spin-off of the Company. However, there is no limit on the amount of senior indebtedness that we may incur in the future. Further, specific use of the proceeds of the offering have not been determined. You should consider carefully the risk factors beginning on page 9 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          FOR NEW YORK RESIDENTS ONLY: THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this prospectus is              , 2003.

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE INVESTMENT NOTES OFFERED AND THE INDENTURE
SELECTED CONSOLIDATED FINANCIAL DATA
PRO FORMA FINANCIAL INFORMATION
BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION

SIGNATURES
INDEX TO EXHIBITS
Statement Re: Computation of Earnings
EX-23.2 Consent of KPMG LLP
EX-23.3 Consent of PricewaterhouseCoopers
EX-23.4 Consent of Ernst & Young LLP
Form of Letter to Prospective Investors

PROSPECTUS SUMMARY	1
RISK FACTORS	9
FORWARD-LOOKING STATEMENTS	21
USE OF PROCEEDS	21
RATIO OF EARNINGS TO FIXED CHARGES	23
DESCRIPTION OF THE INVESTMENT NOTES OFFERED AND THE INDENTURE	23
SELECTED CONSOLIDATED FINANCIAL DATA	33
PRO FORMA FINANCIAL INFORMATION	34
BUSINESS	36
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43
MANAGEMENT	63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
PLAN OF DISTRIBUTION	68
LEGAL MATTERS	68
EXPERTS	68
CHANGE IN ACCOUNTANTS	69
WHERE YOU CAN FIND MORE INFORMATION	69
INDEX TO FINANCIAL STATEMENTS	F-1

-i-

PROSPECTUS SUMMARY

          This summary provides a brief overview of the Company and the material terms of the investment notes covered by this prospectus. It does not contain all the information that you need to consider in making your investment decision. We urge you to read this prospectus and any prospectus supplement carefully, including the financial data and related notes and the “Risk Factors” section beginning on page 9 of this prospectus, before making an investment decision.

          Unless the context otherwise requires, the terms “we,” “our,” “us” or the “Company,” as used in this prospectus mean collectively, Levitt Corporation and its consolidated subsidiaries, but do not include BankAtlantic Bancorp, Inc., BankAtlantic or their other subsidiaries. References to Levitt Corporation mean Levitt Corporation, excluding any subsidiaries. References to “Levitt and Sons” mean collectively, Levitt and Sons, LLC and its subsidiaries. References to “Core Communities” mean collectively, Core Communities, LLC and its subsidiaries. References to “Levitt Commercial” mean collectively, Levitt Commercial, LLC and its subsidiaries.

The Company

          We are a real estate company organized in December 1982 under the laws of the State of Florida. We are currently a wholly owned subsidiary of BankAtlantic Bancorp, Inc., a diversified financial services holding company which is also the parent company of BankAtlantic, one of the largest financial institutions headquartered in Florida, and Ryan Beck & Co., a full service broker dealer. We refer you to a discussion at the end of this section describing the possible spin-off of the Company to the shareholders of BankAtlantic Bancorp. We are only offering investment notes in this offering, and this offering will not affect the ownership of our common stock.

          We currently engage in real estate activities through:

•	Levitt and Sons, a wholly-owned subsidiary,

•	Core Communities, a wholly-owned subsidiary,

•	Levitt Commercial, a wholly-owned subsidiary,

•	An investment in Bluegreen Corporation, and

•	Other joint ventures.

          At December 31, 2002, we had:

•	total assets of $295.5 million,

•	total shareholder’s equity of $107.5 million, and

•	net income for the 12 months of $19.5 million.

          Our principal executive offices are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Our telephone number is (954) 760-5200.

          Levitt and Sons

          Levitt and Sons is a developer of single-family home communities in Florida. Levitt and Sons and its predecessors have been in the homebuilding business since 1929 and have built more than 200,000 homes. It is recognized nationally for having built the Levittown communities in Long Island, New York, New Jersey and Pennsylvania. Levitt and Sons currently operates principally in Florida.

          Core Communities

          Core Communities develops master-planned communities in Florida, including its original development, St. Lucie West, a 4,600 acre master-planned community in St. Lucie County, Florida. Core

Communities also owns or has under contract approximately 8,000 acres of land, including approximately five miles of frontage on Interstate 95. This land will be utilized in connection with the development of a community known as Tradition located in St. Lucie County, Florida.

          Bluegreen Corporation

          We currently own approximately 33.8% of the common stock of Bluegreen Corporation, a New York Stock Exchange traded public company which engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. Separately, BankAtlantic Bancorp owns an additional 4.9% of Bluegreen Corporation’s common stock.

          Levitt Commercial

          We engage in commercial real estate activities through Levitt Commercial, which is currently developing two flex warehouse projects in Boynton Beach, Florida and an apartment complex in Melbourne, Florida.

          Other Joint Ventures

          We have also invested with third parties in real estate joint ventures which are engaged in developing rental and single family residential developments.

Possible Spin-off of the Company

          On April 3, 2003, BankAtlantic Bancorp’s Board of Directors authorized its management to pursue a spin-off of the Company. The proposed spin-off is subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction will be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals. The result of the transaction will be that the Company will no longer be a wholly owned subsidiary of BankAtlantic Bancorp but will be held by the shareholders of BankAtlantic Bancorp on the same pro rata basis as they currently hold BankAtlantic Bancorp shares. As a consequence, BFC Financial Corporation, which currently controls BankAtlantic Bancorp by virtue of its 15.5% ownership of BankAtlantic Bancorp’s Class A Common Stock and 100% ownership of BankAtlantic Bancorp’s Class B Common Stock, will upon consummation of the transaction own the same percentages of the Company’s outstanding common stock.

          In connection with the proposed spin-off, it is anticipated that BankAtlantic Bancorp will convert the currently outstanding $30.0 million demand note owed by the Company to BankAtlantic Bancorp to a five year term note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. It is also anticipated that BankAtlantic Bancorp will transfer its 4.9% ownership interest in Bluegreen Corporation to the Company in exchange for a note equal to the then fair market value of the Bluegreen Corporation shares (approximately $5.5 million at June 30, 2003) and shares of the Company’s stock. This note will be due in one year, with interest payable on the same terms as the $30 million note described above. Additionally, prior to the spin-off, it is anticipated that the Company will declare an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a note with the same payment terms as the $30.0 million note described above.

          BankAtlantic Bancorp has indicated that, subject to receipt of the private letter ruling and any required regulatory approvals, it anticipates that the spin-off will take place in the fourth quarter of 2003. The Company expects to commence offering its investment notes prior to the contemplated spin-off and the offering of investment notes is not conditioned upon completion of the spin-off.

          Following are organization charts showing the Company’s current ownership structure and the Company’s ownership structure if the proposed spin-off is consummated.

Levitt Corporation Ownership Chart Before Spin-Off

BFC Financial Corporation (NASDAQ:BFCF)
Public Shareholders
BankAtlantic Bancorp, Inc. (NYSE:BBX)
100%
100%
100%
4.9%
BankAtlantic
Ryan Beck & Co., Inc.
Levitt Corporation
33.8%
Bluegreen Corporation (NYSE:BXG)
Various
100%
100%
100%
Joint Ventures
Core Communities, LLC
Levitt and Sons, LLC
Levitt Commercial, LLC
100%
100%
100%
Subsidiaries
Subsidiaries
Subsidiaries
Various
Various
Joint Ventures
Joint Ventures

Overview of The Offering

Offering Amount	We are offering up to $100 million of unsecured, subordinated investment notes. The notes will be offered in $1,000 increments, with a minimum purchase of $10,000. No minimum amount of investment notes must be sold in the offering. We may withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, the investment notes previously sold will remain outstanding until maturity or redemption. See “Plan of Distribution.”

Orders	Your order will be irrevocable upon receipt by us. We may reject your order in whole or in part, for any reason. If we do not accept your order, we will promptly refund the funds you paid with your order without deducting any costs and without interest. Upon acceptance of an order, you will receive a confirmation statement reflecting ownership. This confirmation statement is not a negotiable instrument, and no rights of ownership in the security may be transferred by the endorsement and delivery of the confirmation statement by you. See “Plan of Distribution.”

Use of Proceeds	We will use the net proceeds from the offering of the investment notes to fund operations and growth, for the repayment of debt (including indebtedness to affiliates) and for general corporate purposes.

Unsecured Obligations	The investment notes are direct unsecured obligations of Levitt Corporation. At June 30, 2003, we had shareholder’s equity of $117.9 million and consolidated liabilities of $211.6 million (not including the approximately $13.5 million of debt expected to be incurred in connection with the proposed spin-off). For the six months ended June 30, 2003 and the year ended December 31, 2002, we had net income of $9.7 million and $19.5 million, respectively. The investment notes are not guaranteed by our parent, BankAtlantic Bancorp, or any of its subsidiaries, nor are they guaranteed or secured by any lien on any of our assets or the assets of BankAtlantic Bancorp or any of its subsidiaries. Further, we will not be required to contribute funds to a separate fund, such as a sinking fund, to provide funds to repay the investment notes upon maturity.

Subordinated Obligations	The investment notes are junior in right of repayment, or subordinated, to our existing and future senior indebtedness. At June 30, 2003, Levitt Corporation had $40.4 million of senior indebtedness outstanding and no indebtedness ranking equal in right of payment to the investment notes outstanding. It is anticipated that in connection with the proposed spin-off, the Company will incur approximately $13.5 million of additional senior indebtedness. See “—Possible Spin-off of the Company.” Additionally, there is no limitation on the amount of senior indebtedness we may incur in the future. See “Description of the Investment Notes Offered and the Indenture” for a description of what constitutes senior indebtedness.

Since we are a holding company, our obligations under the investment notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. See “Description of the Investment Notes Offered and the Indenture.” At June 30, 2003, our subsidiaries had $171.2 million of liabilities. In the event of a default under the investment notes, noteholders will not be able to directly recover any unpaid amounts due under the investment notes from any of our subsidiaries, but will instead have to cause the liquidation and sale of our subsidiaries or their assets or will have to rely on whatever other rights, if any, we may have to receive distributions or other amounts from our subsidiaries. Payment of dividends or distributions from our subsidiaries is discretionary with the board of directors, in the case of each corporate subsidiary, and the manager/member, in the case of each limited liability company subsidiary. Such discretion will be exercised so as to meet the requirements of corporate law and to maximize the benefits to the Company. However, such payments and distributions by the subsidiaries are subject to contractual restrictions entered into from time to time in connection with indebtedness incurred by the subsidiaries. The most restrictive of these financial covenants, which are defined in various loan documents, currently include requirements at Levitt and Sons to maintain a minimum tangible net worth of $32.0 million, a maximum debt to unaffiliated entities to tangible net worth of 3 to 1 and a maximum debt to unaffiliated entities minus customer deposits to tangible net worth of 3.75 to 1. At June 30, 2003, Levitt and Sons was in compliance with the financial covenants, as defined, with tangible net worth of $42.4 million, debt to unaffiliated entities to tangible net worth of 2.76 to 1 and debt to unaffiliated entities minus customer deposits to tangible net worth of 3.53 to 1.

Certain Restrictions	The indenture restricts us from paying dividends or distributions on, or purchasing or redeeming our capital stock if, at the time of the dividend declaration or the date of the redemption, purchase, payment or distribution, we are in default. We may not consolidate or merge with another entity unless:

•	if the other entity survives the consolidation or merger, it assumes our obligations under the indenture and, immediately after the transaction, is not in default under the indenture, or

•	we survive the consolidation or merger, and immediately after the transaction we are not in default under the indenture.

Covenants are Limited	The covenants in the indenture are limited and do not protect the noteholders in the event of a material adverse change in our financial condition or results of operations. There are no financial covenants or provisions accelerating payment on a change of control or other event which could affect the creditworthiness of the investment notes.

Events of Default	An event of default under the indenture occurs if we:

•	fail to pay principal on the investment notes at maturity or upon redemption and the failure continues for a 30-day period,

•	fail to pay interest on the investment notes and the failure continues for a 30-day period,

•	breach any of the provisions of the indenture and the breach continues after 60 days’ notice, or

•	reorganize or become bankrupt or insolvent in the circumstances set forth in the indenture.

We may be required as a result of certain events of default to accelerate our payment of principal and interest on the investment notes.

Risk Factors	Your investment in the investment notes involves risk. See “Risk Factors” beginning on page 9 of this prospectus for a description of certain of the risks you should consider before investing in the investment notes.

HIGHLIGHTS OF TERMS OF THE INVESTMENT NOTES

Types of Security Offered	Unsecured, subordinated, fixed rate debt securities.

Denomination of Purchases	Minimum purchase: $10,000 per security with $1,000 increments in excess of $10,000.

Annual Interest Rate	The interest rates payable on the investment notes being offered will initially be as follows:

•	6-1/2% for the 24-month investment notes,

•	8% for the 36-month investment notes, and

•	8-3/4% for the 48-month investment notes.

Once purchased, the rate of interest payable on an investment note will remain fixed for its term. However, we may from time to time change one or more of the interest rates of the investment notes we are offering for sale. Any new interest rate will be set forth in a prospectus supplement.

Payment of Interest	Simple interest will be paid, at the election of the holder, at maturity, monthly, quarterly, semi-annually or annually.

Redemption by Holder	Investment notes with remaining maturities of less than one year are not redeemable prior to maturity. Investment notes with remaining maturities of one year or greater may be redeemed by a holder, who is a natural person, following his/her total permanent disability (as described under the heading

“Description of the Investment Notes Offered and the Indenture”) or by the holder’s estate after his/her death, at the principal amount plus accrued interest. A holder will have no other right to cause redemption prior to maturity.

Redemption by Company	Redeemable in whole or in part at any time by written notice to the holder.

Form/Non-Transferability	In book-entry form and non-negotiable. (A confirmation statement will be issued, not an individual promissory note). Not transferable.

Maturity	The maturity of each note is established at the time of purchase based on the investment note purchased.

Automatic Renewal/Company Extension
We will send holders a renewal notice approximately 90 days before the maturity date of each investment note. The investment notes will be automatically renewed for a period equal to the original term unless: (i) we notify the holder at least seven days prior to the maturity date that the note will not be renewed; (ii) the holder elects, no earlier than ninety days and no later than sixty days prior to the maturity date, to have his or her investment note repaid at maturity (which election may be made by written notice to the Company at the address set forth in this prospectus or in the renewal notice); or (iii) we have previously extended the maturity date as described in the next sentence. We may elect at our discretion on one occasion to automatically extend the maturity date of your investment note for an additional one year period even if you have elected to have your investment note repaid at the maturity date. Upon renewal or extension, we will pay all interest that would otherwise be due at maturity, and thereafter each renewed or extended investment note will bear interest at the same rate and will be payable on the same terms. All investment notes of the same maturity will not necessarily be treated the same with respect to renewal or extension.

Periodic Statements	Annual statements detailing the current balance and interest paid or credited on each investment note will be mailed to each holder no later than the thirtieth day following the end of each calendar year.

RISK FACTORS

          An investment in the investment notes involves various risks, including those described below. You should carefully consider these factors, together with the other information contained in this prospectus before you decide to purchase any securities we are offering.

     RISKS RELATING TO OUR BUSINESS AND THE REAL ESTATE BUSINESS GENERALLY

We Engage In Real Estate Activities Which Are Speculative And Involve A High Degree Of Risk

          The real estate industry is highly cyclical by nature and future market conditions are uncertain. Factors which adversely affect the real estate and homebuilding industries, many of which are beyond our control, include:

•	the availability and cost of financing,

•	unfavorable interest rates and increases in inflation,

•	overbuilding or decreases in demand,

•	changes in national, regional and local economic conditions,

•	cost overruns, inclement weather, and labor and material shortages,

•	the impact of present or future environmental legislation, zoning laws and other regulations,

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property, and

•	increases in real estate taxes and other local government fees.

Because Real Estate Investments Are Illiquid, A Decline In The Real Estate Market Or In The Economy In General Could Adversely Impact Our Business

          Real estate investments are generally illiquid. Companies that invest in real estate have a limited ability to vary their portfolio of real estate investments in response to changes in economic and other conditions. In addition, the market value of any or all of our properties or investments may decrease in the future. Moreover, we may not be able to timely dispose of an investment when we find dispositions advantageous or necessary, and any such dispositions may not result in proceeds in excess of the amount of our investment in such properties or even in excess of the amount of any indebtedness incurred to acquire such property. Declines in real estate values or in the economy generally could have a material adverse impact on our results of operations.

Adverse Events In Florida, Where Our Business Is Concentrated, Could Reduce Our Revenues Or Our Ability To Grow Our Business

          We currently develop and sell our properties primarily in Florida. Consequently, any economic downturn in Florida could reduce our revenues or our ability to grow our business. In addition, the appeal of becoming an owner of one of our residential units may decrease if potential purchasers do not continue to view the locations of our communities as attractive primary, second home or retirement destinations.

          Further, the markets in which we operate are subject to the risks of natural disasters. The State of Florida is affected by tropical storms and hurricanes, which damage or destroy thousands of homes and business structures in Florida. The occurrence of these storms or other natural disasters could have a material adverse effect on our business including:

•	the incurrence of uninsured losses,

•	the incurrence of delays in construction, and

•	shortages and increased costs of labor and building materials.

Additionally, a number of insurance carriers have opted either not to write insurance in Florida at all or to only renew existing policies and not to write new policies. These practices have resulted in substantial increases in the cost of insurance, a widespread shortage of available private insurance for property owners in the State of Florida and the creation of a state joint underwriting association. The state-provided insurance coverages generally afford less protection at greater costs than typically provided by private insurance carriers. The inability of property owners to obtain cost effective insurance could have an adverse effect on demand for property in our markets.

Because Our Business Depends On The Acquisition Of New Land, The Unavailability Of Land Could Reduce Our Revenues Or Negatively Impact Our Results Of Operations

          Our operations and revenues are highly dependent on our ability to acquire land for development at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning regulations that limit density and other market conditions may hurt our ability to obtain land for new communities. If land appropriate for development becomes less available, the cost of land could increase, and our business, financial condition and results of operations would be adversely affected.

If We Experience Shortages Of Labor Or Supplies Or Other Circumstances Beyond Our Control, There Could Be Delays Or Increased Costs In Developing Our Projects, Which Would Adversely Affect Our Operating Results

          Our ability to develop our projects may be affected by circumstances beyond our control, including:

•	work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers,

•	lack of availability of adequate utility infrastructure and services,

•	our need to rely on local subcontractors who may not be adequately capitalized or insured, and

•	shortages or fluctuations in prices of building materials.

          Any of these circumstances could give rise to delays in the start or completion of, or increase the cost of, developing one or more of our projects. We may not be able to recover these increased costs by raising our home prices because, typically, the price for each home is set months prior to delivery in a home sale contract with the customer. If we are unable to increase our home prices to offset these increased costs, our operating results could be adversely affected.

Our Ability To Sell Lots And Homes, And, Accordingly, Our Operating Results, Will Be Affected By The Availability Of Financing To Potential Purchasers

          Virtually all purchasers of real estate finance their acquisitions through third-party mortgage financing. Real estate demand is generally adversely affected by:

•     increases in interest rates,

•     decreases in the availability of mortgage financing,

•     increasing housing costs,

•     unemployment, and

•     changes in federally sponsored financing programs.

Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs or the unavailability of financing to potential homebuyers. Even if potential customers do not need financing, increases in interest rates and decreased mortgage availability could make it harder for them to sell their homes. This could adversely affect our operating results and financial condition.

We May Not Be Able To Compete Successfully In The Highly Competitive Real Estate Development Industry

          The real estate development industry is highly competitive and fragmented. Competitive overbuilding in certain local markets, among other competitive factors, may materially adversely affect real estate values in that market. Developers compete for financing, raw materials and skilled labor, as well as in connection with the sale of homes. We compete with other local, regional and national real estate companies, some of which have greater financial, marketing, sales and other resources than we do. See “Business - Competition.”

          In addition, there are relatively low barriers to entry into our business. There are no required technologies that would preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct products that are superior or substantially similar to our products. We currently build primarily in Florida, which contains some of the top markets in the nation, and therefore we expect to continue to face additional competition from new entrants into our markets.

Product Liability Litigation And Claims That Arise In The Ordinary Course Of Business May Be Costly or Negatively Impact Sales, Which Could Adversely Affect Our Business

          Our homebuilding and commercial development business is subject to construction defect and claims arising in the ordinary course of business. These claims are common in the homebuilding and commercial real estate industries and can be costly. Among the claims for which developers and builders have financial exposure are mold-related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. As a consequence, some or all of the financial risk associated with mold claims may be the sole obligation of the insured party. As a developer and a homebuilder, we may be at risk of loss for mold-related property and bodily injury claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is also currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could negatively impact our operating results.

          Further, as a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of our communities. Any efforts made by us in resolving these issues or disputes may not satisfy the affected residents and any subsequent action by these residents could negatively impact sales and results of operations. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans.

We Are Subject to Governmental Regulations That May Limit Our Operations, Increase Our Expenses Or Subject Us To Liability

          We are subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters,

•	wetland preservation,

•	health and safety,

•	zoning, land use and other entitlements,

•	building design, and

•	density levels.

          In developing a project and building homes or apartments, we may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal,

•	the dedication of acreage for open space, parks and schools,

•	permitted land uses, and

•	the construction design, methods and materials used.

          These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built,

•	change building codes and construction requirements affecting property under construction,

•	increase the cost of development and construction,

•	delay development and construction, and

•	otherwise have a material adverse effect on the real estate industry in general and on our business, financial condition and results of operations, specifically.

          Several governmental authorities have also imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.

See “Business - Governmental and Environmental Matters.”

Building Moratoriums and Changes in Governmental Regulations May Subject Us To Delays or Increased Costs of Construction Or Prohibit Development Of Our Properties

          We may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The State of Florida and various counties have in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. Additionally, certain counties including Miami-Dade, Broward and Palm Beach Counties have enacted more stringent building codes, which have resulted in increased costs of construction. As a consequence, we may incur significant expenses in connection with complying with new regulatory requirements that we may not be able to pass on to buyers.

We May Currently Or In The Future Fail To Be In Compliance With All Regulatory Requirements

          We may also at times not be in compliance with all regulatory requirements. If we are not in compliance with regulatory requirements, we may be subject to penalties or we may be forced to incur significant expenses to cure any noncompliance. In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect our future results and prospects.

We Are Subject To Certain Environmental Laws And The Cost Of Compliance Could Adversely Affect Our Business

          As a current or previous owner or operator of real property, we may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances. The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial. The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect our ability to sell or lease the property, to use the property for our intended purpose, or to borrow using the property as collateral.

We Rely On Outside Professionals Whose Errors Could Increase Our Costs

          We often collaborate with numerous professionals such as architects, engineers and general contractors in the development of our real estate projects. In the course of our business, we rely on the work of these professionals to help design and build the homes and commercial buildings that we develop. While we engage highly trained and licensed professionals, errors in their work can create significant increases in cost and delays in construction.

          RISKS RELATING TO OUR COMPANY

Our Indebtedness And Leverage Could Adversely Affect Our Financial Condition, Could Restrict Our Ability To Operate And Could Prevent Us From Fulfilling Our Obligations

          We have a significant amount of debt. At June 30, 2003, our consolidated debt was approximately $211.6 million, and it is anticipated that we will incur an additional $13.5 million of indebtedness in connection with the proposed spin-off. The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements,

•	require us to dedicate a substantial portion of our cash flow from operations to payment of or on our debt and reduce our ability to use our cash flow for other purposes,

•	impact our flexibility in planning for, or reacting to, the changes in our business,

•	place us at a competitive disadvantage if we have more debt than our competitors, and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

          Our ability to meet our debt service and other obligations, including the obligation to repay the investment notes, to refinance our indebtedness or to fund planned capital expenditures, will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under a significant portion of our debt instruments bear interest at floating rates.

          Our anticipated debt payment obligations for the 12 months beginning June 30, 2003 total $8.8 million, not including payment obligations under the approximately $13.5 million of debt to be incurred in connection with the proposed spin-off or the $30 million demand note currently owed by the Company to BankAtlantic Bancorp that will, if the proposed spin-off is consummated, be converted into a five year note with interest payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional      .25% every six months. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available under our existing credit facilities or any other financing sources in an amount sufficient to enable us to service our indebtedness, including the investment notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

Our Outstanding Debt Instruments Impose Restrictions On Our Operations, Which, If Violated, Could Adversely Affect Our Financial Condition

          Our outstanding debt instruments and bank credit facilities impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the holders of the applicable debt could cause our debt to become due and payable prior to maturity. In addition, some of our debt instruments contain cross-default provisions, which could cause a default in a number of debt instruments if we default on only one debt instrument. In addition, we could be prohibited from paying our obligations under the investment notes to the extent that we are in default under certain of our debt instruments or if making such payments would cause such a default.

We Are Dependent On Dividends From Our Subsidiaries To Fund Payments Of Principal And Interest On The Investment Notes

          We depend upon dividends from our subsidiaries for a significant portion of our cash flow. Our ability to pay interest on the investment notes, and to repay the investment notes on maturity or redemption, will be significantly dependent on the ability of our subsidiaries to pay dividends or distributions to us in amounts sufficient to service our obligations. Payment of dividends or distributions from our subsidiaries is discretionary with the board of directors, in the case of corporate subsidiaries, and the manager/member, in the case of limited liability company subsidiaries. Such discretion will be exercised so as to meet the requirements of corporate law and to maximize the benefits to us. However, such payments and distributions by our subsidiaries are subject to contractual restrictions entered into from time to time in connection with indebtedness incurred by the subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

          All of our real estate holdings are owned by our operating subsidiaries. Substantially all of this property is subject to mortgage financing which in most instances requires that all or a majority of the proceeds from sales of the property first be utilized to repay the mortgage debt and to pay operating expenses related to that property. If proceeds from the sale of real estate subject to financing do not exceed the amount of such financing and related operating expenses and liabilities of the subsidiary, none of those sale proceeds will be available to pay principal or interest on the investment notes. See “-Holders Of Our Senior Indebtedness And Creditors Of Our Subsidiaries Have Priority Over The Payments To Be Paid Under The Investment Notes.” We may also become obligated to make other payments on securities which we issue in the future which are on a parity with or have a preference over the investment notes with respect to the payment of principal or interest.

Our Future Growth Requires Additional Capital, Which May Not Be Available

          The real estate development industry is capital intensive and requires significant expenditures for land purchases, land development and construction. We intend to pursue a strategy of continued investment in additional real estate related projects. We anticipate that we will need to obtain additional financing as we expand our operations. These funds may be obtained through public or private debt or equity financings, additional bank borrowings or from strategic alliances. We may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. Moreover, certain of our bank financing agreements contain provisions that limit the type and amount of debt we may incur in the future without our lenders’ consent. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced, and lenders may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we do not have access to additional capital, we may be required to delay, scale back or abandon some or all of our acquisition plans or growth strategies or reduce capital expenditures and the size of our operations.

          Prior to August 2001, Levitt Corporation was a subsidiary of BankAtlantic. While Levitt Corporation was a subsidiary of BankAtlantic, BankAtlantic was permitted to lend money to Levitt Corporation and its subsidiaries on terms consistent with those available from unaffiliated third party lenders. In August 2001, BankAtlantic transferred ownership of Levitt Corporation to BankAtlantic Bancorp, and as a consequence, Levitt Corporation and its subsidiaries became “affiliates,” rather than subsidiaries of BankAtlantic. As a consequence, we became subject to different regulatory requirements, including regulatory restrictions on BankAtlantic’s ability to provide us with additional financing. Accordingly, we are now required to obtain such financing from unaffiliated third parties.

Our Results May Vary

          We historically have experienced, and expect to continue to experience, variability in operating results on a quarterly basis and from year to year. Factors expected to contribute to this variability include:

•	the cyclical nature of the real estate and construction industries,

•	prevailing interest rates and the availability of mortgage financing,

•	the uncertain timing of closings,

•	weather and the cost and availability of materials and labor,

•	competitive variables, and

•	the timing of receipt of regulatory and other governmental approvals for construction of projects.

The volume of sales contracts and closings typically varies from quarter to quarter depending on the stages of development of our projects. In the early stages of a project’s development (two to three years depending on the project), we incur significant start-up costs associated with, among other things, project design, land acquisition and development, construction and marketing expenses. Since revenues from sales of properties are generally recognized only upon the transfer of title at the closing of a sale, no revenue is recognized during the early stages of a project unless land parcels or residential homesites are sold to other developers. Our operating expenses were approximately $19.6 million, $32.1 million and $27.7 million during the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively. Periodic sales of properties and distributions from our joint venture investments may be insufficient to fund operating expenses. Further, if sales and other revenues are not adequate to cover operating expenses, we will be required to seek a source of additional operating funds. Accordingly, our financial results will vary from community to community and from time to time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Success Depends On Key Management, The Loss Of Which Could Disrupt Our Business Operations

          Our future success depends largely upon the continued efforts and abilities of key management employees, including John E. Abdo, our Vice Chairman and President, Alan B. Levan, our Chairman, Glen Gilbert, our Executive Vice President and Chief Financial Officer, Seth M. Wise, our Executive Vice President and President of Levitt Commercial, Paul J. Hegener, President of Core Communities and Elliott Wiener, President of Levitt and Sons. In addition, our success will depend on our ongoing ability to attract, retain and motivate qualified personnel. The competition for such personnel is intense in the real estate industry. We cannot assure you that we will be able to continue to attract and retain qualified management and other personnel. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Our Ownership Of Real Estate With Others Involves Risks And Results In A Lack Of Flexibility

          Our investments in joint ventures are subject to the terms and conditions of the agreements which govern the ventures. We do not have sole control over decisions regarding sale and financing of the joint ventures’ properties. Our investments in these joint ventures may, under certain circumstances, involve risks that would not otherwise be present if we owned the properties directly, including:

•	our partner in a joint venture may become bankrupt,

•	our partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, or

•	our partners may be in a position to veto actions, which veto may be inconsistent with our objectives and policies.

Accordingly, important decisions may be made with respect to our joint venture investments that could conflict with our best interests.

We May Not Successfully Integrate Acquired Businesses Into Ours

          As part of our business strategy, we have in the past and expect to continue to review acquisition prospects that would complement our existing business, or that might otherwise offer growth opportunities. Acquisitions entail numerous risks, including:

•	difficulties in assimilating acquired management and operations,

•	risks associated with achieving profitability,

•	the incurrence of significant due diligence expenses relating to acquisitions that are not completed,

•	unforeseen expenses,

•	risks associated with entering new markets in which we have no or limited prior experience,

•	the potential loss of key employees of acquired organizations, and

•	risks associated with transferred assets and liabilities.

          We may not be able to acquire or manage profitably additional businesses, or to integrate successfully any acquired businesses, properties or personnel into our business, without substantial costs, delays or other operational or financial difficulties. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur debt or contingent liabilities in connection with future acquisitions, which could materially adversely affect our operating results.

We Are Controlled By BankAtlantic Bancorp And BFC Financial Corporation, And This Situation May Create Conflicts of Interest

          BankAtlantic Bancorp owns 100% of our common stock. As a result, BankAtlantic Bancorp controls all matters requiring approval of our shareholders. Circumstances could arise where BankAtlantic Bancorp’s interests as our 100% equity owner are in conflict with your interests as an investment noteholder, such as situations where BankAtlantic Bancorp, as an equityholder, would be more inclined to pursue relatively riskier ventures than investment note holders would desire the Company to pursue because those ventures could result in relatively higher returns to equityholders. Such conflicts may be resolved in a manner that adversely affects you.

          As of June 30, 2003, BFC Financial Corporation (“BFC”) owned all of BankAtlantic Bancorp’s issued and outstanding Class B Common Stock and 8,296,891 shares, or approximately 15.0%, of its issued and outstanding Class A Common Stock. These shares represent approximately 55.2% of BankAtlantic Bancorp’s total voting power. Because the Class A Common Stock and Class B Common Stock vote as a single group on most matters, BFC is in a position to control BankAtlantic Bancorp and elect its Board of Directors. Additionally, Alan B. Levan, BankAtlantic Bancorp’s Chairman of the Board of Directors and Chief Executive Officer and Levitt Corporation’s Chairman of the Board of Directors, and John E. Abdo, Vice Chairman of BankAtlantic Bancorp’s Board of Directors and the Vice Chairman of the Board of Directors and President of Levitt Corporation, may be deemed to control BFC by virtue of their beneficial ownership of BFC common stock. In the event that the proposed spin-off is completed, BFC would control the Company to the same extent that it currently controls BankAtlantic Bancorp.

If The Spin-Off Is Consummated, Our Historical Financial Information May Not Be Representative Of Our Results As A Separate Company

          Although we have been a separate subsidiary of BankAtlantic Bancorp, we do not have an operating history independent of BankAtlantic Bancorp, and as a result the historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, independent entity during the periods presented or, if the spin-off is consummated, what our results of operations, financial position and cash flows will be in the future. Had we been a separate, independent entity in the past, we may not have been able to borrow money at the same rates, we may have incurred greater costs and expenses for human resources, accounting and administrative services currently provided by our affiliates and we may have incurred greater costs and expenses of reporting and compliance associated with being a public company. This may be the case if the proposed spin-off of the Company is consummated. We cannot assure you that if the spin-off is consummated we will maintain any particular level of performance or that future performance will be reflective of past performance.

If The Spin-Off Is Consummated, We Will Incur Additional Senior Indebtedness

          In connection with the proposed spin-off, it is anticipated that the $30.0 million demand note payable to BankAtlantic Bancorp will be converted to a five year term note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. It is also anticipated that BankAtlantic Bancorp will transfer its 4.9% interest in Bluegreen Corporation to the Company in exchange for a note equal to the then fair market value of the Bluegreen Corporation shares (approximately $5.5 million at June 30, 2003) and shares of the Company’s stock. This note will be due in one year, with interest payable on the same terms as the $30 million note described above. Additionally, prior to the spin-off, it is anticipated that the Company will declare an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a note with the same payment terms as the $30.0 million note described above. All of this indebtedness will constitute indebtedness senior to the investment notes. See “Because The Investment Notes Are Subordinated, Holders Of Our Senior Indebtedness Will Have Priority Over The Payments To Be Paid Under The Investment Notes.”

Although We Will Enter Into Transition Services Agreements With BankAtlantic Bancorp, BankAtlantic And BFC In Connection With The Proposed Spin-Off, We May Not Be Able to Rely On Services Beyond The Initial Term Of Those Agreements

          BankAtlantic Bancorp, BankAtlantic and BFC have historically provided us with accounting, general and administrative services. In connection with the proposed spin-off, we will enter into transition services agreements with BankAtlantic Bancorp, BFC and BankAtlantic for continued provision of certain services; however, they will not be obligated to provide services to us beyond the initial terms of those agreements. If those agreements expire or are terminated, we will need to create our own, or engage third parties to provide, systems and business functions to replace many of the services and business functions formerly provided by our affiliates and the costs of these services may be higher. If we do not have in place our own business functions or if we do not have agreements with service providers when our transition services agreements expire, our business, results of operations and financial condition may be negatively affected.

Certain Members Of Our Board Of Directors And Certain Of Our Executive Officers Are Also Directors And Executive Officers Of Our Affiliates

          Alan B. Levan, our Chairman, and John E. Abdo, our Vice Chairman and President, are also members of the board of directors and/or executive officers of our affiliates, BankAtlantic Bancorp, BankAtlantic, BFC and Bluegreen Corporation. In addition, Glen R. Gilbert, our Chief Financial Officer, is also the Chief Financial Officer of BFC. None of these shared management personnel are obligated to allocate a specific amount of time to the management of the Company, and, in certain circumstances, they may devote more time and attention to the operations of our affiliates than they devote to our operations.

RISKS ASSOCIATED WITH THE OFFERING AND THE INVESTMENT NOTES

Because We Are A Holding Company, Creditors Of Our Subsidiaries Will Have Priority Over The Payments To Be Paid Under The Investment Notes

          We are a holding company, and we currently conduct our operations through consolidated and unconsolidated subsidiaries. All of our operating assets are owned by our subsidiaries, effectively subordinating the investment notes to all existing and future indebtedness, trade payables, guarantees and other liabilities, whether or not for borrowed money, of our subsidiaries, which liabilities totaled approximately $171.2 million, excluding intercompany liabilities, at June 30, 2003. Therefore, our right and the rights of our creditors, including holders of the investment notes, to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent we are a creditor with recognized claims against the subsidiary. Even as a creditor of a subsidiary, our claims would still effectively be subordinate to any security interests in the assets of that subsidiary and would be subordinate to any senior indebtedness of that subsidiary. In addition, dividends, loans and advances to us from some of our subsidiaries may be subject to certain contractual, statutory or regulatory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations.

Because The Investment Notes Are Subordinated, Holders Of Our Senior Indebtedness Will Have Priority Over The Payments To Be Paid Under The Investment Notes

          The investment notes are subordinated to all of our current or future senior indebtedness or liabilities which are not expressly by their terms made subordinate or equal in right of payment to the investment notes. The investment notes will be unsecured subordinated debt of Levitt Corporation, and will be junior in right of payment to all of our existing and future senior indebtedness. The term “senior indebtedness” is defined in this prospectus under “Description of the Investment Notes Offered and the Indenture-Subordination” and you should review that definition carefully. As a result of this subordination, in the event of any distribution of our assets upon a dissolution, insolvency, bankruptcy or other similar proceeding,

•	holders of our senior indebtedness will be entitled to be paid in full before any payment may be made on the investment notes, and holders of the investment notes will be required to pay over their share of any distribution to the holders of our senior indebtedness until the senior indebtedness is paid in full, and

•	our creditors who hold neither senior indebtedness nor the investment notes may recover more, ratably, than you, and less, ratably, than holders of our senior indebtedness.

As of June 30, 2003, Levitt Corporation had $40.4 million of senior indebtedness outstanding, and the indenture does not prohibit us from incurring any additional senior indebtedness. It is anticipated that approximately $13.5 million of additional senior indebtedness will be incurred in connection with the proposed spin-off.

Since We Do Not Set Aside Funds To Repay The Investment Notes Offered, You Must Rely Primarily On Dividends From Our Subsidiaries And Other Sources For Repayment

          We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to repay the investment notes upon maturity or redemption. Because funds are not set aside periodically for the repayment of the investment notes over their term, holders of the investment notes must rely primarily on dividends from our subsidiaries and other sources for repayment, such as funds from the sale of investment notes and other credit facilities. To the extent dividends from our subsidiaries and other financings are not sufficient to repay the investment notes, holders may lose all or a part of their investment. Our ability to repay the investment notes at maturity or upon redemption may depend, in part, on our ability to raise new funds through the sale of additional investment notes. Dividends from subsidiaries may be restricted or limited because of financial covenants under certain of our subsidiaries’ borrowings. The most restrictive of these financial covenants, which are defined in various loan documents, currently include requirements at Levitt and Sons to maintain a minimum tangible net worth of $32.0 million, a maximum debt to unaffiliated entities to tangible net worth of 3 to 1 and a maximum debt to unaffiliated entities minus customer deposits to tangible net worth of 3.75 to 1. At June 30, 2003, Levitt and Sons was in compliance with the financial covenants, as defined, with tangible net worth of $42.4 million, debt to unaffiliated entities to tangible net worth of 2.76 to 1 and debt to unaffiliated entities minus customer deposits to tangible net worth of 3.53 to 1.

The Investment Notes Are Not Secured, Insured Or Guaranteed

          The investment notes are unsecured and will not be insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC or by any other governmental agency or private insurer. The investment notes are not obligations of, or guaranteed by, BankAtlantic Bancorp or any of our subsidiaries. This means that in the event of a default under the investment notes, noteholders will not be able to directly recover any unpaid amounts due under the investment notes from BankAtlantic Bancorp or any of our subsidiaries, but will instead have to rely on whatever rights, if any, we may have to receive distributions or other amounts from our subsidiaries.

The Covenants In The Indenture Are Limited And Do Not Provide Significant Protection

          The covenants in the indenture are limited and do not protect holders of investment notes in the event of a material adverse change in our financial condition or results of operations or prohibit us from incurring additional indebtedness which is senior to the investment notes. Payment of principal of and interest on the investment notes can only be accelerated if we:

•	fail to pay principal of or any premium on the investment notes at maturity or upon redemption and the failure continues for a 30-day period,

•	fail to pay interest on any of the investment notes and the failure continues for a 30-day period,

•	breach any of the provisions of the indenture and the breach continues for a 60-day period after receipt of notice, or

•	reorganize or become bankrupt or insolvent in the circumstances set forth in the indenture.

          The indenture does not require us to:

•	adhere to any financial ratios or specified levels of liquidity, or

•	repurchase, redeem or modify the terms of the investment notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the investment notes.

Therefore, neither the covenants nor the other provisions of the indenture should be a significant factor in evaluating our obligations under the investment notes. See “Description of the Investment Notes Offered and Indenture.”

Since Our Management Has Broad Discretion Over How To Use the Proceeds From The Offering, They Could Use The Proceeds In A Manner Contrary To The Best Interests Of Investors

          Since we have not specifically allocated the proceeds from the offering as of the date of this prospectus, our management will have broad discretion in determining how the proceeds of the offering will be used. In addition, you will be unable to evaluate at the time of your investment the economic merits of any particular real estate assets that may be acquired with proceeds of this offering. As a result, management could use the funds in a manner which might be contrary to the interests of investors, including investment in long-term illiquid investments or by using the proceeds to repay debt with longer maturities than the investment notes.

Transfer Restrictions And The Lack Of A Trading Market Will Limit Your Ability To Liquidate Your Investment

          The investment notes are non-negotiable, which means that they may not be transferred. There is no established trading market for the investment notes and it is unlikely that one will develop. Accordingly, you should assume that you will not be able to liquidate your investment prior to maturity of your investment notes. See “Description of the Investment Notes Offered and the Indenture.”

The Investment Notes Will Automatically Renew At Maturity Unless You Request Repayment On A Timely Basis And We Could Still Extend The Maturity Of The Investment Notes For An Additional Year

          Your investment notes will automatically renew for the same term as your maturing notes unless you timely elect not to have your notes renewed or unless we determine not to allow renewal. Even if the investment notes would otherwise mature by their terms and you have indicated that you do not want to renew the term of the investment notes, we can, in our sole discretion, extend their maturity for an additional one-year period. In the event that we make this election, the principal amount of the investment notes will not be repaid on the anticipated maturity date and you will continue to receive interest at the same rate until the expiration of that one-year period.

Because No Rating Agency Has Reviewed The Investment Notes, Purchasers May Not Know Whether They Are Suitable Investments

          No independent rating agency has reviewed the terms of the investment notes or our financial condition to determine whether the notes are suitable investments for any purchaser.

RISKS ASSOCIATED WITH OUR OWNERSHIP STAKE IN BLUEGREEN CORPORATION

          We currently own approximately 33.8% of the common stock of Bluegreen Corporation, a publicly-traded corporation whose common stock is listed on the New York Stock Exchange under the symbol “BXG”. If the spin-off is consummated, it is anticipated that we will own an additional 4.9% of Bluegreen Corporation’s common stock. Although traded on the New York Stock Exchange, our shares may be deemed restricted stock, which would limit our ability to liquidate our investment if we chose to do so. While we have made a significant investment in Bluegreen Corporation, we do not expect to receive any dividends from the company for the foreseeable future. Accordingly, our investment in Bluegreen Corporation should not be relied on as a source of repayment of the investment notes.

FORWARD-LOOKING STATEMENTS

          Some of the statements contained in this prospectus include forward-looking statements. Some of the forward-looking statements can be identified by the use of words such as “anticipate”, “believe”, “estimate”, “may”, “intend”, “expect”, “will”, “should”, “seeks” and similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include:

•	general economic and market conditions, including interest rate levels,

•	our ability to service our substantial indebtedness,

•	inherent risks in investment in real estate,

•	fluctuations in operating results,

•	our anticipated growth strategies,

•	competition in the real estate development industry,

•	our continuing relationship with affiliates, and

•	the other risks described above in “Risk Factors.”

Many of these factors are beyond our control. For a discussion of factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus and in other information contained in our publicly available SEC filings.

          The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

          We intend to use the net proceeds from the sale of the investment notes (estimated to be approximately $99 million net of estimated offering expenses if all of the investment notes being offered through this prospectus are sold) for the operations and growth of our subsidiaries, both internally and through acquisitions (which may include purchases of land for development or an additional investment in Bluegreen Corporation), for the repayment of debt, including debt owed to BankAtlantic Bancorp, and for general corporate purposes. From time to time in the ordinary course of our business, we evaluate potential acquisition opportunities, some of which may be material. At the present time, we have not entered into any agreements in principle relating to any acquisitions material to the Company. The following table shows the anticipated allocation of the proceeds from the sale of the investment notes, assuming gross proceeds of $100 million, $50 million and $10 million. We currently intend to utilize the proceeds from this offering to fund the operations and growth of our subsidiaries to the extent that attractive investment and growth opportunities exist. In the event that a determination is made not to utilize funds from this offering for such purposes, we expect that we would use those funds to repay debt, including debt owed to affiliates. The table indicates the maximum amount of proceeds that we would use to repay such debt assuming the following levels of gross proceeds:

	Gross Proceeds (in millions)

	$100	50	10

Repayment of debt	38	38	—
Funding the operations and growth of our subsidiaries	62	12	10

Total	$100	50	10

          Outstanding debt owed to BankAtlantic Bancorp totaled $30 million at June 30, 2003. Prior to the proposed spin-off, a $30 million demand note with interest payable monthly at the prime rate minus 25 basis points owed by the Company to BankAtlantic Bancorp will be converted into a 5-year note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. Additionally, prior to the proposed spin-off, it is anticipated that the Company will declare an $8 million dividend to BankAtlantic Bancorp payable in the form of a note with the same payment terms as the $30 million note described above. If the spin-off is consummated, it is also anticipated that BankAtlantic Bancorp will transfer its 4.9% ownership interest in Bluegreen Corporation to the Company in exchange for a note equal to the then fair market value of the Bluegreen Corporation shares (approximately $5.5 million at June 30, 2003) and shares of the Company’s stock. This note will be due in one year, with interest payable on the same terms as the $8 million note and may be repaid with proceeds from this offering.

          The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount and timing of any such proceeds, opportunities available at the time and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long-term investments, including but not limited to:

•	treasury bills,

•	commercial paper,

•	certificates of deposit,

•	securities issued by U.S. government agencies,

•	money market funds, and

•	repurchase agreements.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the ratio of our earnings to fixed charges for the periods indicated.

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	4.10x	3.65x	3.45x	2.76x	1.80x	6.04x	3.40x

          We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of computing this ratio, “earnings” were calculated by adding (a) income from continuing operations before minority interests, income or loss from equity investees, provision for income taxes, extraordinary charges and changes in accounting principles, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income from equity investees, and subtracting capitalized interest. “Fixed charges” consist of interest incurred, including interest capitalized during the period.

DESCRIPTION OF THE INVESTMENT NOTES OFFERED AND THE INDENTURE

          The investment notes will be issued under an indenture between us and U.S. Bank National Association, as trustee. The terms and provisions of the investment notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the indenture. The indenture and the investment notes will be governed by Florida law. The following briefly summarizes the material terms of the indenture and the investment notes. This summary is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below. You should read the entire indenture and the Trust Indenture Act of 1939 for a complete understanding of the terms of the indenture and the investment notes.

General

          The investment notes being offered:

•	are general obligations of the Company and are limited to $100 million in aggregate principal amount,

•	are not secured by our assets or otherwise,

•	do not have the benefit of a sinking fund for the retirement of principal,

•	rank equal to all of our subordinated indebtedness,

•	are subordinated in right of payment to all of our future senior indebtedness (as we define this term below in “—Subordination”) or liabilities which are not expressly by their terms subordinate or equal in right of payment to the investment notes, and

•	are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency.

Further, the investment notes are not obligations of, or guaranteed by, BankAtlantic Bancorp or any of our subsidiaries, nor are they secured by any lien on the assets of BankAtlantic Bancorp or any of our subsidiaries. This means that in the event of a default, noteholders will not be able to directly recover any unpaid amounts due under the notes from BankAtlantic Bancorp or any of our subsidiaries, but will instead have to rely on whatever rights, if any, we may have to receive distributions or other amounts from our subsidiaries.

          We, or any of our subsidiaries, may incur additional indebtedness constituting senior indebtedness or indebtedness that ranks equal or junior to the investment notes. The indenture does not limit the total indebtedness that either we or any of our subsidiaries may incur. At June 30, 2003, Levitt Corporation had $40.4 million of senior indebtedness outstanding and no indebtedness ranking equal to the investment notes. It is anticipated that approximately $13.5 million of senior indebtedness will be incurred in connection with the proposed spin-off.

          Because we are a holding company, our primary source of funds for the payment of our obligations, including the payment of principal and interest on the investment notes, is dividends and distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the investment notes or to make funds available for those payments. Further, from time to time while the investment notes are outstanding, our subsidiaries may be subject to contractual constraints that restrict their ability to pay dividends to us. See “Risk Factors – Our Dependence on Dividends from Our Subsidiaries for a Significant Portion of our Revenue May Limit Our Ability to Pay Principal or Interest on the Investment Notes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

          The investment notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. At June 30, 2003, our subsidiaries had liabilities of $171.2 million. Our right to participate in any distribution of assets of our subsidiaries upon any liquidation or reorganization or otherwise of those subsidiaries is subject to the prior claims of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. Thus, the ability of holders of the investment notes to benefit indirectly from such distribution is affected by those creditor claims.

          Initially, the interest rates on the investment notes will be those set forth on the cover page of this prospectus. We reserve the right to vary interest rates from time to time in our discretion based on our fundraising objectives, circumstances in the financial markets and the economy, to attract new investors in particular regions or markets and other factors. Once purchased, the rate of interest payable on an investment note will remain fixed for its term. Interest on investment notes will be paid in arrears either monthly, quarterly, semi-annually, annually or at maturity, at the election of the purchaser.

          The investment notes will be in U.S. dollars and payments of principal and interest on the investment notes will be in U.S. dollars. The minimum purchase of investment notes shall be $10,000 or $1,000 increments in excess of $10,000.

          The contact person at the Company regarding the investment notes will be the Secretary of the Company. The contact person at the Trustee regarding the investment notes shall be the Corporate Trust Administrator, U.S. Bank, National Association, EP-MN-WS3C, 60 Livingston Avenue, St. Paul, Minnesota 55107.

Interest Accrual Date

          Interest on an investment note will accrue from the date of purchase. The date of purchase for accepted orders will be the date we receive funds, if the funds are received prior to 3:00 p.m. on a business day, or the next business day if the funds are received on a non-business day or after 3:00 p.m. on a business day. For this purpose, our business days are Monday through Friday, except for legal and bank holidays in the State of Florida.

Annual Statements

          We will provide holders of the investment notes with annual statements, which will indicate, among other things, the current account balance (including interest paid and redemptions made, if any) as of the calendar year end preceding the issuance of the statement. The statements will be mailed not later than the thirtieth day following the end of each calendar year. We will provide additional statements as the holders of the investment notes may reasonably request from time to time. We may require holders requesting additional statements to pay all charges incurred by us in providing the additional statements.

Subordination

          The principal and interest on the investment notes are subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. The indenture does not limit the amount of senior indebtedness or other indebtedness, secured or unsecured, that we or any of our subsidiaries may incur. If our payments on senior indebtedness are accelerated, we will be prohibited from making any payment of principal, premium or interest on the investment notes until payments of the senior indebtedness are made or provided for. If we dissolve, wind up, liquidate or reorganize and our assets are distributed, payment of principal, premium or interest on the investment notes will be subordinated to the prior payment in full of senior indebtedness, which means that all senior indebtedness must be paid in full before any payment may be made to any holders of investment notes. If our assets are distributed in any such proceeding, some of our general creditors may recover more, proportionately, than holders of the investment notes by reason of such subordination.

          “Indebtedness” means:

•	all of our obligations for borrowed money, whether or not the recourse of the lender is to the whole of our assets or only to a portion of such assets,

•	all of our indebtedness which is evidenced by a note, debenture, bond or other similar instrument, including lease obligations that we incur with respect to any property acquired or leased and used in our business that is required to be recorded as a capitalized lease,

•	all of our indebtedness representing the unpaid balance of the purchase price of any goods or other property or balance owed for any services rendered,

•	all of our indebtedness, including capitalized lease obligations, incurred, assumed or given in an acquisition, whether by way of purchase, merger or otherwise, of any business, real property or other assets,

•	any indebtedness of others described in the preceding four bullet points that we have guaranteed or for which we are otherwise liable, and

•	any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.

          “Senior indebtedness” means any and all of our indebtedness (whether outstanding on the date of issuance or thereafter created), except for any particular indebtedness for which the instrument creating or evidencing it or pursuant to which it is outstanding expressly provides that it is subordinate or shall rank equal in right of payment to the investment notes.

Description of Senior Indebtedness

          At June 30, 2003, Levitt Corporation had $40.4 million of senior indebtedness outstanding, including $30 million owed to BankAtlantic Bancorp pursuant to a demand note and $9.5 million owed to Ohio Savings Bank pursuant to a loan agreement entered into in connection with our acquisition of Levitt and Sons in 1999. In addition, in connection with the spin-off, it is anticipated that BankAtlantic Bancorp will convert the $30.0 million demand note to a five year term note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. It is also anticipated that BankAtlantic Bancorp will transfer its 4.9% ownership interest in Bluegreen Corporation to the Company in exchange for a note equal to the then fair market value of the Bluegreen Corporation shares (approximately $5.5 million at June 30, 2003) and shares of the Company’s stock. This note will be due in one year, with interest payable on the same terms as the $30 million note described above. Additionally, prior to the spin-off, it is anticipated that the Company will declare an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a note with the same payment terms as the $30.0 million note described above. There is no limit on the amount of senior indebtedness that we may incur, and any indebtedness other than the investment notes that the Company may in the future incur, including trade payables, will likely constitute senior indebtedness.

Book Entry; Non-negotiable

          The investment notes are non-negotiable debt instruments and, subject to some exceptions, will be issued only in book-entry form. There is currently no public trading market for the investment notes, and we have no current intention of creating a public trading market for the investment notes in the future. Upon acceptance of an order, we will credit our book-entry registration and transfer system to the account of the purchaser of the investment note the principal amount of the investment note owned of record by the purchaser. Acceptance of orders shall occur upon our receipt of a completed order form and funds from an investor. Upon acceptance of your order, you will receive a confirmation statement that will indicate our acceptance of the order. We may deliver the confirmation statement to the trustee or registrar, who will accept the confirmation statement on your behalf and promptly deliver the confirmation statement to you. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of these securities in definitive form. These legal requirements may impair the ability to transfer the record ownership of the investment notes to such purchasers or into such jurisdictions. The confirmation statement is not a negotiable instrument, and no rights of record ownership can be transferred or pledged without our prior written consent.

          The record owners of investment notes issued in this book-entry interest form will not receive or be entitled to receive physical delivery of a note or other certificate evidencing such indebtedness. The registered owners of the accounts we establish upon the purchase or transfer of investment notes will be the owners of the investment notes under the indenture. The person holding a book-entry interest in the investment notes must rely upon the procedures established by the trustee to exercise any rights of a holder of investment notes under the indenture.

          We will provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a monthly basis. We will also provide the trustee with information, as requested, regarding the total amount of any principal and/or interest due to book-entry owners with regard to the investment notes on any interest payment date or upon redemption.

          Ownership of investment notes may not be transferred, except for involuntary transfers or transfers by operation of law, such as transfers in connection with dissolution of marriage proceedings or as a result of the death of a noteholder or pursuant to a court order. Upon the permitted transfer of an investment note, we will promptly provide the new owner of such security with a confirmation statement, which will evidence the transfer of the account on our records.

          Book-entry interests in the accounts evidencing ownership of the investment notes are exchangeable for fully registered notes in those names as we direct only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or (ii) after the occurrence of an event of default under the indenture, holders of investment notes aggregating more than 50% of the aggregate outstanding amount of the investment notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of investment notes and the trustee notifies all registered holders of these securities, of the occurrence of any such event and the availability of definitive notes to holders of these securities requesting such notes. Subject to the exceptions described above, the book-entry interests in these securities shall not otherwise be exchangeable for fully registered notes.

Certain Covenants

          The indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to:

•	paying principal and interest,

•	maintaining an office or agency for administering the investment notes,

•	holding funds for payments on the investment notes in trust,

•	paying taxes and other claims,

•	maintaining our properties and our corporate existence, and

•	delivering annual certifications to the trustee.

However, the indenture does not require us to:

•	adhere to any financial ratios or specified levels of liquidity, or

•	repurchase, redeem or modify the terms of the investment notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the investment notes.

Thus, the covenants in the indenture are limited and do not protect the noteholders in the event of a material adverse change in our financial condition or results of operations or any other event which could affect the creditworthiness of the investment notes.

Restrictions on Dividends

          The indenture provides that we cannot:

•	declare or pay dividends on, or purchase, redeem or acquire for value any of our capital stock,

•	return any capital to holders of our capital stock, or

•	make any distribution of assets to holders of our capital stock,

unless at the time we declare the dividend or the date on which we make the purchase, redemption, payment or distribution described above, we are not in default in the payment of interest on the investment notes or an event of default has not occurred.

          The indenture does not prohibit or restrict us from selling additional shares of our capital stock or other debt securities nor from pledging shares of capital stock in our subsidiaries. Further, neither we nor any of our subsidiaries is restricted from issuing any shares of capital stock or debt securities.

Defaults and Remedies

          As provided in the indenture, an event of default results if we:

•	fail to pay principal of the investment notes at maturity or upon redemption and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions,

•	fail to pay interest on any of the investment notes when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions,

•	fail to comply with any of our other material agreements or covenants in the indenture and the default continues for a period of 60 days after the trustee or the holders of at least a majority in principal amount of the outstanding investment notes notify us in writing of the default, or

•	reorganize or become bankrupt or insolvent in the circumstances set forth in the indenture.

The notice referred to in the third bullet point above must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” The trustee must give the notice if requested to do so in writing by the holders of at least a majority in principal amount of the investment notes then outstanding. The trustee must deliver any notice that it is required to deliver to us promptly after it becomes aware of the default or is requested by the holders to deliver the notice.

          The indenture provides that the trustee will, within 90 days after the occurrence of any default known to it which has not been cured, mail to the holders of the investment notes notice of the default. If we default in paying principal of or interest on any of the investment notes, the trustee will be protected from withholding the notice if it in good faith determines that withholding the notice is in the interest of the holders of the investment notes.

          The indenture permits the acceleration of payment of principal of the investment notes only upon an event of default resulting from our failure to pay principal or interest on the investment notes or if we reorganize or become bankrupt or insolvent in certain events. If an event of default of this kind is continuing, the indenture provides that the trustee or holders of not less than a majority in aggregate principal amount of the investment notes then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare all unpaid principal of all the investment notes to be immediately due and payable. Holders of a majority in principal amount of the investment notes then outstanding may rescind an acceleration and its consequences and may waive past defaults upon conditions provided in the indenture. No holder of investment notes may pursue any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default,

•	the holders of at least a majority in principal amount of the investment notes then outstanding have requested the trustee in writing to pursue the remedy and have offered the trustee satisfactory indemnity against loss, liability and expense incurred by pursuing the remedy, and

•	the trustee has failed to act within 60 days after receipt of the request.

          The indenture requires us to file periodic reports with the trustee as to the absence of defaults.

Consolidation, Merger or Sale

          The indenture provides that Levitt Corporation may not merge or consolidate with or sell all or substantially all of its assets to, any entity unless

•	we are the surviving or successor entity in the transaction and we are not immediately thereafter in default under the indenture, or

•	if we are not the surviving or successor entity, the successor entity expressly assumes our obligations under the indenture and, immediately after the transaction is not in default under the indenture.

          Any successor entity must expressly assume all of our obligations under the investment notes and the indenture and it shall succeed to, be substituted for, and may exercise all of our rights and powers under the indenture.

Amendment, Supplement and Waiver

          Except as provided in this prospectus, we may amend or supplement the indenture or the terms of the investment notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the investment notes then outstanding. The holders of a majority in principal amount of the then outstanding notes may waive any existing default or compliance with any provision of the indenture or the investment notes.

          Without the consent of each holder of the investment notes affected, an amendment or waiver may not (with respect to any investment notes held by a nonconsenting holder of investment notes):

•	reduce the principal amount of any investment note whose holder must consent to an amendment, supplement or waiver,

•	reduce the principal of or change the fixed maturity of any investment note or alter the redemption provisions or the price at which we shall offer to repurchase the investment note,

•	reduce the rate of or change the time for payment of interest, including default interest, on any investment note,

•	waive a default or event of default in the payment of interest or principal with respect to the investment notes (except a rescission of acceleration of the investment notes by the holders of at least a majority in aggregate principal amount of the investment notes and a waiver of the payment default that resulted from such acceleration),

•	make any investment note payable in money other than U.S. Dollars,

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of investment notes to receive payments of principal or interest on the investment notes,

•	make any change to the subordination provisions of the indenture that adversely affects holders of investment notes, or

•	make any change in the foregoing amendment and waiver provisions.

          However, without the consent of any holder of the investment notes, we and/or the trustee may amend or supplement the indenture or the investment notes:

•	to establish the form or terms of investment notes not inconsistent with the terms of the indenture,

•	to cure any ambiguity, defect or inconsistency,

•	to provide for assumption of our obligations to holders of the investment notes in the case of a merger or consolidation,

•	to provide for additional uncertificated or certificated securities,

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of subordinated debt which may be outstanding under the indenture,

•	to modify our policy to permit redemptions of the investment notes upon the death or total permanent disability of any holder of the investment notes (but such modification shall not adversely affect any of the then outstanding investment notes), or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

          Investment note holders may act by written consent, and a list of investment note holders will be available upon request.

Regarding the Trustee

          We may maintain deposit accounts and engage in other banking transactions with the trustee in the ordinary course of business.

No Personal Liability of Directors, Officers, Employees and Shareholders

          No director, officer, employee, incorporator or shareholder of ours shall have any liability for any of our obligations under the investment notes, the indenture or for any claim relating to these obligations or their creation. Each holder of the investment notes waives and releases these persons from any liability. The waiver and release are part of the consideration for issuance of the investment notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Service Charges

          We reserve the right to assess service charges for changing the registration of any investment note to reflect a change in name of the holder, a transfer (whether by operation of law or otherwise) by the holder to another person, account research, additional requested statements and other services, including, if notes are issued in certificated form, replacing lost or stolen investment notes.

Interest Withholding

          We reserve the right to withhold the required percentage of any interest paid to a holder who does not provide us with a fully executed Form W-8 or Form W-9. Otherwise, no interest will be withheld, except on investment notes held by foreign business entities. It is our policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9. Pursuant to recent tax legislation the rate of backup withholding tax was reduced to 30 percent on January 1, 2002 and will be reduced to 29 percent on January 1, 2004 and 28 percent on January 1, 2006. Unless extended by new legislation, however, the reduction in the rate of backup withholding tax will expire and the 31 percent backup withholding tax rate will be reinstated beginning January 1, 2011.

Maturity

          We are offering investment notes with maturities of 24, 36 and 48 months at the election of the purchaser. However, maturity dates may be renewed or extended. See “- Automatic Renewal of Maturity Date” below.

Interest

          Initially, the interest rates of the investment notes will be as follows:

•	6-1/2% for the 24 month investment notes,

•	8% for the 36 month investment notes, and

•	8-3/4% for the 48 month investment notes.

          However, we may periodically change one or more of these interest rates on the investment notes we are offering for sale. Any such change will not affect the rate of interest of any previously purchased investment note. Any new interest rate will be set forth in a prospectus supplement. The rate of interest payable on an investment note will remain fixed for its term. Interest on the investment notes will be paid in arrears either monthly, quarterly, semi-annually, annually or at maturity, at the election of the purchaser. The purchaser will be given an opportunity to make its election as to payment of interest by marking the appropriate selection on the order form at the time of making the investment and may not thereafter change such election. We will compute interest on the investment notes as simple interest on the basis of a 360-day year of twelve 30-day months.

Automatic Renewal of Maturity Date

          The maturity of an investment note will be automatically renewed for a term identical to the original term of the investment note unless:

•	we notify the holders at least seven days prior to the maturity date of our intention not to renew the maturity date of the investment note,

•	the holder elects, no earlier than ninety days and no later than sixty days prior to the maturity date, to have his or her investment note repaid at maturity, or

•	we have previously exercised our right to extend the maturity date of the investment note for an additional year.

The investment notes will continue to renew in this manner until termination or redemption under the indenture and the investment notes. Interest will continue to accrue from the first day of such renewed term. Upon renewal or extension, we will pay any interest that would otherwise have been payable at maturity. Each renewed investment note will continue with identical terms, including provisions relating to interest rate and payment. All notes of a given maturity will not necessarily be treated the same with respect to renewal or extension. If we notify you of our intention to repay an investment note at maturity, no interest will accrue after the date of maturity. As a courtesy, we will provide a renewal notice and request for repayment form approximately ninety days prior to the maturity date of an investment note. However, a written request for repayment will be valid and use of this specific form by a holder will not be required.

          In addition, notwithstanding a holder’s election to have an investment note repaid at maturity, we may elect to extend the maturity date of an investment note for an additional one-year period by providing written notice of our election to a holder no later than five days prior to the maturity date, and such election shall supersede any holder’s election to have an investment note repaid at maturity. We will exercise this right to extend the maturity date in our sole discretion, based upon market conditions and our liquidity, results of operations and capital needs. After extension, the investment note will continue with terms identical to those fixed upon issuance. If we elect to extend the maturity date for an additional one-year period, a holder will have no right to cause the investment note to be repaid prior to the maturity date as extended. However, we may elect to extend the maturity date of an investment note for an additional year only once, and after the election has been made, the investment note will not be subject to any further extensions or renewals.

Redemption of Investment Notes at our Option

          The investment notes will be redeemable at our option, in whole or in part, at any time, on not less than 30 days notice, but not more than 60 days prior to the redemption date. The redemption price payable will be the principal amount of the investment note redeemed plus accrued and unpaid interest to the date of redemption.

Redemption at Request of Holder upon Death or Total Permanent Disability

          Investment notes with remaining maturities of more than 12 months will be redeemed by us at the election of the holder following his or her total permanent disability, as established to our satisfaction, or by his or her estate following his or her death. Holders who have a permanent disability or holders’ estates shall have no right to require us to redeem any investment note with a remaining maturity of less than 12 months. The redemption price, in the event of a death or total permanent disability, will be the principal amount of the investment note, plus interest accrued and not previously paid, to the date of redemption. If the investment note is held jointly, the election to redeem will apply when either record owner dies or becomes subject to a total permanent disability. The holder has no other right to require us to prepay his or her investment note prior to its maturity date as originally stated or as it may be renewed or extended.

          For the purpose of determining the right of a holder to demand early repayment of an investment note, total permanent disability shall mean a determination by a physician acceptable to us that the holder, who was gainfully employed on a full time basis at the time of purchase, is unable to work on a full time basis, defined as working at least forty hours per week during the succeeding twenty-four months. A physician shall be acceptable to us if such physician is an unaffiliated third party with experience in matters related to the condition which resulted in the disability.

          Redemption requests will be honored in the order received. We generally expect to make a determination to grant or reject the redemption request within 30 days after our receipt of the request.

Place and Method of Payment

          We will pay principal on the investment notes at our principal executive office or at another place that we designate for that purpose. We will make interest payments by check mailed to the persons entitled to the payments at their addresses appearing in the register, which we maintain for that purpose, or by electronic funds transfer (commonly known as a “direct deposit”).

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated annual financial data are derived from our audited Consolidated Financial Statements and the six month period financial data are derived from our unaudited Consolidated Financial Statements. The data set forth below should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information elsewhere herein.

	Six Months
	Ended June 30,			Year Ended December 31,
(Dollars in Thousands)	2003	2002		2002		2001	2000	1999	1998
Statement of Operations Data:
Revenues
Sales of real estate	$120,003	84,717		207,808		143,140	100,322	18,499	13,229
Other revenues	981	640		1,595		1,106	5,664	—	—

	$120,984	85,357		209,403		144,246	105,986	18,499	13,229

Costs and Expenses:
Cost of sales of real estate	$88,675	62,805		159,675		111,685	79,029	9,437	7,174
Other costs and expenses	19,568	14,723		32,059		27,697	21,770	6,976	5,778

	108,243	77,528		191,734		139,382	100,799	16,413	12,952

	12,741	7,829		17,669		4,864	5,187	2,086	277
Earnings in Bluegreen Corporation (a)	1,806	1,522		4,570		—	—	—	—
Other income	1,185	2,742		3,527		6,776	4,976	3,514	946

Income before income taxes	15,732	12,093		25,766		11,640	10,163	5,600	1,223
Provision (benefit) for income taxes	6,072	3,339		6,254		4,118	3,208	1,568	(232)

Net income	$9,660	8,754		19,512		7,522	6,955	4,032	1,455

Other Data:
Levitt and Sons (b)
Gross margin on sales of homes	23%	18%		19%		19%	15%	—	—
Homes delivered	372	325		740		597	441	580	437
Joint ventures homes delivered	—	111		140		282	179	19	91
Backlog Units (d)	1,576	713		885		724	703	460	569
Backlog Sales Value (d)	$336,472	152,712		183,553		154,093	138,117	91,291	106,922
Core Communities (c):
Gross margin on land sales	37%	62	%(e)	47	%(e)	51%	56%	49%	46%
Acres sold	1,350	329		1,715		253	145	312	406
Unsold acres	5,214	5,857		4,472		4,131	3,099	3,244	3,556
Ratio of earnings to fixed charges	4.10	3.65		3.45		2.76	1.80	6.04	3.40

			December 31,
	June 30,
	2003		2002	2001	2000	1999	1998

Balance Sheet Data:
Inventory of real estate	$218,473		198,126	142,433	110,390	105,524	28,070
Investment in Bluegreen	$60,224		57,332	—	—	—	—
Total assets	$329,657		295,461	196,193	168,863	154,831	54,700
Notes and mortgage notes payable	$104,306		85,359	55,625	41,047	50,631	6,300
Notes and mortgage notes payable to affiliates	$56,509		57,505	27,870	27,796	20,653	—
Development bonds payable	$1,393		4,581	8,635	9,891	7,533	1,745
Total liabilities	$211,568		187,774	126,254	105,874	98,659	9,711
Shareholder’s equity	$117,856		107,533	70,028	62,506	55,551	44,966
Financial Statistics:
Return on average equity (g)	17.1	%(f)	22.0%	11.4%	11.8%	8.0%	4.4%
Debt to equity ratio	1.37		1.35	1.29	1.33	0.86	0.14

(a)	Levitt Corporation acquired its interest in Bluegreen Corporation in April 2002.
(b)	Levitt Corporation acquired Levitt and Sons in December 1999.
(c)	Levitt Corporation acquired Core Communities in October 1997.
(d)	Including joint ventures’ homes delivered and backlog units and sales.
(e)	Land sales to Levitt and Sons for the six months ended June 30, 2002 equaled $6.7 million and the net gain recognized was $4.9 million.
For the year ended December 31, 2002 land sales to Levitt and Sons equaled $8.5 million and the net gain recognized was $6.5 million.
These inter-company transactions were eliminated in consolidation.
(f)	Annualized.
(g)	Calculated by dividing net income by average equity. Average equity is calculated by averaging beginning and end of period equity balances.

PRO FORMA FINANCIAL INFORMATION

          On April 3, 2003, BankAtlantic Bancorp’s Board of Directors authorized management to pursue a spin-off of the Company. The proposed spin-off is subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction will be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals. If the transaction is consummated, the Company will no longer be a wholly owned subsidiary of BankAtlantic Bancorp but will be held by the shareholders of BankAtlantic Bancorp on the same pro rata basis as they currently hold BankAtlantic Bancorp shares.

          The pro forma consolidated statement of financial position assumes the spin-off occurred on June 30, 2003. The pro forma consolidated statement of operations assumes the spin-off occurred at the beginning of the period presented. The pro forma information should be read along with our historical financial statements. The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been recorded had Levitt Corporation actually been a separate company during the period presented (in thousands).

Levitt Corporation Spin-off Pro Forma
Summary Pro Forma Consolidated Statement of Financial Condition
(Unaudited)

	June 30, 2003

	Historical	Adjustments		Pro Forma
Assets
Cash, cash equivalents and restricted cash	$31,568	—		31,568
Notes receivable	4,809	—		4,809
Inventory of real estate and investments in real estate joint ventures	222,411	—		222,411
Investment in Bluegreen Corporation	60,224	4,157	(1)	64,381
Other assets	10,645			10,645

Total Assets	$329,657	4,157		333,814

Liabilities and Shareholder’s Equity
Notes and mortgage notes payable	162,208	13,500	(1)	175,708
Other liabilities	49,593	—		49,593

Total Liabilities	211,801	13,500		225,301
Shareholder’s equity	117,856	(9,343	)(1-4)	108,513

Total Liabilities and Shareholder’s Equity	$329,657	4,157		333,814

Summary Pro forma Consolidated Statement of Operations
(Unaudited)

	Six Months Ended June 30, 2003

	Historical	Adjustments		Pro Forma
Revenues	120,984			120,984
Costs and expenses	108,243	270	(2)	108,513

	12,741	(270)		12,471
Earnings from Bluegreen Corporation	1,806	632	(3)	2,438
Other income	1,185	—		1,185

Income before income taxes	15,732	362		16,094
Provision for income taxes	6,072	143	(4)	6,215

Net income	$9,660	219		9,879

(1)	Prior to the spin-off, the Company will declare a dividend of $8.0 million to its sole shareholder, BankAtlantic Bancorp, payable in the form of a five-year promissory note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. At the date of the spin-off, BankAtlantic Bancorp will transfer its interest in Bluegreen Corporation to the Company in exchange for a one-year promissory note with interest payable on the same terms as the $8.0 million note. For purposes of this pro forma, the principal amount of this promissory note is assumed to be $5.5 million, which represents the approximate market value of the transferred interest at June 30, 2003. The Company will record the transfer at BankAtlantic Bancorp’s historical cost of $4.157 million, and the difference between the historical cost and the $5.5 million note amount will be reflected as a return of capital to BankAtlantic Bancorp by reducing additional paid in capital.

(2)	Interest incurred on the approximately $13.5 million of notes discussed above at an assumed rate of 4%.

(3)	Earnings from Bluegreen Corporation for the six months ended June 30, 2003.

(4)	Related tax effects.

(5)	It is anticipated that transitional services agreements, which will provide for human resources, accounting, risk management and investor and public relations services, will be entered into by the Company in connection with the spin-off. The agreements will be for a one-year term but will be renewable for an additional year upon the mutual agreement of the parties. The services to be provided under the agreements are currently being provided by either BankAtlantic or BFC Financial Corporation, which have historically received reimbursements for these services, and the amounts of these reimbursements are reflected in the Company’s historical financial statements. It is not anticipated that any difference between the current reimbursements and the amounts that will be paid by the Company under the transitional services agreements will be material. For that reason, no pro forma adjustment has been made to reflect amounts which may be paid under the transitional services agreements.

          During April 2002, Levitt Corporation acquired approximately 34.2% of the outstanding common stock of Bluegreen Corporation, a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. This interest in Bluegreen Corporation was acquired for an aggregate purchase price of approximately $53.8 million. The funds for the investment in Bluegreen Corporation were obtained from $30 million of borrowings from BankAtlantic Bancorp, an $18.6 million capital contribution from BankAtlantic Bancorp and $5.2 million of working capital.

          The pro forma information below for the year ended December 31, 2002 assumes that the acquisition occurred on January 1, 2002. The pro forma information should be read along with our historical financial statements. The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been recorded had the acquisition of Bluegreen Corporation been in effect during the periods presented (in thousands).

Pro Forma Condensed Consolidated Statements of Operations

	Year Ended December 31, 2002

	Historical	Adjustments		Pro Forma
Revenues	$209,403	—		209,403
Costs and expenses	191,734	109	(2)	191,843

	17,669	(109)		17,560
Earnings from Bluegreen
Corporation	4,570	346	(1)	4,916
Other income	3,527	—		3,527

Income before income taxes	25,766	237		26,003
Provision for income taxes	6,254	92	(3)	6,346

Net income	$19,512	145		19,657

Pro forma Adjustments:

(1)	Earnings in Bluegreen Corporation adjustment represents our share of Bluegreen Corporation’s net income for the quarter ended March 31, 2002, as well as purchase adjustments reducing our earnings in Bluegreen Corporation by approximately $12,000 for the 2002 period.

(2)	Interest incurred on the $30.0 million debt incurred in connection with the purchase of our investment in Bluegreen Corporation at an assumed weighted average rate of 4.5% in 2002. The above amounts are net of the interest capitalized to real estate inventory.

(3)	Related tax effects for adjustments (1) and (2).

BUSINESS

Overview and Background

          We are a real estate company organized in December 1982 under the laws of the State of Florida. We are currently a wholly owned subsidiary of BankAtantic Bancorp, a diversified financial services holding company which is also the parent company of BankAtlantic, one of the largest financial institutions headquartered in Florida, and Ryan Beck & Co. a full service broker-dealer. We refer you to the discussion in “Prospectus Summary” for a description of a possible spin-off of the Company to the shareholders of BankAtlantic Bancorp.

          Atlantic Investment Corp. was formed under the laws of the State of Florida on December 1, 1982 as a wholly owned subsidiary of the predecessor of BankAtlantic. On March 14, 1985, Atlantic Investment Corp. changed its name to Atlantic Investment Corporation. On November 10, 1988, Atlantic Investment Corporation changed its name to BankAtlantic Development Corporation. On March 30, 2000, BankAtlantic Development Corporation changed its name to Levitt Corporation. On October 1, 2001, BankAtlantic transferred its direct ownership in Levitt Corporation to BankAtlantic Bancorp. This transfer was made to resolve certain regulatory issues associated with ownership of a real estate company by BankAtlantic, a savings bank, and the transfer did not affect the operation of Levitt Corporation’s business. On January 1, 2002, Levitt Corporation merged with and into Levitt, LLC, a Florida limited liability company which was wholly owned by BankAtlantic Bancorp and formed on December 19, 2001. On March 19, 2002, Levitt, LLC changed its name to Levitt Companies, LLC. On February 12, 2003, Levitt Companies, LLC merged with and into Levitt Corporation, a Florida corporation which was also a wholly-owned subsidiary of BankAtlantic Bancorp which had been formed on December 26, 2001 but which had previously conducted no business.

          We currently engage in our real estate activities through:

•	Levitt and Sons, a wholly owned subsidiary,

•	Core Communities, a wholly owned subsidiary,

•	Levitt Commercial, a wholly owned subsidiary,

•	an investment in Bluegreen Corporation, and

•	other joint ventures.

          Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Levitt and Sons and its predecessors have been in the homebuilding business since 1929 and have built more than 200,000 homes. Core Communities develops master-planned communities in Florida, including its original development, St. Lucie West, a 4,600 acre master-planned community in St. Lucie County, Florida. Core Communities also owns or has under contract approximately 8,000 acres of land, including approximately five miles of frontage on Interstate 95, for a second community known as Tradition in the initial development stage located in St. Lucie County, Florida. Core Communities also owns commercial land located in Hillsborough County, Florida. Levitt Commercial focuses on the development of industrial and retail properties and currently has three projects under development, two flex industrial projects and, through a joint venture, a 298 unit rental apartment complex. Bluegreen Corporation is a New York Stock Exchange listed public company which engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. We own approximately 33.8% of Bluegreen Corporation’s outstanding common stock. Separately, BankAtlantic Bancorp owns an additional 4.9% of Bluegreen Corporation’s common stock. Other joint ventures are involved in, among other things, developing commercial real estate and rental apartment complexes. The majority of our assets and activities are located in Florida.

Company Strategy

          Our strategy consists of:

•	Building and selling single family homes in both the active adult and primary residential markets,

•	Acquiring land, obtaining entitlements and developing parcels suitable to residential, industrial and commercial users,

•	Re-selling developed parcels to established homebuilders and to commercial and industrial users,

•	Constructing and marketing rental apartments, condominium apartments and single family residential units through our interests in joint ventures,

•	Acquiring land and real estate projects either through direct ownership or through joint venture relationships, and

•	Through our interest in Bluegreen Corporation, acquiring, developing, marketing and selling drive-to vacation resorts and golf communities.

          As part of our business strategy, we expect to continue to review investments and acquisitions that would complement our existing business, augment our market coverage, or that may otherwise offer growth opportunities. We intend to pursue acquisitions of attractive real estate assets and companies with distinctive and strategic operations and quality management which will enhance our growth and profitability. Our goal is to acquire parcels of land in desirable markets which are suited for development and sale, including resale to other residential and commercial developers. We currently intend to focus our activities in the Florida real estate market but may, if attractive opportunities exist outside this market, pursue acquisitions in other regions.

Levitt and Sons

          Levitt and Sons and its predecessors have built more than 200,000 homes since 1929 and introduced planned suburban communities to the United States building industry. It is recognized nationally for having built the Levittown communities in Long Island, New York, New Jersey and Pennsylvania. Since 1977, Levitt and Sons has operated principally in Florida. We acquired Levitt and Sons in 1999.

          Levitt and Sons develops planned communities featuring homes priced between $120,000 — $300,000. While in prior years Levitt and Sons focused on active adult communities, Levitt and Sons recently expanded into developing communities for the family market. At June 30, 2003, Levitt and Sons had ten communities under development for which sales activity had begun. Additionally, through a joint venture, Levitt and Sons is constructing a 164-unit condominium project. The communities currently under development and relevant data as of June 30, 2003 are as follows:

		Type of	Total	Closed	Contracted	Unsold
Community	Location	Community	Units	Units	Units	Balance

Summit Greens	Clermont	Active Adult	763	353	166	244
Cascades	St. Lucie West	Active Adult	1,158	501	394	263
Bellaggio	Boynton Beach	Active Adult	537	242	137	158
Magnolia Lakes	St. Lucie West	Family	479	6	240	233
Avalon Park	Orlando	Family	806	1	194	611
Regency Hills	Clermont	Family	265	14	91	160
Cascades	Estero	Active Adult	603	20	192	391

		Type of	Total	Closed	Contracted	Unsold
Community	Location	Community	Units	Units	Units	Balance

Summerport	Windermere	Family	480	-	66	414
Riomar	Manatee	Family	154	-	-	154
Cascades	Manatee	Active Adult	466	-	-	466
Boca Grand	Boca Raton	Condominium	164	-	96	68

			5,875	1,137	1,576	3,162

          All of the above communities are located within the State of Florida.

          At June 30, 2003, Levitt and Sons’ backlog was 1,576 units, or $336 million. Backlog represents the number of units subject to pending sales contracts. Homes included in the backlog include homes that have been completed, but on which title has not been transferred, homes not yet completed and homes on which construction has not begun. Information regarding closed units and backlog units since our acquisition of Levitt and Sons is as follows:

	Closed	Backlog
	Units	Units

Year ended December 31, 2000	620	703
Year ended December 31, 2001	879	724
Year ended December 31, 2002	880	885
Six months ended June 30, 2003	372	1,576

          Additionally, at June 30, 2003, Levitt and Sons had three properties under contract, for which due diligence had been completed, for an aggregate purchase price of $14.7 million representing an aggregate of approximately 1,245 units. While financing is not yet finalized, the transactions are expected to close in 2004. These properties are located in Estero, Groveland and Windemere, Florida. Three additional properties located in Orlando, Florida are also under contract, but due diligence has not yet been completed. These properties would provide approximately an additional 868 homesites at a cost of $16.3 million.

Core Communities

          Core Communities was founded in May 1996 to develop the master planned community now known as St. Lucie West. Levitt Corporation acquired Core Communities in October 1997.

          Core Communities’ primary business is the development of master-planned communities, including the following:

•	Land acquisition,

•	Planning, entitlement and infrastructure development, and

•	Sale of platted land and/or developed lots to homebuilders, commercial, industrial and institutional users.

          Core Communities is currently developing the following communities:

•	St. Lucie West,

•	Tradition, and

•	Live Oak Preserve.

          St. Lucie West is a 4,600 acre master planned community located in St. Lucie County, Florida. It is bordered by Interstate 95 to the west and Florida’s Turnpike to the east. St. Lucie West contains residential, commercial and industrial developments. Within the community, residents are close to recreational and entertainment facilities, houses of worship, retail businesses, medical facilities and schools. PGA of America owns and operates a golf course and a country club. The community’s baseball stadium serves as the spring training headquarters for the New York Mets. There are approximately 4,000 homes in St. Lucie West housing nearly 8,000 residents. Local businesses in the community employ more than 4,000 workers. At June 30, 2003, approximately 215 acres remained available for sale in this project.

          Tradition will be a 9,000 acre community if all contracted acquisitions are completed. Tradition is located approximately two miles south of St. Lucie West, with approximately five miles of frontage on Interstate 95. Tradition is slated to be developed as a master-planned community including a corporate park, a K-12 charter/lab school, commercial properties, residential homes and other uses in a series of mixed-use parcels. Community Development Districts are expected to be utilized to provide financing for certain infrastructure development elements of the project.

          At June 30, 2003, Core Communities owned 4,980 acres in Tradition. Core Communities also has under contract an additional parcel of 3,156 acres contiguous to the existing land for a purchase price of $53.6 million scheduled to close in May 2004. During June 2003, Core Communities acquired a 1,839-acre parcel in Tradition and subsequently sold 1,112 of those acres in a single transaction.

          First phase development is underway at the Tradition project and is expected to continue through 2003. First phase development will include construction of primary access to Interstate 95 and of connector roadways to Interstate 95 from the interior of the Tradition project, construction of the stormwater infrastructure, commercial pod development, and traditional and neo-traditional residential lot development. Core Communities has entered into contracts with two homebuilders for the sale of a portion of the first phase residential lots. While there is no assurance that these lot sale transactions will be consummated, these transactions are expected to close beginning in 2003. Core Communities has also entered into contracts with two homebuilders for the sale of approximately 577 acres of residential land projected to close beginning in 2004.

          In September 2001, Core Communities acquired a 1,285-acre tract of land known as Live Oak Preserve in Hillsborough County on the west coast of Florida. During October 2002, Core Communities sold 1,267 acres of this property, representing all of the residential land, in a single transaction. The remaining 18-acres of land represents land zoned for commercial property and is under contract to be sold in 2003.

Levitt Commercial

          Levitt Commercial was formed in 2001 to specialize in the development of industrial and retail properties. Levitt Commercial currently has three projects under development. The first project, developed by a joint venture of which Levitt Commercial is an 82% owner, is the High Ridge Commerce Center located in Boynton Beach, Florida. This is a 70,000 square foot flex industrial building with 900 feet of frontage on Interstate 95. The project is divided into 14 bays averaging 5,000 square feet. At June 30, 2003, three bays remain available for sale. The second project is a joint venture, of which Levitt Commercial is a 50% owner, with Altman Development Corporation for a 298-unit apartment complex in Melbourne, Florida known as the Preserve at Long Leaf. The land was acquired by the joint venture in October 2002. An affiliate of our joint venture partner will be the general contractor and we anticipate construction to commence in 2004. The third project, owned 100% by Levitt Commercial, is Phase 2 and 3 of the High Ridge Commerce Center. This is a 133,000 square foot flex industrial building. The project is divided into 40 bays averaging 3,325 square feet. At June 30, 2003, two of the bays were under contract, and reservation deposits had been received with respect to four additional bays.

          Levitt Commercial has a contract to acquire an additional property to be developed. The property would be utilized for the construction of 58,000 square feet of flex industrial space for a land acquisition cost of approximately $1 million.

Bluegreen Corporation

          Bluegreen Corporation is a leading marketer of vacation and residential lifestyle choices through its “resorts” and “communities” businesses. Bluegreen Corporation’s resorts business acquires, develops and markets timeshare interests in resorts generally located in popular high-volume, “drive-to” vacation destinations. “Timeshare Interests” are of two types: one which entitles the fixed-week buyer to a fully-furnished vacation residence for an annual one-week period in perpetuity and the second which entitles the buyer of the Bluegreen Corporation’s points-based Bluegreen Vacation Club® product to an annual allotment of “points” in perpetuity (supported by an underlying deeded fixed timeshare week being held in trust for the buyer). “Points” may be exchanged by the buyer in various increments for lodging for varying lengths of time in fully-furnished vacation residences at any of Bluegreen Corporation’s participating resorts. A timeshare interest also entitles the buyer to access over 3,700 resorts worldwide through Bluegreen Corporation’s participation in timeshare exchange networks. Bluegreen Corporation currently develops, markets and sells timeshare interests in 12 resorts located in the United States and one resort located in the Caribbean. Bluegreen Corporation also markets and sells timeshare interests in its resorts at five off-site locations.

          Bluegreen Corporation’s communities division acquires, develops and subdivides property and markets the subdivided residential lots to retail customers seeking to build a home in a high quality residential setting, in some cases on properties featuring a golf course and related amenities. The strategy of the communities division is to locate its projects (i) near major metropolitan centers but outside the perimeter of intense subdivision development or (ii) in popular retirement areas. Bluegreen Corporation has focused its communities division’s activities in certain core markets in which Bluegreen Corporation has developed substantial marketing expertise and has a strong track record of success. Bluegreen Corporation also generates significant interest income through its financing of individual purchasers of timeshare interests and, to a nominal extent, home sites sold by its communities division.

          We acquired our shares in Bluegreen Corporation as an investment. We may from time to time make additional investments in Bluegreen Corporation. Further, we may in the future make a proposal to Bluegreen Corporation involving an extraordinary corporate transaction, such as a merger or reorganization.

Other Joint Ventures

          We are also involved in joint ventures which defray portions of risk associated with ventures by entering into joint venture agreements with persons and entities who contribute equity capital.

The following is a description of joint ventures in which we currently own an interest:

          Fairways at Grand Harbor, Ltd. is a Florida limited partnership organized to develop 257 luxury rental apartments in Vero Beach, Florida. We own a 44.5% limited partnership interest in this venture and BankAtlantic Venture Partners 2, Inc., our subsidiary and a co-general partner, owns a 0.5% general partnership interest. The remaining partnership interests are held by unaffiliated parties.

          Brittany Bay at Andros Isles, Ltd. is a Florida limited partnership formed to develop a single family attached (duplex) residential development consisting of 222 units located in West Palm Beach, Florida. At June 30, 2003, the venture had closed on 183 units and had entered into contracts to sell an additional 37 units. We own a 39.9% limited partnership interest in this venture and BankAtlantic Venture Partners 3, Inc., our subsidiary and a co-general partner, owns a 0.1% general partnership interest. The remaining partnership interests are held by unaffiliated third parties.

Competition

          The real estate development and homebuilding industries are highly competitive and fragmented. Competitive overbuilding in certain local markets, among other competitive factors, may materially adversely affect homebuilders in that market. Homebuilders compete for financing, raw materials and skilled labor, as well as for the sale of homes. Additionally, competition for prime properties is intense and the acquisition of such properties may become more expensive in the future to the extent demand and competition increase. We compete with other local, regional and national real estate companies and homebuilders, often within larger subdivisions designed, planned and developed by such competitors. Some of our competitors have greater financial, marketing, sales and other resources than us.

Employees

          As of June 30, 2003, we employed a total of 269 full-time employees and 43 part-time employees. The breakdown of employees by entity is as follows:

	Full	Part
	Time	Time

Levitt Corporation	6	—
Core Communities	24	6
Levitt and Sons	235	37
Other Subsidiaries	4	—

Total	269	43

          Our employees are not represented by any collective bargaining agreement and we have never experienced a work stoppage. We believe our employee relations are good.

          Our future success is heavily dependent upon our ability to hire and retain qualified marketing, sales and management personnel. The competition for such personnel is intense in the real estate industry. There can be no assurance that we will be able to continue to attract and retain qualified management and other personnel. See “Risk Factors —Our Success Depends on Key Management, the Loss of Which Could Disrupt Our Business Operations.”

Cyclicality; Seasonality

          The real estate and homebuilding industries are cyclical and significantly affected by national, regional and local economic conditions and other conditions, many of which are beyond our control. In particular, the real estate and homebuilding industries are adversely affected by, among other things:

•	the availability and cost of financing,

•	unfavorable interest rates and inflation,

•	decreases in demand or overbuilding,

•	changes in national, regional and local economic conditions,

•	cost overruns, inclement weather, and labor and material shortages,

•	local real estate market conditions,

•	the impact of present or future environmental legislation, zoning laws and other regulations,

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property, and

•	increases in real estate taxes and other local government fees.

Governmental and Environmental Matters

          We are subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters,

•	wetland preservation,

•	health and safety,

•	zoning, land use and other entitlements,

•	building design, and

•	density levels.

          In developing a project and building homes or apartments, we may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal,

•	the dedication of acreage for open space, parks and schools,

•	permitted land uses, and

•	the construction design, methods and materials used.

          These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built,

•	change building codes and construction requirements affecting property under construction,

•	increase the cost of development and construction,

•	delay development and construction, and

•	otherwise have a material adverse effect on the real estate industry in general and on our business, financial condition and results of operations, specifically.

          Several governmental authorities have also imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.

          We may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The State of Florida and various counties have in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. Additionally, certain counties including Miami-Dade, Broward and Palm Beach Counties have enacted more stringent building codes, which have resulted in increased costs of construction. As a consequence, we may incur significant expenses in connection with complying with new regulatory requirements that we may not be able to pass on to buyers.

          We may also at times not be in compliance with all regulatory requirements. If we are not in compliance with regulatory requirements, we may be subject to penalties or we may be forced to incur significant expenses to cure any noncompliance. In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect our future results and prospects.

          As a current or previous owner or operator of real property, we may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances. The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial. The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect our ability to sell or lease the property, to use the property for our intended purpose, or to borrow using the property as collateral.

          We consider the costs of compliance with environmental regulations to be part of the ordinary course of our business, and such compliance has not had any material adverse effect on the Company.

Legal Proceedings

          Smith & Company, Inc., Plaintiff vs. Levitt-Ansca Towne Partnership, Bellaggio By Levitt Homes, Inc., et al., Defendants/Counter-Plaintiffs vs. Smith & Company, Inc. and The American Home Assurance Company, filed in the Circuit Court of Florida, Palm Beach County, Fifteenth Circuit, Case No. CL00-12783 AF. On December 29, 2000, Smith & Company, Inc. (“Smith”) filed an action against Levitt-Ansca Towne Partnership (the “Partnership”), Bellaggio By Levitt Homes, Inc. (“BLHI”), Bellaggio By Ansca, Inc. a/k/a Bellaggio By Ansca Homes, Inc., and Liberty Mutual Insurance Company (collectively, “Defendants”) based on an August 21, 2000 contract entered into with the Partnership. BLHI is a 50% partner of the Partnership and is a wholly owned subsidiary of Levitt and Sons. The Complaint alleged, among other things, wrongful termination, breach and failure to pay for extra work performed outside the scope of the contract. The Partnership denied the claims, asserted defenses and asserted a number of counterclaims. This case was tried before a jury, and on March 7, 2002, the jury returned a verdict against the Partnership. The final judgment entered against the Defendants is $3.68 million. Under the final judgment, Smith and its surety company may be entitled to recover legal fees and other costs. Since BLHI is a 50% partner of the Partnership, its share of the potential liability is estimated at $2.6 million. The Partnership appealed the verdict. The Company’s financial statements include a $2.4 million accrual in other liabilities associated with this matter. Levitt and Sons has $2.6 million in restricted cash to secure an appeal bond posted in connection with the appeal.

          From time to time, we are also involved in various litigation matters arising in the ordinary course of our business. We do not expect the outcome of any such matters to materially impact our financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

          We are a wholly owned subsidiary of BankAtlantic Bancorp, Inc., a New York Stock Exchange listed company. We engage in real estate activities through Levitt and Sons, Core Communities, Levitt Commercial, an investment in Bluegreen Corporation and investments in real estate projects in Florida through subsidiaries and joint ventures. Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. Core Communities owns the unsold land and other entitlements of the 4,600 acre master-planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns or has under contract 8,000 acres, including approximately five miles of frontage on Interstate 95, for a community known as Tradition in the initial development stage in St. Lucie County, Florida and owns commercial land in Hillsborough County, Florida.

          On April 3, 2003, BankAtlantic Bancorp’s Board of Directors authorized management to pursue a spin-off of the Company. The proposed spin-off is subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction will be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals. The result of the transaction will be that the Company will no longer be a wholly owned subsidiary of BankAtlantic Bancorp but will be held by the shareholders of BankAtlantic Bancorp on the same pro rata basis as they currently hold BankAtlantic Bancorp shares. As a consequence, BFC Financial Corporation, which currently controls BankAtlantic Bancorp by virtue of its 15.5% ownership of BankAtlantic Bancorp’s Class A Common Stock and 100% ownership of BankAtlantic Bancorp’s Class B Common Stock, will, if the transaction is consummated, own the same percentages of the Company’s outstanding common stock.

          If the proposed spin-off is consummated, our reported financial information may not necessarily be indicative of our future operating results or of our future financial condition because, as reflected in the pro forma, the consummation of the spin-off will result in approximately $13.5 million of additional indebtedness and an increase in interest expense of approximately $540,000 per year. Additionally, we may not be able to borrow money at the same rates, we will incur greater costs and expenses for human resources, accounting and administrative services currently provided by our affiliates and we will incur greater costs and expenses of reporting and compliance associated with being a public company.

          In April 2002, Levitt Corporation acquired 34.2% of the outstanding common stock of Bluegreen Corporation for approximately $53.8 million. BankAtlantic Bancorp separately owns approximately 4.9% of Bluegreen Corporation’s common stock. Bluegreen Corporation is a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. The investment in Bluegreen Corporation was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen Corporation after the acquisition date. At June 30, 2003 and December 31, 2002, our investment in Bluegreen Corporation was approximately $60.2 million and $57.3 million, respectively.

Critical Accounting Policies and Estimates

          Management views critical accounting policies as accounting policies that are important to the understanding of our financial statements and also involve estimates and judgments about inherently uncertain matters. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the valuation of real estate, the valuation of carrying values of investments in joint ventures, the valuation of the fair market value of assets and liabilities in the application of the purchase method of accounting and the amount of the deferred tax asset valuation allowance. We have identified the following accounting policies that management views as critical to the portrayal of our financial condition and results of operations.

Real Estate Inventories and Investment in Joint Ventures

          Our inventory of real estate includes land acquisition costs, land development costs, interest and other construction costs, all of which are accounted for in our financial statements at the lower of accumulated cost or estimated fair value. Estimated fair value is based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances which may affect fair value, including management’s plans for the property. Due to the large acreage of land holdings, disposition in the normal course of business is expected to extend over a number of years. Uncertainties associated with the economy, interest rates and the real estate market in general may significantly change the valuation of our real estate investments.

          Land and indirect land development costs are accumulated and allocated to various parcels or housing units using specific identification and allocation based upon the relative sales value, unit or area methods. Direct construction costs are assigned to housing units based on specific identification. Other capitalized costs consist of capitalized interest, real estate taxes, tangible selling costs, local government fees and field overhead incurred during the development and construction period. Start-up costs and selling expenses are expensed as incurred. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project.

          We account for joint ventures in which we have a 50% or less ownership interest or a less than controlling interest using the equity method of accounting. Under the equity method, the initial investment in a joint venture is recorded at cost and is subsequently adjusted to recognize the Company’s share of the joint venture’s earnings or losses. Joint venture investments are evaluated annually for other than temporary losses in value. Evidence of other than temporary losses includes the inability of the joint venture to sustain an earnings capacity, which would justify the carrying amount of the investment and consistent joint venture operating losses. The evaluation is based on available information including condition of the property and current and anticipated real estate market conditions. At June 30, 2003, December 31, 2002 and December 31, 2001, the balances of inventory of real estate, investments in real estate joint ventures and investment in Bluegreen Corporation were $282.6 million and $259.7 million and $150.8 million, respectively.

Revenue Recognition

          Revenue and all related costs and expenses from house and land sales are recognized at the time that closing has occurred, when title and possession of the property and risks and rewards of ownership transfer to the buyer and other sale and profit recognition criteria are satisfied as required under accounting principles generally accepted in the United States of America for real estate transactions.

          Title and mortgage operations include agency and other fees received for processing of title insurance policies and mortgage loans. Revenues from title and mortgage operations are recognized when the transfer of the corresponding property or mortgages to third parties has been consummated.

Capitalized Interest

          Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Interest is amortized to cost of sale as related homes, land and units are sold.

Income Taxes

          The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that a portion of the deferred tax asset will not be realized.

CONSOLIDATED RESULTS OF OPERATIONS

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

(In thousands)	(Unaudited)
Revenues
Sales of real estate	$120,003	84,717	207,808	143,140	100,322
Title and mortgage operations	981	640	1,595	1,106	783
Utility expansion income	—	—	—	—	4,881

	120,984	85,357	209,403	144,246	105,986

Costs and expenses
Cost of sales of real estate	88,675	62,805	159,675	111,685	79,029
Selling, general and administrative expenses	18,386	13,830	30,359	26,031	18,644
Interest expense, net	249	320	389	180	1,315
Other expenses	784	573	1,311	930	747
Minority interest	149	—	—	556	1,064

	108,243	77,528	191,734	139,382	100,799

	12,741	7,829	17,669	4,864	5,187
Earnings in Bluegreen Corporation	1,806	1,522	4,570	—	—
(Loss) earnings in joint ventures	(82)	1,376	849	2,888	1,141
Interest and other income	1,267	1,366	2,678	3,888	3,835

Income before income taxes	15,732	12,093	25,766	11,640	10,163
Provision for income taxes	6,072	3,339	6,254	4,118	3,208

Net income	$9,660	8,754	19,512	7,522	6,955

For the Six Months Ended June 30, 2003 Compared to the Same 2002 Period:

          Consolidated net income increased 10% for the six months ended June 30, 2003 as compared to the same period in 2002. The increase in net income primarily resulted from an increase in our margin (sales minus cost of sales) from the sales of real estate and higher earnings in Bluegreen Corporation. These increases in net income were partially offset by an increase in selling, general and administrative expenses and a decline in earnings in our real estate joint venture activities.

          Our margin from the sales of real estate represents the net profits on sales of real estate by Levitt and Sons, Core Communities and Levitt Commercial. Levitt and Sons’ margin from home sales increased 53% to $18.7 million for the six months ended June 30, 2003 from $12.3 million for the same 2002 period. This increase resulted from increased home sales and increases in the average selling price of homes. During the 2003 period, 372 homes were delivered, as compared to 325 homes delivered during the 2002 period, and the average sales price of homes delivered increased 5% to $222,000. During the six months ended June 30, 2003, Core Communities’ margin on land sales was $12.3 million, as compared to $15.5 million in 2002. During 2003, 1,350 acres were sold with a margin of 38%, as compared to 329 acres sold in 2002 with a margin of 70%. The primary reason for the reduction in margin was the decrease in the amount of commercial land sold in 2003 as compared to 2002, as commercial land sales generally provide a higher margin than residential land sales. Sales in 2003 included a bulk sale of 1,839 acres of entitled residential land. In 2002, approximately $4.9 million is included in Core Communities’ margin related to land sales to Levitt and Sons. This inter-company transaction was eliminated in consolidation. During the first quarter of 2003, Levitt Commercial commenced the delivery of its flex warehouse units and the margin on the sales of its inventory for the six months ended June 30, 2003 was approximately $908,000. Margin from the sales of real estate includes Levitt Corporation’s parent company amortization of interest previously capitalized of $617,000 and $922,000 for the 2003 and 2002 periods, respectively.

          The increase in selling, general and administrative expenses during the 2003 period as compared to the same 2002 period primarily resulted from our latest development projects in central and southeast Florida and an increase in home deliveries at Levitt and Sons. These new projects and higher home deliveries increased our employee compensation and benefits and advertising expenses. Our full time employees increased to 269 at June 30, 2003 from 216 at June 30, 2002, and the number of part time employees increased to 43 at June 30, 2003 from 29 at June 30, 2002.

          Interest incurred on notes and development bonds payable totaled $4.1 million and $3.7 million for the 2003 period and 2002 period, respectively. The increase in interest incurred was primarily due to increases in borrowings associated with several new real estate development projects. Capitalized interest totaled $3.9 million and $3.3 million for the 2003 period and 2002 period, respectively. At the time of home closings and land sales, the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the six months ended June 30, 2003 and 2002 included previously capitalized interest of approximately $2.4 million and $2.5 million, respectively.

          Bluegreen Corporation’s reported net income for the six months ended June 30, 2003 was $8.4 million and, for the period of our ownership in 2002, income before the cumulative effect of a change in accounting principle was $4.1 million. The Company’s ownership interest in the earnings of Bluegreen Corporation for the 2003 and 2002 periods were approximately $2.8 million and $1.5 million, respectively. The Company’s 2003 income was reduced by $1.0 million due to the effects of purchase accounting adjustments primarily related to Bluegreen Corporation’s sale of retained interests in notes receivable which existed at the acquisition date. At the acquisition date, the retained interests were adjusted to reflect unrealized gain in Levitt Corporation’s carrying amount of the asset, and, accordingly, when such gain was realized by Bluegreen Corporation, there was no gain recognized by Levitt Corporation.

          (Loss) earnings in joint ventures resulted in a loss of $82,000 during 2003 and income of $1.4 million during the 2002 period. This decrease in earnings in our real estate joint venture activities primarily resulted from the completion of a joint venture community during 2002.

For the Year Ended December 31, 2002 Compared to the Same 2001 Period:

          Consolidated net income increased by $12.0 million, or 159%, to $19.5 million for the year ended December 31, 2002 from $7.5 million for the same 2001 period. This increase primarily resulted from an increase in the margin on the sales of real estate of $16.7 million, an increase in title and mortgage operations of $500,000 and earnings in Bluegreen Corporation of $4.6 million. These increases in income were partially offset by decreases in earnings in joint ventures of $2.0 million, interest and other revenues of $1.2 million, an increase in selling, general and administrative expenses of $4.3 million and an increase in the provision for income taxes of $2.1 million.

          Margin from sales of real estate primarily reflect the activities of Levitt and Sons and Core Communities. During the year ended December 31, 2002, Core Communities’ margin on land sales was $18.7 million as compared to $11.0 million in 2001. Core Communities’ 2002 margin on land sales excludes sales to Levitt and Sons of $6.5 million. This inter-company transaction was eliminated in consolidation. Core Communities’ increases in sales revenue and gross profit are primarily attributable to an increase in commercial land sales and residential lot sales in 2002. During the 2002 period, net gains from home sales at Levitt and Sons were $31.1 million as compared to $22.1 million during the same 2001 period. This was primarily due to increases in home sales and a higher average selling price of homes. In 2001, we recognized a gain of $680,000 from the sale of a marine rental property.

          The increase in selling, general and administrative expenses primarily resulted from the addition of several new development projects and an increase in home deliveries at Levitt and Sons, as well as an increase in compensation and benefits associated with increases in incentive accruals and personnel resulting from the addition of several new development projects. The number of full time employees increased to 221 at December 31, 2002 from 202 at December 31, 2001.

          Interest incurred totaled $8.1 million and $6.2 million for the 2002 period and 2001 period, respectively. The increase in interest incurred was primarily due to increases in borrowings associated with several new development projects. This increase in interest incurred was partially offset by a decline in average interest rates from 7.5% for the 2001 period to 6.0% for the 2002 period. Capitalized interest totaled $7.7 million and $6.0 million for the 2002 period and 2001 period, respectively. Throughout 2002 and 2001, a larger portion of total interest incurred was capitalized to real estate inventory. At the time of home sale closings and land sales the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the year ended December 31, 2002 and 2001 included previously capitalized interest of approximately $6.2 million and $4.8 million, respectively.

          Minority interest declined due to the sale of the marine manufacturing and sales facility and the sell-out of a development in which we had a majority joint venture interest.

          Levitt Corporation’s income from Bluegreen Corporation for the year ended December 31, 2002 was $4.6 million. The earnings from Bluegreen Corporation included approximately $353,000 of amortization associated with purchase accounting adjustments. Bluegreen Corporation’s net income from continuing operations for the nine months ended December 31, 2002 was $15.4 million and net income was $9.8 million.

          Earnings in joint ventures decreased $2.0 million in 2002 as compared to 2001. The decrease in earnings in joint ventures primarily resulted from declines in home deliveries from 282 in 2001 to 140 in 2002 because a joint venture project was nearing sell-out of its inventory in 2002.

          Interest and other income consisted of interest income from interest on deposits from BankAtlantic and other financial institutions, loans receivable interest income, and other income. The decline in interest and other income was primarily associated with a decrease in interest income resulting from lower average deposit balances and yields and lower rental income as a result of our disposition of a marine rental property in May 2001.

          The provision for income taxes for the years ended December 31, 2002 and 2001 included a reduction in the deferred tax asset valuation allowance of approximately $2.6 million and $1.3 million, respectively. On January 1, 2002, Levitt Corporation converted from a subchapter C corporation to a limited liability company. In connection with the conversion, Levitt Corporation established a valuation allowance of approximately $840,000 at December 31, 2001. Effective July 1, 2002, Levitt Corporation elected to be treated as an association taxable as a corporation.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

          Consolidated net income increased 8% to $7.5 million for the year ended December 31, 2001 from $7.0 million for the same 2000 period. This increase in net income primarily resulted from a margin on sales of real estate of $10.2 million, earnings in joint ventures of $1.7 million and a $1.1 million decline in net interest expense. The increase in income was partially offset by approximately $4.3 million, net of minority interest, relating to utility expansion income recognized in 2000 and an increase in selling, general and administrative expenses of $7.4 million.

          Margin from sales of real estate were $31.5 million for the year ended December 31, 2001 compared to $21.3 million for the same period in 2000. The increase in margin from sales of real estate primarily resulted from increased margin on land and home sales. Margin from land sales increased from $9.0 million during the year ended December 31, 2000 to $11.0 million during the same 2001 period. Likewise, gains on home sales increased from $12.7 million during the year ended December 31, 2000 to $22.1 million during 2001, primarily due to more sales of homes as well as a higher average sale price of homes sold. The increases in sales and higher average sales price were due to new developments combined with changes in product mix and existing lines. In 2001, Levitt Corporation recognized a gain of $680,000 from the sale of a marine rental property.

          During 2000, Core Communities received an early cash payment of $8.5 million relating to a receivable it held from a public municipality providing water and wastewater services to St. Lucie West. The 1991 agreement that gave rise to the receivable required the municipality to reimburse Core Communities for its cost of increasing the service capacity of the utility plant through payments to Core Communities of future connection fees. When Core Communities was acquired, this non-interest bearing receivable was recorded at fair value. The payment resulted in a $4.3 million gain, net of minority interest of approximately $636,000. The gain was calculated as the difference between the amount received and the current balance of the receivable.

          The increase in selling, general and administrative expenses for the 2001 period as compared to the same 2000 period primarily resulted from an increase in compensation and benefits associated with the expansion of our activities. The number of full time employees increased to 202 at December 31, 2001 from 170 at December 31, 2000. The expansion also resulted in higher selling and other general and administrative expenses. Also included in selling, general and administrative expenses was a $2.6 million legal accrual reflecting an adverse verdict in a jury trial against a subsidiary. The complaint alleged that a partnership in which Levitt and Sons’ wholly owned subsidiary is a 50% partner wrongfully terminated a contract, failed to pay for extra work performed outside the scope of the contract and breached the contract. See “Business-Legal Proceedings”.

          Interest incurred totaled $6.2 million and $8.0 million for the 2001 period and 2000 period, respectively. The decrease in interest incurred primarily resulted from declines in average interest rates from 9.6% for the 2000 period to 7.5% for the 2001 period. This decrease in interest incurred was partially offset by an increase in average borrowings from $76.5 million for December 31, 2000 to $81.2 million for December 31, 2001. Capitalized interest totaled $6.0 million and $6.7 million for the 2001 period and 2000 period, respectively. Throughout 2001 and 2000, a large portion of total interest incurred was capitalized to real estate inventory. At the time of home sales, the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2001 and 2000 included previously capitalized interest of approximately $4.8 million and $1.8 million, respectively.

          Earnings in joint ventures increased from $1.1 million during the year ended December 31, 2000 to $2.9 million during the same 2001 period primarily due to increases in margin from sales of homes by a joint venture.

LEVITT AND SONS RESULTS OF OPERATIONS

	Six Months
	Ended June 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

(In thousands)
Revenues
Sales of real estate	$82,591	69,345	13,246	162,359	117,663	84,295	44,696	33,368
Title and mortgage operations	981	640	341	1,595	1,106	783	489	323

	83,572	69,985	13,587	163,954	118,769	85,078	45,185	33,691

Costs and expenses
Cost of sales of real estate	63,872	57,092	6,780	131,281	95,553	71,556	35,728	23,997
Selling, general and administrative	12,591	9,670	2,921	21,100	18,454	11,010	2,646	7,444
Other expenses	668	493	175	1,121	830	647	291	183
Minority interest	(50)	—	(50)	—	150	388	(150)	(238)

	77,081	67,255	9,826	153,502	114,987	83,601	38,515	31,386

	6,491	2,730	3,761	10,452	3,782	1,477	6,670	2,305
(Loss) earnings in joint ventures	(45)	1,223	(1,268)	1,171	2,766	1,444	(1,595)	1,322
Interest and other income	270	550	(280)	1,053	1,460	1,101	(407)	359

Income before income taxes	6,716	4,503	2,213	12,676	8,008	4,022	4,668	3,986
Provision for income taxes	2,594	1,053	1,541	3,364	2,916	1,481	448	1,435

Net income	$4,122	3,450	672	9,312	5,092	2,541	4,220	2,551

For the Six Months Ended June 30, 2003 Compared to the Same 2002 Period:

          Levitt and Sons revenues from home sales increased 19% to $82.6 million during the six months ended June 30, 2003, as compared to the same 2002 period. This was primarily due to an increase in homes sales as well as an increase in average sales price. Both increases were associated with the introduction of new projects and product lines. During the six months ended June 30, 2003, 372 homes were sold with an average sales price of $222,000. This compares to 325 homes sold with an average sales price of $211,000 during the six months ended June 30, 2002.

          Cost of sales increased 12% to $63.9 million during the six months ended June 30, 2003, as compared to the same 2002 period. The increase in cost of sales was primarily due to the increase in home sales. Cost of sales as a percentage of home sales revenue was 77.3% and 82.3% for the six months ended June 30, 2003 and 2002, respectively. The improvement in gross profit margin was primarily due to the introduction of new projects as well as product mix.

          Selling, general and administrative expenses increased 30% to $12.6 million during the six months ended June 30, 2003, as compared to the same 2002 period. The increase in selling, general and administrative expenses primarily resulted from the increase in sales as well as an increase in compensation and benefits resulting from the continued expansion of the Company’s operations from South Florida to Central Florida. The dollar amount of Levitt and Sons’ backlog of homes increased 120% to $336.5 million comparing June 30, 2003 to June 30, 2002.

          Interest incurred totaled $2.4 million and $1.9 million for the six months ended June 30, 2003 and 2002, respectively. The increase in interest incurred was primarily due to an increase in borrowings associated with several new development projects. Capitalized interest for the six months ended June 30, 2003 and 2002 totaled $2.4 million and $1.9 million, respectively. Throughout 2003 and 2002, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2003 and 2002 periods was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the six months ended June 30, 2003 and 2002 included previously capitalized interest of approximately $1.7 million and $1.4 million, respectively.

          The decrease in earnings in joint ventures was the result of the completion of a joint venture community during 2002 as well as the start-up of a joint venture developing a condominium complex during 2003.

For the Year Ended December 31, 2002 Compared to the Same 2001 Period

          Levitt and Sons revenues from home sales increased 38% to $162.4 million in 2002 from $117.7 million in 2001. This was primarily due to increased home sales, as well as an increase in the average selling price of homes. The increases in homes sold and average selling price were the result of communities nearing completion and the introduction of new projects and product lines. During 2002, 740 homes were sold as compared to 597 homes in 2001. The average selling price of homes sold during the 2002 period was approximately $219,000, increasing 12% from $195,000 in 2001.

          Cost of sales increased by approximately 33% to $131.3 million in 2002 from $95.6 million in 2001. The increase in cost of sales was primarily associated with the increased number of home sales. Cost of sales as a percentage of home sales revenue was 81% for both the year ended December 31, 2002 and the year ended December 31, 2001.

          Selling, general and administrative expenses increased 13%, to $21.1 million in 2002 from $18.5 million in 2001. The increase in selling, general and administrative expenses was primarily associated with the increase in sales and the addition of several new development projects in central and southwest Florida, as well as an increase in employee compensation and benefits resulting from the addition of several new projects.

          Interest incurred totaled $4.1 million and $3.8 million for 2002 and 2001, respectively. The increase in interest incurred was primarily due to the increases in borrowings associated with several new development projects. This increase was partially offset by a decline in average interest rates from 7.4% for the 2001 period to 5.5% for the 2002 period. Capitalized interest for the 2002 and 2001 periods totaled $4.1 million and $3.8 million, respectively. Throughout 2002 and 2001, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2002 and 2001 periods was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2002 and 2001 included previously capitalized interest of approximately $3.6 million and $2.5 million, respectively.

          The decrease in earnings in joint ventures primarily resulted from declines in home sales by one joint venture as that joint venture’s development neared completion. The joint venture’s initial inventory was 600 units, and home sales during the 2002 and 2001 periods were 140 and 282, respectively. The joint venture entered into contracts for most of its inventory during the 1999 and 2000 periods, and contracts for all remaining inventory were entered into by the fourth quarter of 2001.

          The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 included a reduction in the deferred tax asset valuation allowance and the change in state tax valuation of approximately $1.5 million, $240,000 and $69,000 respectively.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

          Revenues from home sales increased $33.4 million during the year ended December 31, 2001 as compared to 2000 primarily due to increased home sales and a higher average sales price of homes sold. The increase in sales and higher average sales price was due to new developments combined with changes in product mix and existing lines.

          The margin on home sales increased from 15.1% during the year ended December 31, 2000 to 18.8% during 2001. The increase was the result of several factors, including new products offered for sale, product mix and premiums received on lots sold.

          Selling, general and administrative costs increased $7.4 million during the year ended December 31, 2001 as compared to 2000 primarily due to a $2.8 million increase in selling costs, a $4.0 million increase in general and administrative costs and a $681,000 increase in amortized real estate taxes. General and administrative costs increased primarily due to a $2.6 million reserve established in connection with a jury verdict entered against a joint venture, as well as other administrative cost increases incurred due to the increased number of home sales.

          Interest incurred totaled $3.8 million and $5.0 million for the 2001 period and 2000 period, respectively. The decrease in interest incurred was primarily due to decreases in average interest rates from approximately 9.9% for the 2000 period to approximately 7.4% for the 2001 period. Capitalized interest for the 2001 and 2000 periods totaled $3.8 million and $5.0 million, respectively. Throughout 2001 and 2000, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2001 and 2000 periods was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2001 and 2000 included previously capitalized interest of approximately $2.5 million and $1.3 million, respectively.

          Earnings in joint ventures increased $1.3 million during the year ended December 31, 2001, as compared to 2000 primarily due to an increase in home sales by one joint venture.

CORE COMMUNITIES RESULTS OF OPERATIONS

	Six Months
	Ended June 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

(In thousands)
Revenues
Sales of real estate	$32,605	22,109	10,496	53,919	21,555	16,027	32,364	5,528
Utility expansion income	—	—	—	—	—	4,881	—	(4,881)

	32,605	22,109	10,496	53,919	21,555	20,908	32,364	647

Costs and expenses
Cost of sales of real estate	20,287	6,593	13,694	28,722	10,570	6,997	18,152	3,573
Selling, general and administrative	3,698	2,941	757	5,867	5,774	6,335	93	(561)
Interest expense, net	224	65	159	451	1,644	1,519	(1,193)	125
Minority interest	—	—	—	—	6	636	(6)	(630)

	24,209	9,599	14,610	35,040	17,994	15,487	17,046	2,507

	8,396	12,510	(4,114)	18,879	3,561	5,421	15,318	(1,860)
Interest and other income	853	918	(65)	1,413	2,039	1,716	(626)	323

Income before income taxes	9,249	13,428	(4,179)	20,292	5,600	7,137	14,692	(1,537)
Provision for income taxes	3,568	4,285	(717)	5,414	2,078	2,261	3,336	(183)

Net income	$5,681	9,143	(3,462)	14,878	3,522	4,876	11,356	(1,354)

For the Six Months Ended June 30, 2003 Compared to the Same 2002 Period:

          Core Communities’ revenue from land sales increased 47% to $32.6 million during the six months ended June 30, 2003, as compared to $22.1 million during the same 2002 period. During 2003, 1,350 acres were sold with a margin of 38%, as compared to 329 acres sold in 2002 with a margin of 70%. The primary reason for the reduction in margin was the decrease in the amount of commercial land sold in 2003 as compared to 2002, as commercial land sales generally provide a higher margin than residential land sales. Sales in 2003 included a bulk sale of 1,839 acres of entitled residential land. Results of operations for the six months ended June 30, 2002 included the sale of two commercial properties which yielded gross revenue and margin of $10.6 million and $9.3 million, respectively. In 2002, land sales to Levitt and Sons equaled $6.7 million, and the net gain recognized was $4.9 million. This intercompany transaction was eliminated in consolidation.

          Selling, general and administrative expenses increased 25% to $3.7 million during the six months ended June 30, 2003 as compared to the same 2002 period. This increase was primarily associated with an increase in advertising expenses as a result of the launch of the Tradition community during the first quarter of 2003.

          Interest incurred for the six months ended June 30, 2003 and 2002 was $819,000 and $1.1 million, respectively. Capitalized interest increased 81% to $1.1 million during the six months ended June 30, 2003 as compared to the same 2002 period. The increase in capitalized interest resulted from an increase in real estate inventory components under active development in 2003 as compared with 2002. Cost of sales of real estate for the six months ended June 30, 2003 and 2002 included previously capitalized interest of approximately $75,000 and $133,000, respectively.

For the Year Ended December 31, 2002 Compared to the Same 2001 Period

          Core Communities’ revenues from land sales increased 150% to $53.9 million in 2002 from $21.6 million in 2001. Margin on the 2002 land sales was approximately $25.2 million as compared to $11.0 million in 2001. The increases in sales revenue and margin were primarily attributable to an increase in commercial land sales and residential lot sales in St. Lucie West in 2002 as compared to 2001. This was primarily a result of growth in the residential home sales market during 2002. In 2002, land sales to Levitt and Sons equaled $8.5 million and the net gain recognized was $6.5 million. This inter-company transaction was eliminated in consolidation.

          Interest incurred for 2002 and 2001 was approximately $2.4 million and $1.6 million, respectively. The increase in interest incurred was primarily due to an increase in borrowings associated with the purchase in September 2001 of a tract of land known as Live Oak Preserve located in Hillsborough County, Florida. The borrowings associated with the acquisition were fully repaid in October 2002 as a result of the sale of all of the residential land in Live Oak Preserve to a single homebuilder. During the 2002 period, capitalized interest was approximately $1.9 million for interest costs incurred on real estate inventory components. At the time of land sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2002 included previously capitalized interest of approximately $980,000. During 2001, no capitalization of interest was recorded.

          The provision for income taxes for the years ended December 31, 2002 and 2001 included a reduction in the deferred tax asset valuation allowance and the change in state tax valuation of approximately $1.9 million and $212,000, respectively.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

          Land sales increased 35% to $21.6 million in 2001 from $16.0 million in 2000. During 2001, approximately 253 acres were sold as compared to 145 acres sold during 2000. Margin on the 2001 land sales were approximately $11.0 million as compared to $9.0 million in 2000.

          During 2000, Core Communities received an early cash payment of $8.5 million relating to a receivable it held from a public municipality providing water and wastewater services to St. Lucie West. The 1991 agreement that gave rise to the receivable required the municipality to reimburse Core Communities for its cost of increasing the service capacity of the utility plant through payments to Core Communities of future connection fees. When Core Communities was acquired, this non-interest bearing receivable was recorded at fair value. The payment resulted in a $4.3 million gain, net of minority interest of approximately $636,000. The gain was calculated as the difference between the amount received and the current balance of the receivable.

INVESTMENT IN BLUEGREEN RESULTS OF OPERATIONS

	Six Months			Year Ended
	Ended June 30,			December 31,

	2003	2002	Change	2002

(In thousands)
Earnings in Bluegreen Corporation	$1,806	1,522	284	4,570

	1,806	1,522	284	4,570

Income before income taxes	1,806	1,522	284	4,570
Provision for income taxes	697	587	110	1,763

Net income	$1,109	935	174	2,807

          During April 2002, we acquired approximately 34.2% of the outstanding common stock of Bluegreen Corporation for an aggregate purchase price of approximately $53.8 million. The investment in Bluegreen Corporation was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen Corporation after the acquisition date. The funds for the investment in Bluegreen Corporation were obtained through $30 million of borrowings from BankAtlantic Bancorp, an $18.6 million capital contribution from BankAtlantic Bancorp and $5.2 million of working capital. Our carrying amount in the Bluegreen Corporation investment was in the aggregate $4.2 million greater than our ownership percentage in the underlying equity in the net assets of Bluegreen Corporation. Of such amount, $4.1 million was allocated to goodwill, $1.6 million to deferred taxes, and the balance of $1.7 million was assigned to various assets and liabilities of Bluegreen Corporation, which will be amortized into the statement of operations as an adjustment to income from equity method investment.

          Our earnings in Bluegreen Corporation represents our pro rata share of Bluegreen Corporation’s reported net income, reduced by the effects of purchase accounting adjustments. Bluegreen Corporation’s reported net income for the six months ended June 30, 2003 was $8.4 million and, for the period of our ownership during 2002, income before the cumulative effect of a change in accounting principle was $4.1 million. Our ownership interest in the earnings of Bluegreen Corporation during the six month periods ended June 30, 2003 and 2002 was approximately $2.8 million and $1.5 million, respectively. Our 2003 interest in Bluegreen Corporation’s earnings was reduced by $1.0 million due to the effects of purchase accounting adjustments primarily related to Bluegreen Corporation’s sale of retained interests in notes receivable which existed at the acquisition date. At the acquisition date, the retained interests were adjusted to reflect unrealized gain in Levitt Corporation’s carrying amount of the asset, and, accordingly, when such gain was realized by Bluegreen Corporation, there was no gain recognized by Levitt Corporation. During the period ended December 31, 2002, our earnings in Bluegreen Corporation was $4.6 million. The earnings in Bluegreen Corporation included approximately $353,000 of amortization from purchase accounting adjustments. Bluegreen Corporation’s net income from continuing operations for the period of our ownership in 2002 was $15.4 million.

OTHER BUSINESS SEGMENT RESULTS OF OPERATIONS

	Six Months
	Ended June 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

(In thousands)
Revenues
Sales of real estate	$4,807	—	4,807	—	3,922	—	(3,922)	3,922

	4,807	—	4,807	—	3,922	—	(3,922)	3,922

Costs and expenses
Cost of sales of real estate	4,516	921	3,595	1,601	5,562	476	(3,961)	5,086
Selling, general and administrative	2,097	1,219	878	3,392	1,803	1,299	1,589	504
Interest expense, net	25	255	(230)	(6)	(1,022)	350	1,016	(1,372)
Other expenses	116	80	36	190	100	100	90	—
Minority interest	199	—	199	—	400	40	(400)	360

	6,953	2,475	4,478	5,177	6,843	2,265	(1,666)	4,578

Operating (loss) income	(2,146)	(2,475)	329	(5,177)	(2,921)	(2,265)	(2,256)	(656)
(Loss) earnings in joint ventures	(37)	153	(190)	(322)	122	(303)	(444)	425
Interest and other income	144	148	(4)	268	1,031	1,787	(763)	(756)

Loss before income taxes	(2,039)	(2,174)	135	(5,231)	(1,768)	(781)	(3,463)	(987)
Benefit for income taxes	(787)	(682)	(105)	(1,940)	(799)	(451)	(1,141)	(348)

Net loss	$(1,252)	(1,492)	240	(3,291)	(969)	(330)	(2,322)	(639)

For the Six Months Ended June 30, 2003 Compared to the Same 2002 Period:

          Other business segment includes all other Company operations, including Levitt Commercial, general and administrative expenses and investments in real estate projects in Florida. Also included until May 2001 were the operations of a partnership in which we owned a 50% interest and were the sole general partner. The partnership’s property, a marine manufacturing service and sales facility in Miami, Florida, was sold in May 2001.

          During the first quarter of 2003, Levitt Commercial commenced the delivery of its flex warehouse units and the margin on the sales of its inventory for the six months ended June 30, 2003 was approximately $908,000. Margin from the sales of real estate also includes Levitt Corporation’s parent company amortization of interest previously capitalized of $617,000 and $922,000 for the 2003 and 2002 periods, respectively.

          Selling, general and administrative expenses increased to $2.1 million during the six months ended June 30, 2003 as compared to the same 2002 period. This increase was primarily associated with increases in employee compensation and benefits and professional fees.

          Interest incurred was approximately $859,000 and $580,000 for the six months ended June 30, 2003 and 2002, respectively. The increase in interest incurred was primarily associated with a $30.0 million loan from BankAtlantic Bancorp for the acquisition of Levitt Corporation’s investment in Bluegreen Corporation. Capitalized interest for this business segment totaled $834,000 and $325,000 for the six months ended June 30, 2003 and 2002, respectively.

          Minority interest for the 2003 period is associated with a joint venture’s margin from the sale of its flex warehouse units in which we have a majority joint venture interest.

For the Year Ended December 31, 2002 Compared to the Same 2001 Period

          During May 2001, our investment in a marine manufacturing service and sales facility in Miami, Florida was sold for approximately $3.9 million, and we recognized a net gain on this sale of approximately $680,000. We owned a 50% interest in the property and were the sole general partner. Accordingly, the financial position and results of operations of the partnership were consolidated for financial statement purposes and the partner’s equity position was disclosed as a minority interest.

          Interest and other revenues primarily consisted of interest income from interest on deposits at BankAtlantic and other financial institutions, interest income on a loan to Core Communities (eliminated in consolidation) and rental income. The decline in interest and other revenues was primarily associated with decreases in:

•	interest on a loan to Core Communities as a consequence of the repayment of the loan in 2002,

•	interest income resulting from lower average deposits balances and yields, and

•	rental income received through May 2001, which was not received in 2002 due to the sale of the marine manufacturing service and sales facility.

          Selling, general and administrative expenses increased during the year ended December 31, 2002 as compared to the same 2001 period primarily due to an increase in compensation and benefits associated with our expansion.

          Interest incurred was approximately $1.6 million and $1.2 million for the 2002 and 2001 periods, respectively. The increase in interest incurred was primarily due to an increase in borrowings associated with a $30.0 million loan from BankAtlantic Bancorp for the acquisition of our investment in Bluegreen Corporation. This increase in interest incurred was partially offset by a decrease in average interest rates resulting from a reduction in the prime rate. During 2001, the capitalized interest amount exceeded interest incurred for this segment because this segment was able to utilize consolidated interest incurred but not capitalized at other segments. At the time of property sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2002 and 2001 included previously capitalized interest of approximately $1.6 million and $2.3 million, respectively.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

          Sales of real estate and cost of sales of real estate for the 2001 period included the sale of a marine manufacturing service and sales facility in Miami, Florida. Cost of sales of real estate for the years ended December 31, 2001 and 2000 included previously capitalized interest of approximately $2.3 million and $476,000, respectively, based upon Levitt and Sons home sale closings.

          The decline in interest and other revenues was primarily due to lower rental income as a result of our disposition of the above-described marine manufacturing service and sales facility in May 2001 and decreases in interest income because of lower cash balances and lower yields.

          Selling, general and administrative expenses increased during the 2001 period as compared to the 2000 period primarily due to an increase in compensation and benefits associated with our expansion.

          Interest incurred was approximately $1.2 million and $2.0 million for the 2001 and 2000 periods, respectively. The decrease in interest incurred was primarily associated with decreases in average interest rates resulting from reductions in the prime rate. Capitalized interest was approximately $2.2 million and $1.7 million, for the 2001 and 2000 periods, respectively. During 2001, the capitalized interest amount exceeded interest incurred for this segment because this segment was able to utilize consolidated interest incurred but not capitalized at other segments. At the time of property sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the 2001 and 2000 periods included previously capitalized interest of approximately $2.3 million and $476,000, respectively.

FINANCIAL CONDITION

          Prior to August 2001, Levitt Corporation was a subsidiary of BankAtlantic. While Levitt Corporation was a subsidiary of BankAtlantic, BankAtlantic was permitted to lend money to Levitt Corporation and its subsidiaries on terms consistent with those available from unaffiliated third party lenders. In August 2001, BankAtlantic transferred ownership of Levitt Corporation to BankAtlantic Bancorp, and as a consequence, Levitt Corporation and its subsidiaries became “affiliates,” rather than subsidiaries, of BankAtlantic. As a consequence, we became subject to different regulatory requirements, including regulatory restrictions on BankAtlantic’s ability to provide us with additional financing in the future. However, we believe that our current financial condition and credit relationships, together with anticipated cash flows from operations will provide for our current liquidity needs for the foreseeable future.

June 30, 2003 versus December 31, 2002

          The Company’s total assets at June 30, 2003 and December 31, 2002 were $329.7 million and $295.5 million, respectively. The increase in total assets primarily resulted from:

•	An increase in cash and cash equivalents of $12.0 million, which resulted from funds provided by our operating revenues and proceeds from borrowings. These funds were utilized to purchase land and for land development and construction costs, payment of borrowings and general and administrative expenses.

•	An increase in inventory of real estate of approximately $20.3 million resulting from land acquisitions in central Florida by Levitt and Sons and the acquisition of an additional 1,839-acre parcel in the Tradition project by Core Communities, as well as increases in land development and construction costs. These increases in inventory of real estate were partially offset by the sale of homes and land sales.

•	An increase in investment in Bluegreen Corporation associated with our equity in earnings and unrealized gains associated with Bluegreen’s other comprehensive income.

•	An increase in other assets associated with prepayment of commissions and insurance.

          The above increases in total assets were partially offset by a reduction in the deferred tax asset that primarily resulted from the Company’s purchase accounting adjustments.

          Total liabilities at June 30, 2003 and December 31, 2002 were $211.6 million and $187.8 million, respectively.

          The increase in total liabilities primarily resulted from:

•	Additional borrowings to fund land purchase, land development and construction costs.

•	Increases in accounts payable and accrued liabilities primarily related to an increase in customer deposits for units under contract at Levitt and Sons.

          The above increases in total liabilities were partially offset by reductions in development bonds payable and current income tax payable.

December 31, 2002 Versus December 31, 2001

          Total assets at December 31, 2002 and 2001 were $295.5 million and $196.2 million, respectively. The increase in total assets primarily resulted from:

•	An increase in the inventory of real estate of approximately $55.7 million resulting from the acquisition of several projects by Core Communities and Levitt and Sons, as well as increases in development costs. This increase in inventory of real estate was partially offset by the sale of homes and land sales.

•	The April 2002 acquisition of 34.2% of Bluegreen Corporation’s common stock for approximately $53.8 million.

          The above increases in total assets were partially offset by:

•	Decreases in cash and cash equivalents including restricted cash of approximately $5.2 million. Cash was used for the funding of our real estate acquisitions and development costs, as well as the purchase of our investment in Bluegreen Corporation, offset by cash flows provided by our operations.

•	A decrease in other assets of $2.0 million primarily due to the prepayment of assessments and taxes for 2002 in 2001, while taxes for 2003 were not paid until 2003. Other assets also decreased in 2001 as a result of a land deposit and unamortized loan fees.

•	Decreases in the deferred tax asset primarily related to purchase accounting adjustments associated with real estate acquisitions.

          Total liabilities at December 31, 2002 were $187.8 million compared to $126.3 million at December 31, 2001.

          The increase in total liabilities primarily resulted from:

•	Additional borrowings to fund land purchases and the investment in Bluegreen Corporation.

•	Increases in accounts payable and accrued liabilities primarily related to an increase in customer deposits for units under contract at Levitt and Sons and trade and retention payables.

LIQUIDITY AND CAPITAL RESOURCES

          Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating and investing activities. Historically, we have funded our operations, development, construction and acquisitions with internally generated cash flows, debt from independent third parties and capital contributions and debt from BankAtlantic and BankAtlantic Bancorp. It is not anticipated that the Company will receive any future cash capital contributions from BankAtlantic Bancorp, but it is anticipated that the available sources will be adequate for current needs. However, in order to fund desired growth, additional sources of funding will be required. These may take the form of equity offerings, issuance of secured indebtedness or subordinated debt. As of June 30, 2003, December 31, 2002 and December 31, 2001, the Company had cash and cash equivalents of $28.0 million, $16.0 million and $23.6 million, respectively.

          Our primary source of funds for the six months ended June 30, 2003 and 2002 and for each of the years in the three year period ended December 31, 2002 were proceeds from the sale of real estate inventory, distributions from real estate joint ventures, borrowings, proceeds from development bonds payable and, in 2002, capital contributions from BankAtlantic Bancorp. These funds were primarily utilized for development, construction and acquisition of our real estate, to repay borrowings, to pay general and administrative expenses, to invest in real estate joint ventures, and, in 2002, to invest in Bluegreen Corporation.

          We have entered into various loan agreements which provide financing for acquisition and site improvements and construction of residential units. As of June 30, 2003, these loan agreements provided in the aggregate for advances, subject to available collateral, on a revolving basis of up to a maximum of $200.7 million, of which $121.0 million was outstanding. The loans are secured by mortgages on properties, including improvements. Principal payments are required as sales of the collateral are consummated. Certain notes and mortgage notes provide that events of default include a change in ownership, management or executive management.

          Levitt Corporation borrowed $15 million from an unaffiliated financial institution to finance the purchase of Levitt and Sons. The obligation is secured by Levitt Corporation’s membership interest in Levitt and Sons. There is currently $9.5 million outstanding under this loan.

          At June 30, 2003, Levitt and Sons had a credit agreement with a non-affiliated financial institution to provide a working capital line of credit of $7.5 million. At June 30, 2003, no amounts were outstanding under this line of credit. The credit facility matures in September 2004.

          In April 2002, we received an $18.6 million capital contribution and borrowed $30.0 million from BankAtlantic Bancorp. We utilized these funds, together with $5.2 million of working capital, to purchase a 34.2% interest in Bluegreen Corporation’s common stock. Although it is anticipated that the terms of the note will be changed in connection with the proposed spin-off, the $30.0 million loan is currently due on demand and currently bears interest, payable monthly at the prime rate minus 25 basis points.

          On April 3, 2003, BankAtlantic Bancorp announced a plan to pursue a spin-off of the Company. The proposed spin-off is subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction will be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals. In connection with the proposed spin-off, it is anticipated that BankAtlantic Bancorp will convert the $30.0 million demand note to a five year term note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. It is also anticipated that BankAtlantic Bancorp will transfer its 4.9% ownership interest in Bluegreen Corporation to the Company in exchange for a note equal to the then fair market value of the Bluegreen Corporation shares (approximately $5.5 million at June 30, 2003) and shares of the Company’s stock. This note will be due in one year, with interest payable on the same terms as the $30 million note. Additionally, prior to the spin-off, it is anticipated that the Company will declare an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a note with the same payment terms as the $30.0 million note described above. If the proposed spin-off is consummated, the restructuring of the $30 million demand note and the incurrence of the additional indebtedness will result in an additional annual interest expense of approximately $540,000 based on interest rates at June 30, 2003. Additionally, it is anticipated that general and administrative expenses will increase due to expenses associated with being a public company.

          At June 30, 2003, December 31, 2002 and 2001, our total borrowings, excluding joint ventures, from BankAtlantic were approximately $26.5 million, $27.5 million and $27.9 million, respectively. Our joint ventures’ total borrowings from BankAtlantic were $24 million, $24.9 million and $28.8 million at June 30, 2003, December 31, 2002 and 2001, respectively. As an “affiliate” of BankAtlantic, the amounts that we are permitted to borrow from BankAtlantic are now restricted by applicable OTS regulations, and accordingly, financing must be obtained from unaffiliated third party lenders.

          Some of our borrowings contain covenants that, among other things, require us to maintain certain financial ratios and a minimum net worth. These covenants may have the effect of limiting the amount of debt that we can incur in the future and restricting the payment of dividends by us and our subsidiaries. At

June 30, 2003, we were in compliance with all loan agreement financial covenants. Our financial covenants currently include:

•	A requirement of a minimum tangible net worth of $55.6 million of Levitt Corporation on a consolidated basis and $32.0 million at Levitt and Sons,

•	Unrestricted liquidity of Levitt Corporation of not less than $3.0 million,

•	A maximum debt to unaffiliated entities to tangible net worth ratio, as defined, of 1.5 to 1 for Levitt Corporation and 3 to 1 for Levitt and Sons, and

•	A maximum debt to unaffiliated entities minus customer deposits to tangible net worth, as defined, of 3.75 to 1 for Levitt and Sons.

          In connection with the development of certain of our communities, community development or improvement districts have been established which may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements performed by the Company near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district and a priority assessment lien may be placed on benefited parcels to provide security for the debt service. The bonds, including interest and redemption premiums, if any, and the associated priority lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. The Company pays a portion of the revenues, fees, and assessments levied by the districts on the properties the Company still owns that are benefited by the improvements. The Company may also agree to pay down a specified portion of the bonds at the time of each unit or parcel closing.

          In accordance with Emerging Issues Task Force Issue 91-10 (“EITF 91-10”), Accounting for Special Assessments and Tax Increment Financing, the Company records a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. The Company reduces this liability by the corresponding assessment assumed by property purchasers and the amounts paid by the Company at the time of closing and transfer of the property. Interest is calculated and paid based upon the gross bond obligation.

          A development district for the Tradition master planned community issued $28.9 million of bond anticipation notes to provide funding for phase I common infrastructure. The bond anticipation notes are direct obligations of the development district and are projected to be refinanced prior to maturity into long-term assessment and/or revenue bonds. The development district assesses property owners to fund debt service and the ultimate repayment of the bonds. The Company is assessed based on its pro-rata ownership of the property in the district. The Company’s pro-rata share of the assessment transfers to third party purchasers upon property sales. The assessments are projected to be levied beginning in 2005. In accordance with EITF 91-10, the Company will recognize an expense for its pro rata portion of assessments, based upon its ownership of benefited property.

          We are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on our financial condition or results of operations. We are also subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate in the ordinary course of its business.

          At June 30, 2003, we had commitments to purchase properties for development of $85.5 million, of which approximately $70.9 million is subject to due diligence and satisfaction of certain requirements and conditions, as well as the obtaining of financing. The following table summarizes certain information relating to outstanding purchase contracts.

	Purchase	Units/	Expected
	Price	Acres	Closing
Levitt and Sons	$30.9 million	2,106 units	2004
Core Communities	$53.6 million	3,156 acres	2004
Levitt Commercial	$ 1.0 million	4.3 acres	2003

          At June 30, 2003, cash deposits of approximately $606,000 secured our commitments under these contracts.

          At June 30, 2003, our backlog of 1,576 homes and 1,642 acres had an estimated sales value of approximately $336.5 million and $111.7 million, respectively. Our backlog represents sales contracts not yet closed at the end of the period, some of which are subject to obtaining financing.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

          Market risk is defined as the risk of loss arising from adverse changes in market valuations that arise from interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. We are subject to interest rate risk on our long-term debt. At June 30, 2003, we had $160.2 million in borrowings with adjustable rates tied to the prime rate and/or LIBOR rates and $2.0 million in borrowings with fixed rates. Consequently, for debt tied to an indexed rate, changes in interest rates may affect our earnings and cash flows, but would generally not impact the fair value of such debt. For fixed rate debt, changes in interest rates generally affect the fair market value of the debt, but not our earnings or cash flow.

          The table below sets forth our debt obligations, principal cash flows by scheduled maturity, weighted-average interest rates and estimated fair market value as of June 30, 2003 (dollars in thousands):

	Six Months
	Ended								Fair Market
	December 31,	Year Ended December 31,							Value at
									June 30,
	2003	2004	2005	2006	2007	2008	Thereafter	Total	2003

Fixed rate debts:
Development bonds payable (1)	$—	—	—	—	—	—	1,393	1,393	1,359
Average interest rate								5.88%
Notes and mortgage payable (1)	$27	141	138	147	146	—	—	599	604
Average interest rate	6.27%	6.23%	6.19%	6.20%	6.23%	—	—	6.22%
Variable rate debts:
Notes and mortgage payable (3)	$31,050 (2)	7,095	65,309	7,273	49,431	58	—	160,216	160,216
Average interest rate	3.93%	3.72%	3.95%	3.92%	4.74%	4.00%	—	4.13%
Total debt obligations	$31,077	7,236	65,447	7,420	49,577	58	1,393	162,208

(1)	Fair value calculated based upon recent borrowings in same category of debt.

(2)	The 2003 principal cash flow includes the $30.0 million loan due on demand to BankAtlantic Bancorp. In connection with the proposed spin-off, it is contemplated that this note will be converted to a five-year term note with interest payable monthly at the prime rate initially plus an additional .25% every six months thereafter, with all principal due at maturity.

(3)	At June 30, 2003 our total borrowings from BankAtlantic were approximately $26.5 million.

     Based upon the amount of variable rate debt outstanding at June 30, 2003 and holding the variable rate debt balance constant, each one percentage point increase in interest rates would increase the interest incurred by us by approximately $1.6 million per year.

IMPACT OF INFLATION

          The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Inflation can have a long-term impact on us because increasing costs of land, materials and labor result in a need to increase the sales prices of homes. In addition, inflation is often accompanied by higher interest rates, which can have a negative impact on housing demand and the costs of financing land development activities and housing construction. Rising interest rates, as well as increased materials and labor costs may reduce gross margins. In recent years, the increases in these costs have followed the general rate of inflation and hence have not had a significant adverse impact on us. In addition, deflation can impact the value of real estate and make it difficult for us to recover our land costs. Therefore, either inflation or deflation could adversely impact our future results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

          In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“Consolidation of Variable Interest Entities”). The interpretation defines a variable interest entity as a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the equity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The interpretation also requires that the primary beneficiary is the only entity that can consolidate the variable interest entity. A primary beneficiary is the enterprise that has the majority of the risks and rewards of ownership. Upon consolidation of a variable interest entity, the assets, liabilities and non-controlling interest of the variable interest entity are measured at their carrying amounts with any difference between the net amount added to the statement of financial condition and any previously recognized interest being recognized as the cumulative effect of a change in accounting principle. The interpretation also requires disclosures about variable interest entities that the Company is not required to consolidate but in which it has a significant variable interest. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company completed its initial evaluation of Interpretation No. 46, and concluded that adoption of Interpretation No. 46 did not and is not expected to have a material impact on the results of operations or financial condition of the Company.

          In May 2003, the FASB issued SFAS No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

MANAGEMENT

Directors, Executive Officers and Significant Employees

          The table below sets forth the names and ages of our directors and executive officers as well as the positions and offices they hold. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

Alan B. Levan	58	Chairman of the Board, Director

John E. Abdo	60	Vice Chairman of the Board, President, Director

Glen R. Gilbert	58	Executive Vice President, Chief Financial
		Officer, Secretary

Seth M. Wise	33	Executive Vice President

James J. Blosser	64	Director

William R. Scherer	55	Director

Darwin Dornbush	73	Director

          Alan B. Levan has been Chairman of the Board since 1985. He is Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc. (NYSE: BBX), the holding company for BankAtlantic since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is also a director and Chairman of the Board of Bluegreen Corporation (NYSE: BXG). He formed the I.R.E. Group (predecessor to BFC Financial Corporation) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of BFC Financial Corporation (Nasdaq: BFCF) or its predecessors.

          John E. Abdo has been Vice Chairman of the Board and President since 1985. He has been principally employed as Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of BFC Financial Corporation since 1988 and Vice Chairman of the Board of BFC Financial Corporation since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc. since 1994 and a director of BankAtlantic since 1984. He is also a director of Benihana, Inc. (Nasdaq: BNHN), a national restaurant chain, and a director and Vice Chairman of the Board of Bluegreen Corporation.

          Glen R. Gilbert has been our Executive Vice President, Chief Financial Officer and Secretary since 1997. He has been Executive Vice President of BFC Financial Corporation since July 1997. Prior to that date he served in the position of Senior Vice President of BFC Financial Corporation. In May 1987 he was appointed Chief Financial Officer and in October 1988 was appointed Secretary of BFC Financial Corporation. He joined BFC Financial Corporation in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970.

          Seth M. Wise was named Executive Vice President of the Company in September 2003. He joined Levitt Commercial in 2001 and became its President in 2001.

          James J. Blosser has been a Director since April 2001. He has been an attorney with the law firm of Blosser & Sayfie since 2001. Additionally, since 1999, he has been a partner with the governmental relations firm of Poole, McKinley & Blosser. Prior to 1999, he was an Executive Vice President for Huizenga Holdings, the sports, investment and entertainment conglomerate in Fort Lauderdale, Florida.

          Darwin C. Dornbush has been a Director since June 2003. Mr. Dornbush is currently and has for more than the past five years been a partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer, LLP. He has served as the Secretary of Benihana, Inc., a national restaurant chain, and its predecessor since 1983, and has been a Director of Benihana, Inc. since 1995. He has served as Secretary and a Director of Benihana of Tokyo, the parent company of Benihana, Inc., since 1980. Mr. Dornbush is also a director of Cantel Medical Corp, a healthcare company.

          William R. Scherer has been a Director since April 2001. He has been an attorney with the law firm of Conrad & Scherer, P.A. since 1974.

          The following additional information is provided for significant employees of our subsidiaries who are not executive officers:

          Elliott Wiener joined Levitt and Sons in 1975 and became its President in 1982.

          Paul J. Hegener joined Core Communities in 1992 and became its President in 1992.

Board of Directors

          Our Board of Directors is currently comprised of five directors.

Committees of the Board of Directors

          We do not have any committees of the Board of Directors. Compensation decisions relating to our executive officers and key employees are made primarily by BankAtlantic Bancorp, as our sole shareholder.

Compensation of Directors

          Employee directors do not receive additional compensation for serving on our board of directors. Non-employee directors receive $833 per month for serving on our board. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services.

Compensation of Executive Officers

          The following table and the notes thereto set forth certain information with respect to the annual compensation for services rendered in all capacities to us during the year ended December 31, 2002 by the Chief Executive Officer and our other most highly compensated executive officers whose compensation exceeded $100,000 as well as the total annual compensation paid to each of those individuals for the prior two years. The compensation described in this table was paid by Levitt Corporation for services rendered to Levitt Corporation and its subsidiaries.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and				Other Annual	Restricted	Stock		All Other
Principal				Compen-	Stock	Option	LTIP	Compen-
Position	Year	Salary	Bonus	sation	Award(s)	Award(s)	Payouts	sation

		($)	($)	($)	($)	(#)	($)	($)
Alan B. Levan	2002	83,791	62,500	—	—	—	—	—
Chairman of the Board,	2001	—	50,000	—	—	—	—	—
Chief Executive	2000	—	—	—	—	—	—	—
Officer
John E. Abdo	2002	263,187	425,000	—	—	—	—	291,000	(2)
Vice Chairman of the	2001	250,000	250,000	—	—	—	—	291,000	(2)
Board, President	2000	91,000	91,000	—	—	—	—	475,000	(2)
Glen R. Gilbert	2002	123,938	97,192	—	—	—	—	—
Executive Vice President,	2001	119,600	29,900	—	—	—	—	—
Chief Financial Officer	2000	93,130	17,250	—	—	—	—	—
and Secretary

(1)	Each of the executive officers named above separately received compensation from affiliates of the Company for services rendered to those affiliates. None of such compensation was received in connection with services rendered to the Company.

(2)	These payments were made to Abdo Companies, Inc., a company controlled by Mr. Abdo for use of office space by Mr. Abdo and his staff in a building owned by the Abdo Companies. Such payments are included in the above table as compensation to Mr. Abdo. There is no agreement with respect to the continued payment of these amounts.

Options/Grants

We have no option plans, stock appreciation rights or long-term incentive plans.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. Compensation decisions relating to our executive officers and key employees were made primarily by BankAtlantic Bancorp, as our sole shareholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships of Directors and Executive Officers with the Company and its Affiliate Companies

          Alan B. Levan, Chairman of the Board of the Company, also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp and BankAtlantic. Alan B. Levan is also Chairman of the Board of Bluegreen Corporation and BFC Financial Corporation (“BFC”).

          John E. Abdo, Vice Chairman of the Board and President of the Company, also serves as Vice Chairman of the Board of BankAtlantic Bancorp and BankAtlantic. John E. Abdo is also Vice Chairman of the Board of Bluegreen Corporation and BFC.

          Glen R. Gilbert, Executive Vice President, Chief Financial Officer and Secretary of the Company, also serves in the same capacity at BFC.

          Since 2002, the Company has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of the Company’s Board of Directors, is a member. The Company paid fees aggregating $79,000 to this firm during the six months ended June 30, 2003 and $364,000 during the year ended December 31, 2002.

          Members of the Company’s Board of Directors and executive officers own stock in BankAtlantic Bancorp. Listed in the table below are the outstanding securities of BankAtlantic Bancorp beneficially owned as of June 30, 2003.

	Class A		Class B
	Common		Common
	Stock		Stock
	Ownership		Ownership	Percent of	Percent of
	as of		as of	Class A	Class B
Name of Beneficial Owner	June 30, 2003		June 30, 2003	Common Stock	Common Stock
BFC Financial Corporation (1)	8,296,891		4,876,124	14.96%	100.00%
Alan B. Levan (1)	1,190,152	(2)	—	2.15%	—
John E. Abdo (1)	626,467	(3)	—	1.13%	—
Glen R. Gilbert	26		—	*	—
William R. Scherer	2,576	(4)	—	*	—

(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 68.6% of the outstanding common stock of BFC. The shares of BankAtlantic Bancorp owned by BFC are not included in the numbers set forth above for Mr. Levan or Mr. Abdo. Mr. Levan serves as Chairman, President and CEO of BFC, BankAtlantic Bancorp and BankAtlantic, and Mr. Abdo serves as Vice Chairman of BFC, BankAtlantic Bancorp and BankAtlantic. Mr. Levan and Mr. Abdo are also Chairman and Vice Chairman and President, respectively, of the Company.

(2)	Mr. Levan may also be deemed to beneficially own, and the number set forth above includes, 1,190,152 shares of Class A Common Stock which can be acquired within 60 days pursuant to stock options, 11,025 shares of Class A Common Stock held in the BankAtlantic 401(k) Plan and 368 shares of Class A Common Stock held by Levan Enterprises, Ltd.

(3)	Includes 567,462 shares of Class A Common Stock which can be acquired within 60 days pursuant to stock options and beneficial ownership of 38,945 shares of Class A Common Stock held by Mr. Abdo in the BankAtlantic 401(k) Plan.

(4)	Includes 1,098 shares of Class A Common Stock held by Mr. Scherer’s spouse.

          Each of the Company’s executive officers separately receives compensation from affiliates of the Company for services rendered to those affiliates. Members of the Company’s Board of Directors and executive officers also have banking relationships with BankAtlantic. Such banking relationships are in the ordinary course of BankAtlantic’s business.

Relationships of the Company with its Affiliate Companies

          At June 30, 2003, December 31, 2002, 2001 and 2000, $15.2 million, $5.4 million, $5.1 million and $15.0 million, respectively, of cash and cash equivalents were held on deposit by BankAtlantic. Interest on deposits held at BankAtlantic for the six months ended June 30, 2003 and for each of the years ended December 31, 2002, 2001 and 2000 was approximately $80,000, $84,000, $396,000 and $947,000, respectively. Additionally, at June 30, 2003, December 31, 2002, 2001 and 2000, $3.3 million, $2.9 million, $3,700 and $637,000, respectively, of restricted cash was held on deposit by BankAtlantic.

          BFC, the parent company of BankAtlantic Bancorp, and BankAtlantic each received management fees in connection with providing accounting, general and administrative services to the Company. The amounts paid may not be representative of the amounts that would be paid in an arms-length transaction. The table below sets forth the Company’s management fees to related parties (in thousands).

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)
BFC	$107	70	170	80	80
BankAtlantic	10	10	20	20	20

	$117	80	190	100	100

          Employees of the Company participate in BankAtlantic’s defined contribution plan, pursuant to Section 401(k) of the Internal Revenue Code for all employees who have completed three months of service and have reached the age of 18. The Company’s contributions to the plan are at the discretion of BankAtlantic’s Board of Directors. Included in the Company’s Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 was approximately $236,000 and $163,000, respectively, and for each of the years ended December 31, 2002, 2001 and 2000 was approximately $344,000, $198,000 and $130,000, of expenses relating to the employer 401(k) contribution under the plan.

          The Company is included in the consolidated federal income tax return of BankAtlantic Bancorp. There is a tax sharing agreement with BankAtlantic Bancorp and its subsidiaries, including the Company, to assure that (i) the subsidiaries will not be required to contribute a share of the consolidated tax liability for a year in an amount in excess of that which they would have incurred for that particular year on the basis of a separate income tax return, (ii) any permanent benefit accruing to the affiliated group by reason of the filing of a consolidated return shall be enjoyed by the member to which the benefit is attributed or shall be otherwise shared in proportion to the respective amounts of tax liability incurred on the basis of separate returns for the year, and (iii) any tax benefit attributable to the subsidiaries realized by reason of the consolidated return for the year be enjoyed by the subsidiaries regardless of the possibility that the benefit of any tax credit or deduction may not have been enjoyed under a separate income tax return.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The Company is a wholly-owned subsidiary of BankAtlantic Bancorp. However, as discussed in “Prospectus Summary – Possible Spin-off of the Company,” BankAtlantic Bancorp is pursuing a possible spin-off of the Company to its shareholders.

PLAN OF DISTRIBUTION

          We currently intend to sell the investment notes directly to investors. The offering of the investment notes will be commenced promptly after the date of this prospectus, will be made on a continuous basis and may continue for a period in excess of thirty days. Alan B. Levan, Chairman of the Company, will conduct the offer and sales of the investment notes. We do not currently intend to use a broker-dealer or agent to assist in the sales of these securities. However, we may retain the services of an NASD member broker-dealer in the future to assist in the sales of investment notes. If we retain the services of a broker-dealer, we will file a post-effective amendment to the registration statement containing this prospectus to disclose the name of the broker-dealer, the compensation being paid to the broker-dealer and any other material terms of our agreement with the broker-dealer. We will otherwise offer the investment notes through our employees in accordance with Rule 3a 4-1 under the Exchange Act.

          We reserve the right to reject any order, in whole or in part, for any reason. Your order will be irrevocable upon receipt by us. In the event that your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once your order has been accepted, your funds will be promptly deposited in our account. We will send a receipt to you in the form of a confirmation statement as soon as practicable after acceptance of your order. No minimum number of notes must be sold in the offering. You will not know at the time of the order whether we will be successful in completing the sale of all of the notes being offered. We reserve the right to withdraw or cancel the offering at any time. We do not anticipate that we would provide specific notice of the withdrawal or cancellation of the offering other than disclosure of such fact in our next public filing pursuant to the Exchange Act. In the event of a withdrawal or cancellation of the offering, orders previously received will be irrevocable and no funds will be refunded.

LEGAL MATTERS

          The validity of the investment notes will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

          The consolidated audited financial statements of Levitt Corporation as of and for the year ended December 31, 2002 included in this prospectus, except as they relate to Bluegreen Corporation, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants and insofar as they relate to Bluegreen Corporation, by Ernst & Young LLP, independent certified public accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent certified public accountants given on the authority of such firms as experts in auditing and accounting.

          The consolidated financial statements of Levitt Corporation and subsidiaries as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Bluegreen Corporation at December 31, 2002 and March 31, 2002, and for the nine month period ended December 31, 2002 and each of the two years in the period ended March 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

          On January 7, 2003, BankAtlantic Bancorp dismissed KPMG LLP as its independent public accountants effective upon completion of the audit of the BankAtlantic Bancorp fiscal year ended December 31, 2002. In connection therewith, KPMG LLP declined to perform the separate audit of Levitt Corporation for the year ended December 31, 2002. The reports of KPMG LLP on the financial statements of Levitt Corporation for the two years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision for BankAtlantic Bancorp, Inc. to change accountants was approved by the Audit Committee of the Board of Directors of BankAtlantic Bancorp. In connection with its audits for the fiscal years ended December 31, 2001 and 2000, and through January 7, 2003, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such years.

          PricewaterhouseCoopers (“PWC”) was engaged as Levitt Corporation’s principal independent public accountants for the audit of the December 31, 2002 financial statements. PWC was engaged as BankAtlantic Bancorp’s principal independent public accountant for the audit of the December 31, 2003 financial statements. During the three most recent fiscal years and through January 7, 2003, Levitt Corporation had not consulted with PWC regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Levitt Corporation’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item (a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

          We do not currently file periodic reports, proxy statements, or other information with the SEC. However, upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, for a period lasting at least until December 31, 2003, and, accordingly, during this period we will file periodic reports and certain other information with the SEC. You can read and copy these reports and other information concerning Levitt Corporation at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Levitt Corporation.

          Bluegreen Corporation currently files periodic reports, proxy statements, and other information with the SEC, and you can obtain this information as indicated above.

          We have filed a registration statement on Form S-1 with the SEC covering the investment notes offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. For further information about us and the investment notes, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above, or from us.

          You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Communications
Levitt Corporation
P. O. Box 5403
Fort Lauderdale, Florida 33310-5403
(954) 760-5200

          You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the investment notes in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Levitt Corporation
Report of Independent Certified Public Accountants	F-3
Independent Auditors’ Report	F-4
Consolidated Statements of Financial Condition
As of June 30, 2003 (unaudited) and December 31, 2002 and 2001	F-5
Consolidated Statements of Operations
For the six months ended June 30, 2003 and 2002 (unaudited) and for each of the years in the three year period ended December 31, 2002	F-6
Consolidated Statements of Shareholder’s Equity and Comprehensive Income (Loss)
For the six months ended June 30, 2003 (unaudited) and for each of the years in the three year period ended December 31, 2002	F-7
Consolidated Statements of Cash Flows
For the six months ended June 30, 2003 and 2002 (unaudited) and for each of the years in the three year period ended December 31, 2002	F-8
Notes to Consolidated Financial Statements	F-10
Bluegreen Corporation – Annual Financial Statements
Report of Independent Certified Public Accountants	F-35
Consolidated Balance Sheets
As of December 31, 2002 and March 31, 2002	F-36
Consolidated Statements of Income
For the nine months ended December 31, 2002, the nine months ended December 30, 2001 (unaudited) and for the years ended March 31, 2002 and April 1, 2001	F-37
Consolidated Statements of Shareholders’ Equity
For the nine months ended December 31, 2002 and the years ended March 31, 2002 and April 1, 2001	F-39
Consolidated Statements of Cash Flows
For the nine months ended December 31, 2002, the nine months ended December 30, 2001 (unaudited) and for the years ended March 31, 2002 and April 1, 2001	F-40
Notes to Consolidated Financial Statements	F-43

Bluegreen Corporation – Quarterly Financial Statements (unaudited)
Condensed Consolidated Balance Sheets
June 30, 2003 and December 31, 2002	F-88
Condensed Consolidated Statements of Income
For the six months ended June 30, 2003 and 2002	F-92
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2003 and 2002	F-94
Notes to Condensed Consolidated Financial Statements	F-97

Report of Independent Certified Public Accountants

To the Board of Directors of Levitt Corporation:

In our opinion, based on our audit and the report of other auditors, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, of shareholder’s equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Levitt Corporation and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Bluegreen Corporation for the year ended December 31, 2002, an investment of the Company accounted for under the equity method (Note 6 to the consolidated financial statements.) Those statements were audited by other auditors for the year ended December 31, 2002 whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Bluegreen Corporation, is based solely on the report of the other auditors. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and each of two years in the period then ended were audited by other independent accountants whose report dated January 29, 2002 (except for Note 15 as to which the date is March 7, 2002) expressed an unqualified opinion on those statements.

PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
April 11, 2003

Independent Auditors’ Report

Board of Directors of Levitt Corporation:

We have audited the accompanying consolidated statement of financial condition of Levitt Corporation and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholder’s equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Levitt Corporation and Subsidiaries at December 31, 2001, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Fort Lauderdale, FL
January 29, 2002, except for Note 15 as to which the date is March 7, 2002

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Financial Condition
June 30, 2003, December 31, 2002 and December 31, 2001
(In thousands except share data)

	2003	2002	2001

	(Unaudited)
Assets
Cash and cash equivalents	$28,001	16,014	23,591
Restricted cash	3,567	2,988	658
Notes receivable	4,809	6,082	6,232
Inventory of real estate	218,473	198,126	142,433
Investments in real estate joint ventures	3,938	4,251	8,372
Investment in Bluegreen Corporation	60,224	57,332	—
Other assets	6,986	4,710	6,674
Deferred tax asset, net	3,659	5,958	8,233

Total assets	$329,657	295,461	196,193

Liabilities and Shareholder’s Equity
Accounts payable and accrued liabilities	$47,095	36,897	29,152
Current income tax payable to affiliate	2,265	3,432	4,972
Notes and mortgage notes payable	104,306	85,359	55,625
Notes and mortgage notes payable to affiliates	56,509	57,505	27,870
Development bonds payable	1,393	4,581	8,635

Total liabilities	211,568	187,774	126,254
Minority interest in consolidated joint venture	233	154	(89)
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares; issued and outstanding 100 shares	—	—	—
Additional paid-in capital	68,402	68,402	50,003
Retained earnings	49,197	39,537	20,025
Accumulated other comprehensive income (loss)	257	(406)	—

Total shareholder’s equity	117,856	107,533	70,028

Total liabilities and shareholder’s equity	$329,657	295,461	196,193

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Operations
For the Six Months Ended June 30, 2003 and 2002 and
For Each of the Years in the Three Year Period Ended December 31, 2002
(In thousands)

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Sales of real estate	$120,003	84,717	207,808	143,140	100,322
Utility expansion income	—	—	—	—	4,881
Title and mortgage operations	981	640	1,595	1,106	783

	120,984	85,357	209,403	144,246	105,986

Costs and expenses:
Cost of sales of real estate	88,675	62,805	159,675	111,685	79,029
Selling, general and administrative expenses	18,386	13,830	30,359	26,031	18,644
Interest expense, net	249	320	389	180	1,315
Other expenses	784	573	1,311	930	747
Minority interest	149	—	—	556	1,064

	108,243	77,528	191,734	139,382	100,799

	12,741	7,829	17,669	4,864	5,187
Earnings in Bluegreen Corporation	1,806	1,522	4,570	—	—
(Loss) earnings in joint ventures	(82)	1,376	849	2,888	1,141
Interest and other income	1,267	1,366	2,678	3,888	3,835

Income before income taxes	15,732	12,093	25,766	11,640	10,163
Provision for income taxes	6,072	3,339	6,254	4,118	3,208

Net income	$9,660	8,754	19,512	7,522	6,955

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Shareholder’s Equity and Comprehensive Income
For the Six Months Ended June 30, 2003 and
For Each of the Years in the Three Year Period Ended December 31, 2002
(In thousands)

					Accumulated
	Compre-				Compre-
	hensive		Additional		hensive
	Income	Common	Paid-In	Retained	Income
	(Loss)	Stock	Capital	Earnings	(Loss)	Total

Balance at December 31, 1999		—	50,003	5,548	—	55,551
Net income and comprehensive income	$6,955		—	6,955	—	6,955

Balance at December 31, 2000		—	50,003	12,503	—	62,506
Net income and comprehensive income	$7,522			7,522		7,522

Balance at December 31, 2001		—	50,003	20,025	—	70,028
Net income	$19,512			19,512	—	19,512
Other comprehensive income, net of tax:
Unrealized loss on retained interests of Bluegreen Corporation, net of tax of $255	(406)		—	—	(406)	(406)

Comprehensive income	$19,106

Capital contribution			18,618	—	—	18,618
Issuance of Bluegreen Corporation common stock, net of tax of $130			(219)	—	—	(219)

Balance at December 31, 2002		$—	68,402	39,537	(406)	107,533
Net income	$9,660			9,660	—	9,660
Other comprehensive income, net of tax:
Unrealized gain on retained interests of Bluegreen Corporation, net of tax of $419	663		—	—	663	663

Comprehensive income (unaudited)	$10,323

Balance at June 30, 2003 (unaudited)		$—	68,402	49,197	257	117,856

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2003 and 2002 and
For Each of the Years in the Three Year Period Ended December 31, 2002
(In thousands)

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Operating activities:
Net income	$9,660	8,754	19,512	7,522	6,955
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	149	62	131	95	64
Increase (decrease) in deferred income taxes	1,876	1,207	2,666	2,243	(413)
Minority interest	149	—	—	556	1,064
(Earnings) in Bluegreen Corporation	(1,806)	(1,522)	(4,570)	—	—
Loss (earnings) in joint ventures	82	(1,376)	(849)	(2,888)	(1,141)
Gain on sale of real estate investment, net	—	—	—	(680)	—
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(579)	477	(2,330)	6,399	(375)
Increase in inventory of real estate	(20,347)	(39,572)	(55,693)	(32,043)	(5,579)
(Increase) decrease in notes receivable	83	657	150	(1,650)	(2,509)
(Increase) decrease in other assets	(2,136)	485	2,186	(3,253)	870
Increase (decrease) in accounts payable, accrued expenses and other liabilities	9,031	632	6,205	6,984	7,463

Net cash (used in) provided by operating activities	(3,838)	(30,196)	(32,592)	(16,715)	6,399

Investing activities:
Decrease in investment in real estate, net	—	—	—	3,737	—
Investment in real estate joint ventures	(800)	(449)	(1,244)	(3,523)	(3,525)
Distributions from real estate joint ventures	1,031	4,574	6,214	6,131	4,568
Investment in Bluegreen Corporation	—	(53,779)	(53,779)	—	—
Other	(262)	(216)	(336)	(193)	(118)

Net cash (used in) provided by investing activities	(31)	(49,870)	(49,145)	6,152	925

Financing activities:
Proceeds from notes and mortgage notes payable	73,102	46,862	104,417	56,067	49,929
Proceeds from notes and mortgage payable to affiliates	19,012	45,094	64,642	24,552	11,470
Repayment of notes and mortgage notes payable	(54,155)	(19,891)	(74,683)	(41,488)	(58,726)
Repayment of notes and mortgage notes payable to affiliates	(20,008)	(16,151)	(35,007)	(24,478)	(5,113)
Proceeds from development bonds payable	—	377	915	6,069	7,772
Repayment of development bonds payable	(2,025)	(3,348)	(4,985)	(6,094)	(3,871)
Contributed capital from BankAtlantic Bancorp, Inc.	—	18,618	18,618	—	—
Change in minority interest in consolidated joint ventures	(70)	218	243	(1,128)	(1,203)

Net cash provided by financing activities	15,856	71,779	74,160	13,500	258

Increase (decrease) in cash and cash equivalents	11,987	(8,287)	(7,577)	2,937	7,582
Cash and cash equivalents at the beginning of period	16,014	23,591	23,591	20,654	13,072

Cash and cash equivalents at end of period	$28,001	15,304	16,014	23,591	20,654

(continued)

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2003 and 2002 and
For Each of the Years in the Three Year Period Ended December 31, 2002
(In thousands)

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Supplemental cash flow information
Interest paid on borrowings, net of capitalized interest	$349	455	(93)	114	1,010
Income taxes paid	$5,372	1,037	5,127	2,752	210
Supplemental disclosure of non-cash operating, investing and financing activities:
Change in stockholder’s equity resulting from the change in other comprehensive loss, net of taxes	$663	65	(406)	—	—
Change in stockholder’s the net effect of Bluegreen’s capital transactions, net of taxes	$—	—	(219)	—	—
Assumption of development bonds payable	$(1,190)	—	—	(1,247)	—
Decrease in notes receivable from assumption of development bonds payable	$1,190	—	—	1,247	—

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Ownership and Business

          Levitt Corporation (the “Company”) is the parent company to other entities operating in the real estate development and investment business. In October 2001, BankAtlantic transferred its direct ownership of the Company to BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”). Effective January 1, 2002, Levitt Corporation converted from a corporation to a limited liability company. On February 12, 2003, Levitt Corporation converted from a limited liability company to a corporation through a merger with a wholly owned subsidiary.

          The Company engages in real estate activities through Levitt and Sons, LLC (“Levitt and Sons”), Core Communities, LLC (“Core Communities”), Levitt Commercial, LLC (“Levitt Commercial”) and several investments in real estate projects in Florida. The Company also acquired in April 2002 an equity investment of 34.2% in Bluegreen Corporation (“Bluegreen”), a New York Stock Exchange-listed company engaged in acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. Levitt and Sons was acquired in December 1999 for approximately $27.0 million. Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Core Communities owns the unsold land and other entitlements of the master planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns a community in the initial development stage in St. Lucie County, Florida known as Tradition and commercial land in Hillsborough County, Florida. Levitt Commercial owns the unsold units in a flex warehouse known as High Ridge Commerce Center in Boynton Beach, Florida, land for development of Phase 2 and 3 of High Ridge Commerce Center and a membership interest in a joint venture that plans to build an apartment complex in Melbourne, Florida. The majority of the Company’s assets and activities are located in Florida. Changes in the economic conditions in Florida would have an impact on the operations of the Company.

Unaudited Interim Financial Statements

          The accompanying consolidated statement of financial condition as of June 30, 2003, the consolidated statements of operations and of cash flows for the six-month periods ended June 30, 2003 and 2002, and the consolidated statement of shareholder’s equity and comprehensive income for the six months ended June 30, 2003 are unaudited. In the opinion of management, such information includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in conjunction with the audited consolidated financial statements and notes hereto. Results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

Consolidation Policy

          The accompanying consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, and its majority owned joint ventures. All significant inter-company accounts, transactions and profits have been eliminated in consolidation.

          The Company uses the equity method for investments in unconsolidated subsidiaries and unconsolidated joint ventures when the Company owns at least 20% of the voting stock or exercises significant influence over the operating and financial policies but does not own a controlling interest. Under the equity method, the Company’s initial investment is recorded at cost and is subsequently adjusted to recognize its share of earnings or losses. Distributions received reduce the carrying amount of the investment. In the event of issuance of equity interests by an unconsolidated entity to others, the Company recognizes the impact in paid in capital.

          Interest is capitalized on real estate joint ventures while the venture has activities in progress necessary to commence its planned principal operation based on the average balance outstanding of investments and advances to joint ventures.

Cash Equivalents

          Cash equivalents include liquid investments with original maturities of three months or less.

Restricted Cash

          Cash and interest bearing deposits are segregated into restricted accounts for specific uses in accordance with the terms of certain land sale contracts, home sales and other arrangements. Restricted funds may only be utilized in accordance with the terms of the applicable governing documents. The majority of restricted funds are controlled by third-party escrow fiduciaries.

Inventory of Real Estate

          Inventory of real estate includes land, land development costs, and other construction costs and is stated at the lower of accumulated cost or estimated fair value. Estimated fair value is based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances, which may affect fair value including management’s plans for the property. Due to the large acreage of certain land holdings, disposition in the normal course of business is expected to extend over a number of years.

          Inventory costs include direct acquisition, development and construction costs, interest and other indirect construction costs. Land and indirect land development costs are accumulated by specific area and allocated to various parcels or housing units using specific identification and allocation based upon the relative sales value, unit or area methods. Direct construction costs are assigned to housing units based on specific identification. Construction costs primarily include direct construction costs and capitalized field overhead. Other costs are comprised of tangible selling costs, prepaid local government fees and capitalized real estate taxes. Tangible selling costs are capitalized by communities and represent costs incurred that are used directly throughout the selling period to aid in the sale of housing units, such as model furnishings and decorations, sales office furnishings and facilities, exhibits, displays and signage. These tangible selling costs are capitalized and amortized over benefited home sales. Direct construction costs are assigned to housing units based on specific identification. Start-up costs and selling expenses are expensed as incurred.

Capitalized Interest

          Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Interest is amortized to cost of sale as related homes, land and units are sold.

          The following table is a summary of interest incurred on notes and mortgage notes payable and the amounts capitalized:

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

(In thousands)	(Unaudited)
Interest expense to non-affiliates	$2,905	2,673	5,751	4,123	5,647
Interest expense to BankAtlantic	597	684	1,335	2,103	2,320
Interest expense to BankAtlantic Bancorp	603	304	971	—	—
Interest capitalized	(3,856)	(3,341)	(7,668)	(6,046)	(6,652)

Interest expense, net	$249	320	389	180	1,315

Interest included in cost of sales	$2,424	2,456	6,174	4,820	1,775

Revenue Recognition

          Revenue and all related costs and expenses from house and land sales are recognized at the time that closing has occurred, when title and possession of the property and risks and rewards of ownership transfer to the buyer and other sale and profit recognition criteria are satisfied as required under accounting principles generally accepted in the United States of America for real estate transactions.

          Title and mortgage operations include agency and other fees received for processing of title insurance policies and mortgage loans. Revenues from title and mortgage operations are recognized when the transfer of the corresponding property or mortgages to third parties has been consummated.

          Other revenues consist primarily of developers fees earned from real estate joint ventures as homes are delivered, interest income, forfeited deposits and other miscellaneous income.

Goodwill

          In 2002, in connection with the acquisition of Bluegreen common stock, approximately $4.1 million in goodwill was recognized. Goodwill is tested for impairment annually during the third quarter or as events or changes in circumstances indicate that the carrying amount is not recoverable. The impairment test consists of two steps. In the first step the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. If the fair value of the reporting unit is greater than its carrying value the test is completed and goodwill assigned to the reporting unit is not impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and liabilities to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill.

Income Taxes

          The Company is included in BankAtlantic Bancorp’s consolidated federal income tax return. The Company and BankAtlantic Bancorp have entered into a tax sharing agreement with respect to the Federal income tax liability of the consolidated group. The tax sharing agreement provides that the consolidated tax liability for a given year is allocated among the members of the consolidated group in proportion to the taxable income or loss of each member. Income tax expense is calculated on a separate return method that allocates current and deferred taxes to members of BankAtlantic Bancorp’s consolidated group to each member as if it were a separate taxpayer. Current taxes are payable to or receivable from BankAtlantic Bancorp. The Company receives current tax benefits from BankAtlantic Bancorp when the tax benefits are utilized in the consolidated return. The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that a portion of the deferred tax asset will not be realized.

Minority Interest in Equity of Consolidated Joint Ventures

          Minority interest reflects third parties’ ownership interest in ventures that the Company controls.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. Material estimates are utilized in the valuation of real estate, estimates of future improvement costs, capitalization of costs, provision for litigation, the valuation of carrying values of investments, the valuation of the fair market value of assets and liabilities acquired when applying the purchase method of accounting and the amount of the deferred tax asset valuation allowance.

New Accounting Pronouncements

          In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“Consolidation of Variable Interest Entities”). The interpretation defines a variable interest entity as a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the equity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The interpretation also requires that the primary beneficiary is the only entity that can consolidate the variable interest entity. A primary beneficiary is the enterprise that has the majority of the risks and rewards of ownership. Upon consolidation of a variable interest entity, the assets, liabilities and non-controlling interest of the variable interest entity are measured at their carrying amounts with any difference between the net amount added to the statement of financial condition and any previously recognized interest being recognized as the cumulative effect of a change in accounting principle. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company completed its initial evaluation of Interpretation No. 46, and concluded that adoption of Interpretation No. 46 did not and is not expected to have a material impact on the results of operations or financial condition of the Company.

          In May 2003, the FASB issued SFAS No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

2.	Notes Receivable

          Notes receivable represent purchase money notes due from third parties resulting from various land sales at Core Communities. The weighted average interest rate of the notes outstanding is 5% as of June 30, 2003 and December 31, 2002, respectively, and the notes are due in March 2012.

3.	Inventory of Real Estate

          At June 30, 2003, December 31, 2002 and 2001, inventory of real estate is summarized as follows (in thousands):

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Land and land development costs	$170,746	161,826	114,499
Construction costs	34,673	23,412	17,949
Other costs	13,054	12,888	9,985

	$218,473	198,126	142,433

4.	Investments in Joint Ventures

Following is a description of joint ventures which the Company accounts for under the equity method:

Brittany Bay at Andros Isle – A single-family residential development consisting of 222 units located in West Palm Beach, Florida. The Company owns a 39.9% limited partnership interest and a 0.1% general partner interest in this venture.

Fairways at Grand Harbor – A multi-family residential development planned for 257 luxury rental apartments located in Vero Beach, Florida. The Company owns a 44.5% limited partnership interest and a .5% general partner interest in this venture.

Fountains at St. Lucie West – A multi-family residential development consisting of 300 luxury rental apartments in St. Lucie West, Florida. The Company owned a 49.5% limited partnership interest and a 0.5% general partner interest in this venture. This project was sold during 2001.

Cascade Lakes – A single-family residential development consisting of 600 homes located in Boynton Beach, Florida. The Company owns a 49.999% limited partnership interest and a 0.001% general partner interest in this venture. At December 31, 2002, this development was completed and all homes delivered.

Third Street Partners – A multi-family residential development on 2.4 acres consisting of 164 condominium units, 20,000 square feet of retail space and a separate parking garage structure. The property was acquired in December 2000, and the Company owns a 47.4% limited partnership interest and a 0.1% general partnership interest.

Preserve at Melbourne – A multi-family residential development of 93 acres acquired for the future development of approximately 298 apartment units in 23 buildings located in Melbourne, Florida. The property was acquired in October 2002 and the Company owns a 50% membership interest in the acquired land and a 20% membership interest in pursuit costs related to the development of the project.

          The Condensed Combined Balance Sheets and Statements of Operations for the joint ventures accounted for using the equity method are as follows (unaudited):

Condensed Combined Balance Sheets
June 30, 2003, December 31, 2002 and 2001
(In thousands)

		December 31,
	June 30,
	2003	2002	2001

Real estate assets	$54,881	44,628	48,234
Other assets	7,033	6,065	10,158

Total assets	$61,914	50,693	58,392

Mortgage notes payable to BankAtlantic	$23,999	24,873	28,833
Mortgage notes payable non-affiliates	21,537	11,263	3,445
Other liabilities	7,932	6,699	11,664

Total liabilities	53,468	42,835	43,942

Partners’ capital	8,446	7,858	14,450

Total liabilities and partners’ capital	$61,914	50,693	58,392

Condensed Combined Statements of Operations
(In thousands)

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

Revenues	$7,048	30,428	43,924	79,655	74,487
Cost and expenses	7,027	27,894	41,962	74,617	68,055

Net income	$20	2,534	1,962	5,038	6,432

Company’s share of net income (loss)	$(82)	1,376	849	2,888	1,141

          Levitt Corporation has provided guarantees on indebtedness to joint ventures accounted for under the equity method of accounting. The guarantees arose in order to obtain joint venture financing. Levitt Corporation and its joint venture partners would have to perform on their guarantees if the joint ventures default on the various loan agreements. At June 30, 2003 and December 31, 2002, Levitt Corporation had guarantees on $25.3 million and $26.2 million, respectively, of joint venture debt. Included in these guarantees were $23.9 million and $24.5 million of loans from BankAtlantic. All such guarantees were entered into prior to December 31, 2002. Levitt Corporation’s management believes that based on the loans’ collateral, no payments will be required under the guarantees. The other joint venture partners are also guarantors to the joint venture debt and any payments associated with the guarantees may be recovered from these third parties.

          The Company made contributions to the Brittany Bay joint venture in excess of its proportionate ownership interest. The partnership agreement provides for the Company to receive preferential income and cash distributions until the Company’s invested capital is proportionate to its ownership interest. At June 30, 2003, all such contributions in excess of its proportionate ownership interest had been received by the Company.

          During the six months ended June 30, 2003 and 2002, the above joint ventures paid BankAtlantic approximately $917,000 and $1.1 million, respectively, in interest and for the years ended December 31, 2002, 2001 and 2000, interest paid to BankAtlantic was approximately $2.2 million, $2.7 million and $3.1 million, respectively.

5.	Investment in Real Estate

          During May 2001, a marine manufacturing service and sales facility investment was sold for approximately $3.9 million and a net gain on the sale of approximately $680,000 was recognized. The Company owned a 50% interest in the investment which was consolidated.

6.	Investment in Bluegreen Corporation

          During April 2002, Levitt Corporation acquired approximately 34.2% of the outstanding shares of Bluegreen. This interest in Bluegreen was acquired for an aggregate purchase price of approximately $53.8 million. The funds for the investment in Bluegreen were obtained from $30 million of borrowings from BankAtlantic

Bancorp, $18.6 million from BankAtlantic Bancorp’s capital contribution and $5.2 million from the Company’s working capital. The purchase price was in the aggregate $4.2 million greater than the equity in the underlying net assets of Bluegreen. The amount attributed to goodwill is evaluated for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The amount attributed to various other assets and liabilities will be amortized into the statement of operations as an adjustment to income from equity method investment and any related deferred taxes will be adjusted accordingly. The cost of the investment in Bluegreen is adjusted to recognize our interest in the earnings or losses of Bluegreen after the acquisition date.

          Based on a comparison of Bluegreen’s historical cost bases of assets and liabilities to their corresponding estimated fair values, the excess purchase price was attributed to the following (in thousands):

Goodwill	$4,100
Deferred taxes	(1,600)
Various assets and liabilities (net)	1,700

$4,200

     A condensed balance sheet and condensed statement of income are as follows (unaudited):

Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2003	2002

Total assets	$499,036	433,992

Total liabilities	331,599	275,709
Total shareholders’ equity	167,437	158,283

Total liabilities and shareholders’ equity	$499,036	433,992

Condensed Consolidated Statements of Income
(In thousands)

	Six Months	Six Months	Nine Months
	Ended	Ended	Ended
	June 30,	June 30,	December 31,
	2003	2002	2002

	(Restated)
Revenues	$187,725	150,687	271,973
Cost and expenses	172,968	141,837	247,302
Provision for income taxes	5,681	3,407	8,793
Minority interest	723	246	502

Income before cumulative effect of a change in accounting principle	8,353	5,197	15,376

	Six Months	Six Months	Nine Months
	Ended	Ended	Ended
	June 30,	June 30,	December 31,
	2003	2002	2002

	(Restated)
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(5,579)	(5,579)

Net income (loss)	$8,353	(382)	9,797

7.	Accounts Payable and Accrued Liabilities

          Accounts payable and accrued liabilities at June 30, 2003, December 31, 2002 and 2001 are summarized as follows (in thousands):

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Trade and retention payables	$5,453	7,721	4,954
Accrued construction obligations	1,394	2,663	781
Customer deposits	33,253	18,187	13,919
Land acquisition payable	—	—	2,598
Accrued litigation reserve (Note 15)	2,418	2,330	2,550
Other accrued liabilities	4,577	5,996	4,350

	$47,095	36,897	29,152

8.	Notes and Mortgage Notes Payable

          Notes payable at June 30, 2003, December 31, 2002 and 2001 consisted of the following (dollars in thousands):

			December 31,
	Issue	June 30,			Interest	Maturity
	Date	2003	2002	2001	Rate	Date

		(unaudited)
Levitt and Sons
					From Prime less	Range from August
Mortgage notes payable (a)	Various	$79,985	54,887	26,698	0.25% to 5.50%	2005 to March 2008
						Range from
Mortgage notes payable due to					From Prime to	September 2005 to
BankAtlantic (a)	Various	26,509	27,505	27,870	LIBOR + 2.70%	November 2005
Line of credit (b)	March 2002	—	3,500	3,500	Prime + 1.00%	September 2004

		106,494	85,892	58,068

Core Communities
Land acquisition mortgage note (c)	May 2002	12,995	12,995	11,050	LIBOR + 2.10	June 2006
					From 5.1% Fixed to
Construction mortgage note (c)	April 2003	240	—	—	U.S. Treas + 3.25%	Feb 1, 2024

			December 31,
	Issue	June 30,			Interest	Maturity
	Date	2003	2002	2001	Rate	Date

		(unaudited)
						At December 31,
						2001, maturities
					From 7.00% fixed to	range from January
Notes payable (c)	Various	—	—	1,458	8.50% fixed	2021 to August 2022
						At December 31,
						2002, maturity date
						was September 2003.
						Closed during
Line of credit (d)	September 2001	—	112	—	LIBOR + 2.75%	March 2003.
Unsecured obligation	March 1987	312	378	439	7.00% Fixed	March 2007
					From 5.99% fixed to	Range from September 2003 to
Equipment loan payables	Various	47	68	80	8.50% fixed	April 2007

		13,594	13,553	13,027

Levitt Commercial
Land acquisition and construction mortgage notes payable	February 2003	1,277	2,919	—	LIBOR + 3.00%	February 2006

		1,277	2,919	—

Levitt Corporation
Demand promissory note due to BankAtlantic Bancorp	April 2002	30,000	30,000	—	Prime less 0.25%	On Demand
Levitt and Sons acquisition note payable	September 2000	9,450	10,500	12,400	Prime + 0.50%	September 2005

		39,450	40,500	12,400

Total Notes and Mortgage Notes Payable		$160,815	142,864	83,495

(a)	Levitt and Sons has entered into various loan agreements to provide financing for the acquisition, site improvements and construction of residential units. As of June 30, 2003, December 31, 2002 and 2001, these loan agreements provided for advances on a revolving loan basis up to a maximum outstanding balance of $178.7 million, $152.7 million and $86.1 million, respectively. The loans are secured by mortgages on respective properties including improvements. Notes and mortgage notes payable were collateralized by inventory of real estate with net carrying values aggregating $147.9 million, $119.1 million and $74.1 million, at June 30, 2003, December 31, 2002 and 2001, respectively. Certain mortgage notes contain provisions for accelerating the payment of principal as individual homes are sold by Levitt and Sons. Certain notes and mortgage notes provide that events of default may include a change in ownership, management or executive management.

(b)	Levitt and Sons has a credit agreement with a non-affiliated financial institution to provide a $7.5 million line of credit. At June 30, 2003 and December 31, 2002, Levitt and Sons had available credit of approximately $7.5 million and $3.5 million, respectively, and had a balance outstanding of none and $3.5 million, respectively. The credit facility currently matures September 2004. On or before June 30th of each calendar year, the financial institution may at its sole discretion offer the option to extend the term of the loan for a one-year period. The Company has guaranteed amounts outstanding under the line of credit, but the guarantee is limited to a security interest evidenced by a second priority lien upon the Company’s equity interest in Levitt and Sons.

(c)	Core Communities notes and mortgage notes payable are collateralized by inventory of real estate with net carrying values aggregating $16.3 million, $23.9 million and $22.9 million at June 30, 2003, December 31, 2002 and December 31, 2001, respectively.

(d)	Core Communities had a credit agreement with a non-affiliated financial institution to provide a $10.5 million line of credit. At December 31, 2002, Core Communities had available credit under this agreement of $1.7 million, based upon the available collateral remaining under contract. In 2003, the amount outstanding of $112,365 was paid and the credit agreement was terminated.

          Some of the Company’s borrowings contain covenants that, among other things, require it to maintain certain financial ratios and a minimum net worth. These covenants may have the effect of limiting the amount of debt that the Company can incur in the future and restricting the payment of dividends from subsidiaries to the Company. At June 30, 2003 and December 31, 2002, the Company was in compliance with all loan agreement financial covenants.

          At December 31, 2002, the minimum aggregate required principal payment of the above indebtedness in each of the next five years is approximately as follows (in thousands):

December 31,
2002

Year ended December 31, 2003	$45,122
Year ended December 31, 2004	5,760
Year ended December 31, 2005	57,280
Year ended December 31, 2006	2,718
Year ended December 31, 2007	18,990
Thereafter	12,994

$142,864

9.	Development Bonds Payable

          In connection with the development of certain of our communities, community development or improvement districts have been established and may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements performed by the Company near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district and a priority assessment lien may be placed on benefited parcels to provide security for the debt service. The bonds, including interest and redemption premiums, if any, and the associated priority lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. The Company pays a portion of the revenues, fees, and assessments levied by the districts on the properties the Company still owns that are benefited by the improvements. The Company may also agree to pay down a specified portion of the bonds at the time of each unit or parcel closing.

          In accordance with Emerging Issues Task Force Issue 91-10 (“EITF 91-10”), Accounting for Special Assessments and Tax Increment Financing, the Company records a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. The Company reduces this liability by the corresponding assessment assumed by property purchasers and the amounts paid by the Company at the time of closing and transfer of the property. Interest is calculated and paid based upon the gross bond obligation.

          Development bonds payable at June 30, 2003, December 31, 2002 and 2001 are summarized as follows (dollars in thousands):

			December 31,
	Issue	June 30,			Interest	Maturity
	Date	2003	2002	2001	Rate	Date

		(Unaudited)

Capital improvement revenue bonds	Range from May 1999 to November 2000	$1,393	4,581	8,635	From 5.875% fixed to 6.50% fixed	Range from October 2004 to May 2009

		$1,393	4,581	8,635

          At December 31, 2002, the aggregate required principal payment of the above indebtedness in each of the next five years is approximately as follows (in thousands):

December 31,
2002

Year ended December 31, 2003	—
Year ended December 31, 2004	$1,137
Year ended December 31, 2005	1,228
Year ended December 31, 2006	—
Year ended December 31, 2007	—
Thereafter	2,216

$4,581

          A development district for the Company’s Tradition master planned community issued $28.9 million of bond anticipation notes to provide funding for phase I common infrastructure. The bond anticipation notes are direct obligations of the development district and are projected to be refinanced prior to maturity into long-term assessment and/or revenue bonds. The development district assesses property owners to fund debt service and the ultimate repayment of the bonds. The Company is assessed based on its pro-rata ownership of the property in the district. The Company’s pro-rata share of the assessment transfers to third party purchasers upon property sales. The assessments are projected to be levied beginning in 2005. In accordance with EITF 91-10, the Company will recognize an expense for its pro rata portion of assessments, based upon its ownership of benefited property.

Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds

          The Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds are other bonds of the development district that are not recorded on the books of the Company. As an owner of property within the development district, the Company is responsible for the payment of its pro rata share of tax assessments regarding the water management benefit tax bonds, only until land parcels are sold. The Company recognized a tax assessment expense, based upon its pro rata share of taxes and assessments of $246,928 and $342,454, for the six months ended June 30, 2003 and 2002, respectively, and $544,176, $1,082,954 and $1,134,053 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expenses on the accompanying consolidated statement of operations. With respect to the Utility Revenue Refunding Bonds, the Company entered into a Connection Fee Guarantee Agreement when the bonds were issued in 2000. This Agreement did not secure the bonds, but did provide the development district with assurances that sufficient water and sewer connection fees would be prepaid by the Company to service the Bonds in the event that utility operating income and third-party connection fee receipts were insufficient. There have been no prepaid connection fees incurred to date with regard to the Agreement. Amounts have been deposited by the development district with the bond trustee for complete redemption of these bonds prior to the end of 2003. The Company has no underlying guarantee obligation in connection with the Water Management Benefit Tax Bonds.

10.	Related Party Transactions

          Relationships of Directors and Executive Officers with the Company and its Affiliate Companies

          Alan B. Levan, Chairman of the Board of the Company, also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp and BankAtlantic. Alan B. Levan is also Chairman of the Board of Bluegreen Corporation and BFC Financial Corporation (“BFC”).

          John E. Abdo, Vice Chairman of the Board and President of the Company, also serves as Vice Chairman of the Board of BankAtlantic Bancorp and BankAtlantic. John E. Abdo is also Vice Chairman of the Board of Bluegreen Corporation and BFC.

          Glen R. Gilbert, Executive Vice President, Chief Financial Officer and Secretary of the Company, also serves in the same capacity at BFC.

          Since 2002, the Company has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of the Company’s Board of Directors, is a member. The Company paid fees aggregating $79,000 to this firm during the six months ended June 30, 2003 and $364,000 during the year ended December 31, 2002.

          Each of the Company’s executive officers separately receives compensation from affiliates of the Company for services rendered to those affiliates. Members of the Company’s Board of Directors and executive officers also have banking relationships with BankAtlantic. Such banking relationships are in the ordinary course of BankAtlantic’s business.

Relationships of the Company with its Affiliate Companies

          In October 2001, BankAtlantic transferred its direct ownership of Levitt Corporation to BankAtlantic Bancorp. As a consequence of the transfer, Levitt Corporation became a wholly owned subsidiary of BankAtlantic Bancorp.

          At June 30, 2003, December 31, 2002 and 2001, $15.2 million, $5.4 million and $5.1 million, respectively, of cash and cash equivalents were held on deposit by BankAtlantic. Interest on deposits held at BankAtlantic for the six months ended June 30, 2003 and for each of the years ended December 31, 2002, 2001 and 2000 was approximately $80,000, $84,000, $396,000 and $947,000, respectively. Additionally, at June 30, 2003, December 31, 2002 and 2001, $3.3 million, $2.9 million and $3,700, respectively, of restricted cash was held on deposit by BankAtlantic.

          BFC, the parent company of BankAtlantic Bancorp, and BankAtlantic each received management fees in connection with providing accounting, general and administrative services to the Company. The amounts paid may not be representative of the amounts that would be paid in an arms-length transaction. The table below sets forth the Company’s management fees to related parties (in thousands).

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)
BFC	$107	70	170	80	80
BankAtlantic	10	10	20	20	20

	$117	80	190	100	100

          Employees of the Company participate in BankAtlantic’s defined contribution plan, pursuant to Section 401(k) of the Internal Revenue Code for all employees who have completed three months of service and have reached the age of 18. The Company’s contributions to the plan are at the discretion of BankAtlantic’s Board of Directors. Included in the Company’s Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 was approximately $236,000 and $163,000, respectively, and for each of the years ended December 31, 2002, 2001 and 2000 was approximately $344,000, $198,000 and $130,000, of expenses relating to the employer 401(k) contribution under the plan.

          The Company is included in the consolidated federal income tax return of BankAtlantic Bancorp. There is a tax sharing agreement with BankAtlantic Bancorp and its subsidiaries, including the Company, to assure that (i) the subsidiaries will not be required to contribute a share of the consolidated tax liability for a year in an amount in excess of that which they would have incurred for that particular year on the basis of a separate income tax return, (ii) any permanent benefit accruing to the affiliated group by reason of the filing of a consolidated return shall be enjoyed by the member to which the benefit is attributed or shall be otherwise shared in proportion to the respective amounts of tax liability incurred on the basis of separate returns for the year, and (iii) any tax benefit attributable to the subsidiaries realized by reason of the consolidated return for the year be enjoyed by the subsidiaries regardless of the possibility that the benefit of any tax credit or deduction may not have been enjoyed under a separate income tax return.

11.	Commitments and Contingencies

          The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. Management believes it has meritorious defenses in these matters. However, in the opinion of management, the disposition of these matters, even if adverse to the Company, would not have a material adverse effect on the Company’s financial condition or results of operations. The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of its business.

          The Company is obligated to fund homeowner association operating deficits incurred by its communities under development. This obligation ends upon turnover of the association to the residents of the community.

          The Company’s rent expense for the six months ended June 30, 2003 and 2002 was approximately $394,000 and $224,000, respectively, and for years ended December 31, 2002, 2001 and 2000 was $435,000, $367,000 and $332,000, respectively. At June 30, 2003 and December 31, 2002, Levitt and Sons is committed under long-term leases expiring at various dates through January 2006. Core Communities is committed under a lease for office space expiring on August 31, 2004. Approximate minimum future rentals due are as follows (in thousands):

Year ended December 31, 2003	$506
Year ended December 31, 2004	453
Year ended December 31, 2005	58
Year ended December 31, 2006	36

$1,053

          At June 30, 2003, the Company had commitments to purchase properties for development of $85.5 million, of which approximately $70.9 million is subject to due diligence and satisfaction of certain requirements and conditions, as well as the obtaining of financing. The following table summarizes certain information relating to outstanding purchase contracts.

	Purchase	Units/	Expected
	Price	Acres	Closing

Levitt and Sons	$30.9 million	2,106 units	2004
Core Communities	$53.6 million	3,156 acres	2004
Levitt Commercial	$ 1.0 million	4.3 acres	2003

          At June 30, 2003, cash deposits of approximately $606,000 secured the Company’s commitments under these contracts.

12.	Income Taxes

          The provision for income tax expense (benefit) consisted of the following (in thousands):

	Year Ended December 31,

	2002	2001	2000

Current tax provision
Federal	$3,380	1,515	3,099
State	208	360	522

	3,588	1,875	3,621

Deferred income tax provision (benefit)
Federal	3,025	750	(358)
State	(359)	1,493	(55)

	2,666	2,243	(413)

Total income tax provision	$6,254	4,118	3,208

          The Company’s provision for income taxes differs from the federal statutory tax rate of 35% due to the following (in thousands):

	Year Ended December 31,

	2002	2001	2000

Income tax provision at expected federal income tax rate of 35%	$9,018	4,074	3,557
Provision for state taxes, net of federal benefit	705	487	363
Change in valuation allowance for deferred tax asset	(2,639)	(1,292)	(721)
Change in state tax valuation allowance	(840)	840	—
Other, net	10	9	9

Provision for income taxes	$6,254	4,118	3,208

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets consists of the following (in thousands):

	December 31,

	2002	2001

Deferred tax assets:
Net operating loss carry forward acquired	$353	788
Real estate held for sale capitalized for tax purposes in excess of amounts capitalized for financial statement purposes	1,729	2,318
Accrued litigation reserve	898	984
Purchase accounting adjustments from real estate acquisitions:
Levitt and Sons	4,233	6,691
Core Communities	534	1,349

Total gross deferred tax assets	7,747	12,130
Less valuation allowance	(418)	(3,897)

Total deferred tax assets	7,329	8,233
Deferred tax liabilities:
Investment in Bluegreen	1,371	—

Total gross deferred tax liabilities	1,371	—

Net deferred tax assets	5,958	8,233
Less deferred income tax assets at beginning of period	(8,233)	(10,476)
Deferred income taxes on Bluegreen’s unrealized loss on retained interests	(261)	—
Deferred income taxes on issuance of Bluegreen common stock	(130)	—

Provision for deferred income taxes	$(2,666)	(2,243)

          At December 31, 2002 and 2001, the Company had a valuation allowance of $418,000 and $3.9 million, respectively. The Company’s valuation allowance was reduced based on the Company’s assessment of future profitability from sales of real estate. Due to Internal Revenue Code limitations, the net operating loss carry forward acquired in connection with the Core Communities acquisition can only be utilized if Core Communities has taxable income. The net operating loss carry forward, which was approximately $915,000 and $2.0 million at December 31, 2002 and 2001, respectively, will expire in varying amounts through the year 2011.

          On January 1, 2002, the Company converted from a subchapter C corporation to a limited liability company. As a result of this change in corporate structure, the Company ceased to be recognized as a taxable entity for federal, state and local tax purposes. Effective July 1, 2002, the Company elected to be treated as an association taxable as a corporation. On February 12, 2003, the Company converted to a subchapter C corporation through a merger with a wholly-owned subsidiary.

13.	Interest Income

          The table below sets forth the sources of interest income (in thousands):

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)
Interest on deposits held at BankAtlantic	$80	42	84	396	947
Interest on deposits held at other financial institutions	47	105	151	451	494
Interest from notes receivable	122	387	525	550	197
Interest from impact fee receivables	212	265	499	592	626

	$461	799	1,259	1,989	2,264

14.	Estimated Fair Value of Financial Instruments

          Estimated fair values of financial instruments are determined using available market information and appropriate valuation methodologies. However, considerable judgments are involved in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

          The following methods and assumptions were used to estimate fair value:

•	Carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their short-term nature.

•	Carrying amounts of notes receivable approximate fair values.

•	Carrying amounts of notes and mortgage notes payable that provide for variable interest rates approximate fair value, as the terms of the credit facilities require periodic market adjustment of interest rates. The fair value of the Company’s fixed rate indebtedness, including development bonds payable, was estimated using discounted cash flow analyses, based on the Company’s current borrowing rates for similar types of borrowing arrangements.

	June 30, 2003		December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

(In thousands)	(unaudited)
Financial assets:
Cash and cash equivalents	$28,001	28,001	16,014	16,014	23,591	23,591
Notes receivable	4,809	4,809	6,082	6,082	6,232	6,232
Financial liabilities:
Notes and mortgage notes payable	$160,815	160,820	142,864	142,864	83,495	83,495
Development bonds payable	1,393	1,359	4,581	4,570	8,635	8,635

15.	Litigation

          On December 29, 2000, Smith & Company, Inc. (“Smith”) filed an action against Levitt-Ansca Towne Partnership (the “Partnership”), Bellaggio By Levitt Homes, Inc. (“BLHI”), Bellaggio By Ansca, Inc. a/k/a Bellaggio By Ansca Homes, Inc., and Liberty Mutual Insurance Company (collectively, “Defendants”) based on an August 21, 2000 contract entered into with the Partnership. BLHI is a 50% partner of the Partnership and a wholly owned subsidiary of Levitt and Sons. The Complaint alleged, among other things, wrongful termination, breach and failure to pay for extra work performed outside the scope of the contract. The Partnership denied the claims, asserted defenses and asserted a number of counterclaims. This case was tried before a jury, and on March 7, 2002, the jury returned a verdict against the Partnership. The final judgment entered against the Defendants is $3.68 million. Under the final judgment, Smith and its surety company may be entitled to recover legal fees and other costs. Since BLHI is a 50% partner of the Partnership, its share of the potential liability is estimated at $2.6 million. The Partnership appealed the verdict. At June 30, 2003, December 31, 2002 and December 31, 2001 the Company’s financial statements included a $2.4 million accrual in other liabilities associated with this matter. Levitt and Sons has $2.6 million in restricted cash to secure an appeal bond posted in connection with the appeal.

16.	Segment Reporting

          Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The information provided for segment reporting is based on internal reports utilized by management. The Company has four reportable business segments. The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies. The elimination entries consist of the inter-company sale of real estate and cost of sales of real estate between Core and Levitt and Sons. The Company evaluates segment performance based on net income after tax. The presentation and allocation of the assets, liabilities and results of operations may not reflect the actual economic costs of the segment as a stand-alone business. If a different basis of allocation was utilized, the relative contributions of the segment might differ but the relative trends in segments would, in management’s view, likely not be impacted. The tables below present unaudited segment information as of and for the six months ended June 30, 2003 and 2002.

	Levitt and	Core
2003	Sons	Communities	Bluegreen	Other	Eliminations	Total

(In thousands)
Revenues
Sales of real estate	$82,591	32,605	—	4,807	—	120,003
Title and mortgage operations	981	—	—	—	—	981

	83,572	32,605	—	4,807	—	120,984

Costs and expenses
Cost of sales of real estate	$63,872	20,287	—	4,516	—	88,675
Selling, general and administrative	12,591	3,698	—	2,097	—	18,386
Interest expense, net	—	224	—	25	—	249
Other expenses	668	—	—	116	—	784
Minority interest	(50)	—	—	199	—	149

	77,081	24,209	—	6,953	—	108,243

	6,491	8,396	—	(2,146)	—	12,741
Earnings in Bluegreen Corporation	—	—	1,806	—	—	1,806
loss in joint ventures	(45)	—	—	(37)	—	(82)
Interest income	47	394	—	20	—	461
Other income	223	459	—	124	—	806

Income (loss) before income taxes	6,716	9,249	1,806	(2,039)	—	15,732
Provision (benefit) for income taxes	2,594	3,568	697	(787)	—	6,072

Net income (loss)	$4,122	5,681	1,109	(1,252)	—	9,660

Total assets	$192,207	75,265	60,224	7,596	(5,635)	329,657

	Levitt and	Core
2002	Sons	Communities	Bluegreen	Other	Eliminations	Total

(In thousands)
Revenues:
Sales of real estate	$69,345	15,372	—	—	—	84,717
Inter-segment sale of real estate	—	6,737	—	—	(6,737)	—
Title and mortgage operations	640	—	—	—	—	640

	69,985	22,109	—	—	(6,737)	85,357

Costs and expenses:
Cost of sales of real estate	$57,092	6,593	—	921	(1,801)	62,805
Selling, general and administrative	9,670	2,941	—	1,219	—	13,830
Interest expense, net	—	65	—	255	—	320
Other expenses	493	—	—	80	—	573

	67,255	9,599	—	2,475	(1,801)	77,528

	2,730	12,510		(2,475)	(4,936)	7,829
Earnings in Bluegreen Corporation	—	—	1,522	—	—	1,522
Earnings in joint ventures	1,223	—	—	153	—	1,376
Interest income	54	641	—	104	—	799
Other income	496	277	—	44	(250)	567

Income (loss) before income taxes	4,503	13,428	1,522	(2,174)	(5,186)	12,093
Provision (benefit) for income taxes	1,053	4,285	587	(682)	(1,904)	3,339

Net income (loss)	$3,450	9,143	935	(1,492)	(3,282)	8,754

Total assets	$132,542	88,948	55,267	6,211	(5,626)	277,342

The tables below present segment information as of and for the years ended December 31. 2002, 2001 and 2000:

	Levitt and	Core
2002	Sons	Communities	Bluegreen	Other	Eliminations	Total

(In thousands)
Revenues:
Sales of real estate	$162,359	45,449	—	—	—	207,808
Inter-segment sale of real estate	—	8,470	—	—	(8,470)	—
Title and mortgage operations	1,595	—	—	—	—	1,595

	163,954	53,919	—	—	(8,470)	209,403

Costs and expenses:
Cost of sales of real estate	$131,281	28,722	—	1,601	(1,929)	159,675
Selling, general and administrative	21,100	5,867	—	3,392	—	30,359
Interest expense, net	—	451	—	(6)	(56)	389
Other expenses	1,121	—	—	190	—	1,311

	153,502	35,040	—	5,177	(1,985)	191,734

	10,452	18,879	—	(5,177)	(6,485)	17,669
Earnings in Bluegreen Corporation	—	—	4,570	—	—	4,570
Earnings (loss) in joint ventures	1,171	—	—	(322)	—	849
Interest income	97	1,037	—	125	—	1,259
Other income	956	376	—	143	(56)	1,419

Income (loss) before income taxes	12,676	20,292	4,570	(5,231)	(6,541)	25,766
Provision (benefit) for income taxes	3,364	5,414	1,763	(1,940)	(2,347)	6,254

Net income (loss)	$9,312	14,878	2,807	(3,291)	(4,194)	19,512

Total assets	$159,346	78,318	57,332	7,600	(7,135)	295,461

	Levitt and	Core
2001	Sons	Communities	Other	Eliminations	Total

(In thousands)
Revenues:
Sales of real estate	$117,663	21,555	3,922	—	143,140
Title and mortgage operations	1,106	—	—	—	1,106

	118,769	21,555	3,922	—	144,246

Costs and expenses:
Cost of sales of real estate	$95,553	10,570	5,562	—	111,685
Selling, general and administrative	18,454	5,774	1,803	—	26,031
Interest expense, net	—	1,644	(1,022)	(442)	180
Other expenses	830	—	100	—	930
Minority interest	150	6	400	—	556

	114,987	17,994	6,843	(442)	139,382

	3,782	3,561	(2,921)	442	4,864
Earnings in joint ventures	2,766	—	122	—	2,888
Interest income	197	1,437	355	—	1,989
Other income	1,263	602	676	(642)	1,899

Income (loss) before income taxes	8,008	5,600	(1,768)	(200)	11,640
Provision (benefit) for income taxes	2,916	2,078	(799)	(77)	4,118

Net income (loss)	$5,092	3,522	(969)	(123)	7,522

Total assets	$116,578	65,913	14,192	(490)	196,193

	Levitt and	Core
2000	Sons	Communities	Other	Eliminations	Total

(In thousands)
Revenues:
Sales of real estate	$84,295	16,027	—	—	100,322
Title and mortgage operations	783	—	—	—	783
Utility expansion income	—	4,881	—	—	4,881

	85,078	20,908	—	—	105,986

Costs and expenses:
Cost of sales of real estate	$71,556	6,997	476	—	79,029
Selling, general and administrative	11,010	6,335	1,299	—	18,644
Interest expense, net	—	1,519	350	(554)	1,315
Other expenses	647	—	100	—	747
Minority interest	388	636	40	—	1,064

	83,601	15,487	2,265	(554)	100,799

	1,477	5,421	(2,265)	554	5,187
Earnings in joint ventures	1,444	—	(303)	—	1,141
Interest income	234	1,364	666	—	2,264
Other income	867	352	1,121	(769)	1,571

Income (loss) before income taxes	4,022	7,137	(781)	(215)	10,163
Provision (benefit) for income taxes	1,481	2,261	(451)	(83)	3,208

Net income (loss)	$2,541	4,876	(330)	(132)	6,955

Total assets	$96,412	54,852	17,889	(290)	168,863

17.	Parent Company Financial Statements

          Condensed Statements of Financial Condition at June 30, 2003, December 31, 2002 and 2001, Condensed Statements of Operations and Condensed Statements of Cash Flows for the six months ended June 30, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2002 are shown below:

Condensed Statements of Financial Condition
(In thousands except share data)

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Assets
Cash and cash equivalents	$4,514	684	10,551
Inventory of real estate	1,266	1,049	1,085
Investments in real estate joint ventures	70	877	2,520
Investment in subsidiaries	152,136	143,385	67,142
Other assets	237	3,159	1,399

Total assets	$158,223	149,154	82,697

Liabilities and Shareholder’s Equity
Accounts payable and accrued liabilities	$677	1,066	—
Notes and mortgage notes payable	9,450	10,500	12,400
Notes and mortgage notes payable to affiliates	30,000	30,000	—
Deferred tax liabilities	240	55	269

Total liabilities	40,367	41,621	12,669
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares, issued and outstanding 100 shares	—	—	—
Additional paid-in capital	68,402	68,402	50,003
Retained earnings	49,197	39,537	20,025
Accumulated other comprehensive loss	257	(406)	—

Total shareholder’s equity	117,856	107,533	70,028

Total liabilities and shareholder’s equity	$158,223	149,154	82,697

Condensed Statements of Operations
(In thousands)

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Revenues (loss)	$(15)	301	(90)	981	965
Costs and expenses	2,401	2,264	4,473	2,702	1,777

Loss before income taxes	(2,416)	(1,963)	(4,563)	(1,721)	(812)
Benefit for income taxes	(932)	(470)	(1,554)	(664)	(313)

Loss before earnings from subsidiaries	(1,484)	(1,493)	(3,009)	(1,057)	(499)
Earnings from subsidiaries	11,144	10,247	22,521	8,579	7,454

Net income	$9,660	8,754	19,512	7,522	6,955

Condensed Statements of Cash Flows
(In thousands)

	Six Months
	Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Operating activities:
Net income	$9,660	8,754	19,512	7,522	6,955
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Increase (decrease) in deferred income taxes	185	195	(214)	(41)	323
Earnings from subsidiaries	(11,144)	(10,247)	(22,521)	(8,579)	(7,454)
Loss (earnings) in joint ventures	37	(153)	322	(122)	303
Changes in operating assets and liabilities:
(Increase) decrease in inventory of real estate	(217)	646	36	119	(1,204)
Decrease (increase) in other assets	2,687	(497)	(1,760)	3,453	3,362
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(154)	430	1,066	(1,471)	1,471

Net cash provided by (used in) operating activities	1,054	(872)	(3,559)	881	3,756

Investing activities:
Distributions and advances from real estate joint ventures	770	860	1,321	2,195	(385)
Dividends received from subsidiaries	3,056	1,224	2,277	7,645	—
Investment in subsidiaries	—	(56,718)	(56,624)	(6,985)	(4,553)

Net cash provided by (used in) investing activities	3,826	(54,634)	(53,026)	2,855	(4,938)

Financing activities:
Proceeds from notes and mortgage payable to affiliates	—	30,000	30,000	—	—
Repayment of notes and mortgage notes payable	(1,050)	(900)	(1,900)	(1,600)	(1,000)
Contributed capital from BankAtlantic Bancorp, Inc.	—	18,618	18,618	—	—

Net cash (used in) provided by financing activities	(1,050)	47,718	46,718	(1,600)	(1,000)

Increase (decrease) in cash and cash equivalents	3,830	(7,788)	(9,867)	2,136	(2,182)
Cash and cash equivalents at the beginning of period	684	10,551	10,551	8,415	10,597

Cash and cash equivalents at end of period	$4,514	2,763	684	10,551	8,415

          Cash dividends received from subsidiaries for the six months ended June 30, 2003 and 2002 were $3.1 million and $1.2 million, respectively, and $2.3 million, $7.6 million and $0 for the years ended December 31, 2002, 2001 and 2000, respectively. Some subsidiaries’ borrowings contain covenants that, among other things, have the effect of limiting dividends that can be paid.

18.	Subsequent Events

          On April 3, 2003, BankAtlantic Bancorp’s Board of Directors authorized management to pursue a spin-off of the Company. The proposed spin-off is subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction will be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals. The result of the transaction will be that the Company will no longer be a wholly owned subsidiary of BankAtlantic Bancorp but will be held by the shareholders of BankAtlantic Bancorp on the same pro rata basis as they currently hold BankAtlantic Bancorp shares. As a consequence, BFC Financial Corporation, which currently controls BankAtlantic Bancorp by virtue of its 15.5% ownership of BankAtlantic Bancorp’s Class A Common Stock and 100% ownership of BankAtlantic Bancorp’s Class B Common Stock, will upon consummation of the transaction own the same percentages of the Company’s outstanding common stock.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Bluegreen Corporation

          We have audited the accompanying consolidated balance sheets of Bluegreen Corporation as of December 31, 2002 and March 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the nine-month period ended December 31, 2002 and each of the two years in the period ended March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2002 and March 31, 2002, and the consolidated results of its operations and its cash flows for the nine-month period ended December 31, 2002 and each of the two years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States.

          As discussed in Note 1 to the consolidated financial statements, in the nine-month period ended December 31, 2002, the Company changed its method of accounting for the cost associated with generating timeshare tours.

ERNST & YOUNG LLP

West Palm Beach, Florida
January 24, 2003, except for Note 21, as to which the date is February 10, 2003

BLUEGREEN CORPORATION

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	March 31,
	2002	2002

ASSETS
Cash and cash equivalents (including restricted cash of approximately $20.6 million and $27.7 million at December 31, 2002 and March 31, 2002, respectively)	$46,905	$48,715
Contracts receivable, net	16,230	21,818
Notes receivable, net	61,795	55,648
Prepaid expenses	11,630	11,634
Inventory, net	173,131	187,688
Retained interests in notes receivable sold	44,228	38,560
Property and equipment, net	51,787	49,338
Intangible assets	10,838	—
Goodwill	2,431	2,431
Other assets	15,017	19,329

Total assets	$433,992	$435,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$5,878	$4,700
Accrued liabilities and other	31,537	39,112
Deferred income	19,704	5,043
Deferred income taxes	31,208	28,299
Receivable-backed notes payable	5,360	14,628
Lines-of-credit and notes payable	34,409	40,262
10.50% senior secured notes payable	110,000	110,000
8.00% convertible subordinated notes payable to related parties	—	6,000
8.25% convertible subordinated debentures	34,371	34,371

Total liabilities	272,467	282,415
Minority interest	3,242	3,090
Commitments and contingencies
Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 27,343 and 27,059 shares issued at December 31, 2002 and March 31, 2002, respectively	273	271
Additional paid-in capital	123,535	122,734
Treasury stock, 2,756 common shares at both December 31, 2002 and March 31, 2002, at cost	(12,885)	(12,885)
Accumulated other comprehensive income, net of income taxes	460	2,433
Retained earnings	46,900	37,103

Total shareholders’ equity	158,283	149,656

Total liabilities and shareholders’ equity	$433,992	$435,161

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Revenues:
Sales	$222,655	$184,703	$240,628	$229,874
Other resort and golf operations	27,048	19,184	25,470	24,649
Interest income	12,235	11,855	15,447	17,317
Gain on sales of notes receivable	10,035	4,214	6,280	3,281

	271,973	219,956	287,825	275,121
Cost and expenses:
Cost of sales	77,923	64,133	86,525	78,795
Cost of other resort and golf operations	26,895	17,844	23,544	24,951
Selling, general and administrative expenses	128,308	106,345	140,244	147,592
Interest expense	9,824	10,129	13,017	15,494
Provision for loan losses	2,832	3,683	4,851	4,887
Other expense	1,520	277	162	400

	247,302	202,411	268,343	272,119

Income before provision for income taxes and minority interest	24,671	17,545	19,482	3,002
Provision for income taxes	8,793	6,755	7,501	1,156
Minority interest in income (loss) of consolidated subsidiary	502	107	249	(871)

Income before cumulative effect of change in accounting principle	15,376	10,683	11,732	2,717
Cumulative effect of change in accounting principle, net of income taxes (see Note 1)	(5,929)	—	—	—
Minority interest in cumulative effect of change in accounting principle, net of income taxes	(350)	—	—	—

Net income	$9,797	$10,683	$11,732	$2,717

Earnings per common share:
Basic:
Income before cumulative effect of change in accounting principle	$.63	$.44	$.48	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.23)	—	—	—

Net income	$.40	$.44	$.48	$.11

Diluted:
Income before cumulative effect of change in accounting principle	$.58	$.41	$.46	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.19)	—	—	—

Net income	$.39	$.41	$.46	$.11

Pro forma effects of retroactive application of change in accounting principle:
Net income		$7,571	$7,484	$1,634

Basic earnings per share		$.31	$.31	$.07

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

Diluted earnings per share		$.30	$.31	$.07

Weighted-average number of common and common equivalent shares:
Basic	24,472	24,240	24,256	24,242

Diluted	28,783	29,968	29,993	24,316

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

					Accumulated
					Other
	Common		Additional	Treasury	Comprehensive
	Shares	Common	Paid-in	Stock at	Income, Net of	Retained
	Issued	Stock	Capital	Cost	Income Taxes	Earnings	Total

Balance at April 3, 2000	26,935	$269	$122,533	$(12,313)	$901	$22,654	$134,044
Net income	—	—	—	—	—	2,717	2,717
Net unrealized gains on retained interests in notes receivable sold, net of income taxes	—	—	—	—	570	—	570

Comprehensive income							3,287
Shares issued to employees and directors upon exercise of stock options	11	—	28	—	—	—	28
Income tax benefit from stock options exercised	—	—	3	—	—	—	3
Shares repurchased for treasury stock	—	—	—	(572)	—	—	(572)

Balance at April 1, 2001	26,946	269	122,564	(12,885)	1,471	25,371	136,790
Net income	—	—	—	—	—	11,732	11,732
Net unrealized gains on retained interests in notes receivable sold, net of income taxes	—	—	—	—	962	—	962

Comprehensive income							12,694
Shares issued to employees and directors upon exercise of stock options	113	2	154	—	—	—	156
Income tax benefit from stock options exercised	—	—	16	—	—	—	16

Balance at March 31, 2002	27,059	271	122,734	(12,885)	2,433	37,103	149,656
Net income	—	—	—	—	—	9,797	9,797
Realization of net unrealized gains on retained interests in notes receivable sold, net of income taxes	—	—	—	—	(1,973)	—	(1,973)

Comprehensive income							7,824
Shares issued to employees and directors upon exercise of stock options	284	2	681	—	—	—	683
Income tax benefit from stock options exercised	—	—	120	—	—	—	120

Balance at December 31, 2002	27,343	$273	$123,535	$(12,885)	$460	$46,900	$158,283

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Operating activities:
Net income	$9,797	$10,683	$11,732	$2,717
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net	5,929	—	—	—
Minority interest in income (loss) of consolidated subsidiary	152	107	249	(871)
Depreciation	4,597	3,857	5,280	4,263
Amortization	5,741	2,225	3,006	2,463
Amortization of discount on note payable	40	310	374	708
Gain on sale of notes receivable	(10,035)	(4,214)	(6,280)	(3,281)
Loss on sale of property and equipment	218	127	166	45
Gain on exchange of REMIC certificates	(409)	—	—	—
Provision for loan losses	2,832	3,683	4,851	4,887
Provision for deferred income taxes	4,127	6,755	7,895	5,801
Interest accretion on investments in securities	(4,417)	(2,615)	(3,754)	(2,627)
Proceeds from sale of notes receivable	72,418	58,158	85,975	73,244
Proceeds from borrowings collateralized by notes receivable	2,746	22,734	23,163	34,634
Payments on borrowings collateralized by notes receivable	(11,681)	(15,227)	(16,600)	(35,964)
Changes in operating assets and liabilities, net of the effects of business acquisitions:
Contracts receivable	5,655	6,681	(3,311)	(10,588)
Notes receivable	(99,868)	(76,520)	(97,795)	(89,786)
Prepaid expenses	322	1,576	959	(8,592)
Inventory	22,378	3,958	13,542	21,500
Other assets	(4,462)	(4,597)	(4,423)	(1,096)
Accounts payable, accrued liabilities and other	957	1,941	6,621	4,615

Net cash provided by operating activities	7,037	19,622	31,650	2,072

Investing activities:
Cash received from retained interests in notes receivable sold	14,555	3,552	7,856	6,890
Investment in note receivable	—	(1,685)	(1,685)	(4,711)
Principal payments received on investment in note receivable	—	4,643	4,643	68
Business and minority interest acquisitions	(2,292)	—	—	(250)
Purchases of property and equipment	(4,379)	(10,446)	(12,940)	(9,549)
Proceeds from sales of property and equipment	48	34	44	79

Net cash provided (used) by investing activities	7,932	(3,902)	(2,082)	(7,473)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	18,696	46,548	59,870	11,121
Payments under line-of-credit facilities and notes payable	(27,470)	(62,478)	(79,327)	(29,135)
Payment of 8% convertible, subordinated notes payable to related parties	(6,000)	—	—	—
Payment of debt issuance costs	(2,688)	(1,485)	(1,568)	(1,551)
Proceeds from exercise of employee and director stock options	683	156	156	28
Payments for treasury stock	—	—	—	(572)

Net cash used by financing activities	(16,779)	(17,259)	(20,869)	(20,109)

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

Net increase (decrease) in cash and cash equivalents	(1,810)	(1,539)	8,699	(25,510)
Cash and cash equivalents at beginning of period	48,715	40,016	40,016	65,526

Cash and cash equivalents at end of period	46,905	38,477	48,715	40,016
Restricted cash and cash equivalents at end of period	(20,551)	(24,456)	(27,669)	(22,363)

Unrestricted cash and cash equivalents at end of period	$26,354	$14,021	$21,046	$17,653

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(in thousands)

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Supplemental schedule of non-cash operating, investing and financing activities
Inventory acquired through foreclosure or deed back in lieu of foreclosure	$3,951	$4,349	$7,596	$5,859

Inventory acquired through financing	$2,336	$—	$—	$8,952

Contribution of timeshare inventory (raw land) by minority interest	$—	$—	$—	$3,230

Exchange of REMIC certificates for notes receivable and inventory in connection with termination of REMIC	$2,047	$—	$—	$—

Property and equipment acquired through financing	$545	$353	$427	$891

Retained interests in notes receivable sold	$18,085	$13,694	$21,207	$7,903

Net change in unrealized gains on investments	$2,997	$—	$1,557	$928

Supplemental schedule of operating cash flow information
Interest paid, net of amounts capitalized	$(13,455)	$(13,676)	$(11,947)	$(14,474)

Income taxes refunded (paid)	$(745)	$2,261	$2,014	$(316)

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Organization

     Bluegreen Corporation (the “Company”) is a leading marketer of vacation and residential lifestyle choices through its resort and residential land and golf communities businesses, which are located predominantly in the Southeastern, Southwestern and Midwestern United States. The Company’s resort business (“Bluegreen Resorts”) acquires, develops and markets Timeshare Interests in resorts generally located in popular, high-volume, “drive-to” vacation destinations. “Timeshare Interests” are of two types: one which entitles the buyer of the points-based Bluegreen Vacation Club® (the “Club”) product to an annual allotment of “points” in perpetuity (supported by an underlying deeded fixed timeshare week being held in trust for the buyer) and the second which entitles the fixed-week buyer to a fully-furnished vacation residence for an annual one-week period in perpetuity. “Points” may be exchanged by the buyer in various increments for lodging for varying lengths of time in fully-furnished vacation residences at the Company’s participating resorts. The Company currently develops, markets and sells Timeshare Interests in 13 resorts located in the United States and Aruba. The Company also markets and sells Timeshare Interests in its resorts at four off-site sales locations. The Company’s residential land and golf communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets the subdivided residential home sites to retail customers seeking to build a home in a high quality residential setting, in some cases on properties featuring a golf course and related amenities. During the nine months ended December 31, 2002, sales generated by Bluegreen Resorts and Bluegreen Communities comprised approximately 65% and 35%, respectively, of the Company’s total sales. The Company’s other resort and golf operations revenues are generated from mini-vacation package sales, timeshare tour sales, resort property management services, resort title services, resort amenity operations, hotel operations and daily-fee golf course operations. The Company also generates significant interest income by providing financing to individual purchasers of Timeshare Interests and, to a nominal extent, home sites sold by Bluegreen Communities.

Principles of Consolidation

     The consolidated financial statements include the accounts of Bluegreen Corporation, all of its wholly-owned subsidiaries and entities in which the Company holds a controlling financial interest. The only non-wholly owned subsidiary, Bluegreen/Big Cedar Vacations™ LLC (the “Joint Venture”), is consolidated as the Company holds a 51% equity interest in the Joint Venture, has an active role as the day-to-day manager of the Joint Venture’s activities and has majority voting control of the Joint Venture’s management committee. All significant intercompany balances and transactions are eliminated.

Use of Estimates

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Fiscal Year

     On October 14, 2002, the Company’s Board of Directors approved a change in the Company’s fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31, effective for the nine months ended December 31, 2002.

     The years ended March 31, 2002 and April 1, 2001 were each 52 weeks long.

     Information for the nine months ended December 30, 2001, presented throughout these consolidated financial statements, including in the notes thereto, is unaudited.

Cash and Cash Equivalents

     The Company invests cash in excess of immediate operating requirements in short-term time deposits and money market instruments generally with original maturities of three months or less. The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. The Company’s policy is designed to limit exposure to any one institution. However, a significant portion of the Company’s unrestricted cash is maintained with a single bank and, accordingly, the Company is subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining Company deposits are performed to evaluate and mitigate, if necessary, credit risk.

     Restricted cash consists of funds collected as servicer of notes receivable owned by other parties and customer deposits held in escrow accounts. As of December 31, 2002 and March 31, 2002, the Company held $12.4 million and $19.2 million, respectively, of funds collected as servicer of notes receivable owned by or pledged to other parties, primarily notes receivable previously sold to these other parties by the Company. All such funds are held in separate custodial bank accounts. In the case of notes receivable previously sold, funds collected and held in these accounts are periodically transferred to third-party cash administrators, who in turn make payments to the owners of the notes receivable and to the Company for servicing fees and payments on any retained interests in the notes receivable sold. The Company has recorded a corresponding liability, which is included in accrued liabilities on the consolidated balance sheet, for its restricted cash held in connection with its servicing activities for previously sold notes receivable. In the case of notes receivable previously pledged, funds collected and held in these accounts are periodically transferred to the lenders as payment on the Company’s receivable-backed notes payable

Contracts Receivable and Revenue Recognition

     In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 66 “Accounting for Sales of Real Estate”, the Company recognizes revenue on retail land sales and sales of Timeshare Interests when a minimum of 10% of the sales price has been received in cash, the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and the Company has completed substantially all of its obligations with respect to any development related to the real estate sold. In cases where all development has not been completed, the Company recognizes revenue in accordance with the percentage-of-completion method of accounting.

     Sales which do not meet the criteria for revenue recognition described above are deferred using the deposit method. Under the deposit method, cash received from customers is classified as a refundable deposit in the liability section of the consolidated balance sheets and profit recognition is deferred until the requirements of SFAS No. 66 are met.

     Contracts receivable is net of an allowance for cancellations of Bluegreen® Communities’ sale contracts amounting to approximately $286,000 and $469,000 at December 31, 2002 and March 31, 2002, respectively.

     Other resort and golf operations revenues consist primarily of sales and service fees from the activities listed below together with a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized as:

Mini-vacation package sales	Mini-vacation packages are fulfilled (i.e., guests use mini-vacation packages to stay at a hotel, take a cruise, etc.)

Timeshare tour sales	Timeshare tour sales commissions are earned per contract terms

Resort title fees	Escrow amounts are released and title documents are completed.

Club and other resort management fees	Management services are performed.

Activity	Revenue is recognized as:

Rental commissions	Rental services are provided.

Rental of Company-owned Timeshare Interests	Guests complete stays at the resorts.

Golf course and ski hill daily fees	Services are provided.

Retail merchandise, food and beverage sales	Sales are consummated.

Notes Receivable

     Notes receivable are carried at amortized cost. Interest income is suspended on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2002 and March 31, 2002, $9.1 million and $4.5 million, respectively, of notes receivable were more than three months contractually past due and, hence, were not accruing interest income.

     The Company typically defaults notes receivable for Club loans after such notes are delinquent for at least 120 days. Other notes receivable are typically defaulted after being delinquent for 60 or 90 days.

     The Company considers many factors when establishing and evaluating the adequacy of its reserve for loan losses. These factors include recent and historical default rates, static pool analyses, current delinquency rates, contractual payment terms, loss severity rates along with present and expected economic conditions. The Company examines these factors and adjusts its reserve for loan losses on at least a quarterly basis.

Retained Interest in Notes Receivable Sold

     When the Company sells notes receivables either pursuant to its timeshare receivables purchase facilities (more fully described in Note 5) or, in the case of land mortgages receivable, private-placement Real Estate Mortgage Investment Conduits (“REMICs”), it retains subordinated tranches, rights to excess interest spread, servicing rights and in some cases a cash reserve account, all of which are retained interests in the sold notes receivable. Gain or loss on sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer. The Company estimates fair value based on the present value of future expected cash flows using management’s best estimates of the key assumptions – prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved.

     The Company’s retained interests in notes receivable sold are considered available-for-sale securities and, accordingly, are carried at fair value in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, unrealized holding gains or losses on available-for-sale investments are included in shareholders’ equity, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.

     Fair value of these securities is initially and periodically measured based on the present value of future expected cash flows estimated using management’s best estimates of the key assumptions – prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved.

     Interest on the Company’s securities is accreted using the effective yield method.

Inventory

     Inventory consists of completed Timeshare Interests, Timeshare Interests under construction, land held for future timeshare development and residential land acquired or developed for sale. Inventory is carried at the lower of cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or estimated fair value, less costs to dispose. Home sites and Timeshare Interests reacquired through foreclosure or deedback in lieu of foreclosure are recorded at the lower of fair value, net of costs to dispose, or the original cost of the inventory. The Company periodically evaluates the recovery of the carrying amount of individual resort and residential land properties under the guidelines of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (see Note 7).

Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed on the straight-line method based on the estimated useful lives of the related assets or, in the case of leasehold improvements, over the term of the related lease, if shorter. Depreciation expense includes the amortization of assets recorded under capital leases.

Goodwill and Intangible Assets

     The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” as of April 1, 2002. This statement requires that goodwill and other intangible assets with indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Upon adoption of SFAS No. 142, the Company discontinued amortization of all goodwill. The adoption of SFAS No. 142 did not have a material impact on the Company’s financial position or results of operations as of or for the nine months ended December 31, 2002. The Company’s intangible assets relate to customer lists and were acquired in connection with the business combination discussed in Note 2. The customer lists are being amortized over approximately a one-year period as the Company directly markets to these customers. During the years ended March 31, 2002 and April 1, 2001, goodwill was amortized over periods ranging from 8 to 25 years using the straight-line method. See Note 9 for further discussion.

Treasury Stock

     The Company accounts for repurchases of its common stock using the cost method with common stock in treasury classified in the consolidated balance sheets as a reduction of shareholders’ equity.

Advertising Expense

     The Company expenses advertising costs as incurred. Advertising expense was $47.9 million and $39.3 million for the nine months ended December 31, 2002 and December 30, 2001, respectively, and was $50.6 million and $54.6 million for the years ended March 31, 2002 and April 1, 2001, respectively. Advertising expense is included in selling, general and administrative expenses in the consolidated statements of income.

Stock-Based Compensation

     SFAS No. 123, “Accounting for Stock-Based Compensation”, encourages, but does not require companies to record compensation cost for employee stock options at fair value. The Company has elected to continue to account for stock options using the intrinsic value method pursuant to Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the exercise price of the option.

     Pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123 is presented below. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31, 2002 and April 1, 2001, respectively: risk free investment rates of 2.0% and 5.5%; dividend yields of 0% and 0%; a volatility factor of the expected market price of the Company’s common stock of .698 and .532; and a weighted average life of the options of 5.0 years and 5.0 years, respectively. There were no stock option grants during the nine months ended December 31, 2002.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 for the purpose of providing pro forma disclosures are not likely to be representative of the effects on reported pro forma net income for future years, due to the impact of the staggered vesting periods of the Company’s stock option grants. The Company’s pro forma information is as follows (in thousands, except per share data).

	Nine Months
	Ended	Years Ended

	December 31,	March 31,	April 1,
	2002	2002	2001

Net income, as reported in the Consolidated Statements of Income	$9,797	$11,732	$2,717
Pro forma stock-based employee compensation cost, net of tax	(189)	(26)	(844)

Pro forma net income	$9,608	$11,706	$1,873

	Nine Months
	Ended		Years Ended

	December 31,		March 31,		December 31,
	2002		2002		2002

Earnings per share, as reported in the Consolidated Statements of Income:
Basic	$	.40	$	.48	$	.11
Diluted	$	.39	$	.46	$	.11
Pro forma earnings per share:
Basic	$	.39	$	.48	$	.08
Diluted	$	.38	$	.46	$	.08

Cumulative Effect of Change in Accounting Principle

     During the years ended March 31, 2002 and April 1, 2001, the Company deferred the costs of generating timeshare tours through telemarketing programs until the earlier of such time as the tours were conducted or the related mini-vacation packages expired, based on an accepted industry accounting principle. Effective April 1, 2002, the Company elected to change its accounting policy to expense such costs as incurred. The Company believes that the new method of accounting for these costs is preferable over the Company’s previous method and has been applied prospectively. The Company believes accounting for these costs as period expenses results in improved financial reporting and consistency with the proposed timeshare Statement of Position (“SOP”), “Accounting for Real Estate Time-Sharing Transactions”, that was exposed for public comment by the Financial Accounting Standards Board (the “FASB”) in February 2003.

     The cumulative effect of this change in accounting principle was an additional expense of $9.2 million, net of taxes of $3.3 million and minority interest’s share of the loss of $350,000. The cumulative effect of this change in accounting principle reduced diluted earnings per share by $0.19. The effect of adopting this new accounting principle on income before cumulative effect of change in accounting principle and net income for the nine months ended December 31, 2002 was additional expense of approximately $1.2 million or $0.04 per diluted share.

Earnings Per Common Share

     Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed in the same manner as basic earnings per share, but also gives effect to all dilutive stock options using the treasury stock method and includes an adjustment, if dilutive, to both net income and weighted-average common shares outstanding as if the Company’s 8.00% convertible subordinated notes payable (after-tax impact of $295,000 on net income and 1.5 million shares) and 8.25% convertible subordinated debentures (after-tax impact of $1.7 million on net income and 4.2 million shares) were converted into common stock at the beginning of the earliest period presented below, for periods during which these convertible debt issues were outstanding. The Company excluded approximately 1.6 million, 2.8 million, 2.5 million and 3.1 million anti-dilutive stock options from its computations of earnings per common share for the nine months ended December 31, 2002, the nine months ended December 30, 2001, the year ended March 31, 2002 and the year ended April 1, 2001, respectively.

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Basic earnings per share – numerators:
Income before cumulative effect of change in accounting principle	$15,376	$10,683	$11,732	$2,717
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(5,579)	—	—	—

Net income	$9,797	$10,683	$11,732	$2,717

Diluted earnings per share – numerators:
Income before cumulative effect of change in accounting principle - basic	$15,376	$10,683	$11,732	$2,717
Effect of dilutive securities (net of income tax effects)	1,379	1,529	2,039	—

Income before cumulative effect of change in accounting principle - diluted	16,755	12,212	13,771	2,717
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(5,579)	—	—	—

Net income – diluted	$11,176	$12,212	$13,771	$2,717

Denominator:
Denominator for basic earnings per share-weighted-average shares	24,472	24,240	24,256	24,242
Effect of dilutive securities:
Stock options	140	26	35	74
Convertible securities	4,171	5,702	5,702	—

Dilutive potential common shares	4,311	5,728	5,737	74

Denominator for diluted earnings per share-adjusted weighted-average shares and assumed conversions	28,783	29,968	29,993	24,316

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$.63	$.44	$.48	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.23)	—	—	—

Net income	$.40	$.44	$.48	$.11

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$.58	$.41	$.46	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.19)	—	—	—

Net income	$.39	$.41	$.46	$.11

Comprehensive Income

     SFAS No. 130, “Reporting Comprehensive Income”, requires unrealized gains or losses on the Company’s available-for-sale securities to be included in other comprehensive income. Comprehensive income is shown as a subtotal within the consolidated statements of shareholders’ equity in each year presented.

Recent Accounting Pronouncements

     The Company adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” during the nine months ended December 31, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer to be amortized but are instead subject to annual impairment tests in accordance with SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. The Company applied the new rules on accounting for goodwill and other intangible assets effective April 1, 2002. Application of the nonamortization provisions of SFAS No. 142 resulted in an increase to net income of approximately $114,000 (less than $0.01 per share) during the nine months ended December 31, 2002. The Company did not incur any impairment charges as a result of adopting SFAS No. 142 during the nine months ended December 31, 2002.

     The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” during the nine months ended December 31, 2002. The FASB’s new rules on asset impairment supersede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and provide a single accounting model for long-lived assets to be disposed of. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended December 31, 2002.

     The Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” during the nine months ended December 31, 2002. SFAS No. 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS No. 145 was effective for transactions occurring after May 15, 2002, and did not have a material impact on the Company’s financial position or results of operations as of and for the nine months ended December 31, 2002.

     The Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” during the nine months ended December 31, 2002. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not require companies to account for employee stock options using the fair value method proscribed by SFAS No. 123. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended December 31, 2002.

     In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This statement is effective for the Company’s fiscal year ending December 31, 2003. The statement is not expected to have a material impact on the results of operations or financial position of the Company.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, and is not expected to have a material impact on the results of operations or financial position of the Company.

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that certain guarantees be initially recorded at fair value, which is different from the general current practice of recording a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees. The Company adopted the disclosure requirements under FIN 45 for the year ended December 31, 2002 and will adopt the initial recognition and initial measurement provisions for any guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material impact on the results of operations or financial position of the Company.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” (“FIN 46”), which addresses consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on the results of operations or financial position of the Company.

     In February 2003, the FASB released for public comment an exposure draft of an American Institute of Certified Public Accountants (“AICPA”) SOP, “Accounting for Real Estate Time-Sharing Transactions.” The proposed SOP, if adopted by the FASB, would primarily impact the Company’s recognition of certain sales of Timeshare Interests and the manner in which the Company accounts for the cost of sales of Timeshare Interests. Currently, it appears that a final pronouncement on timeshare transactions would not be effective for the Company until the year ending December 31, 2005. The Company has not as yet evaluated the impact of the proposed SOP on its results of operations or financial position.

Reclassifications

     Certain reclassifications of prior period amounts have been made to conform to the current year presentation.

2. Acquisition

     On October 2, 2002, Leisure Plan™, Inc., a wholly-owned subsidiary (the “Subsidiary”) of the Company, acquired substantially all of the assets and assumed certain liabilities (the “Acquisition”) of TakeMeOnVacation™, LLC; RVM Promotions, LLC; and RVM Vacations, LLC (collectively, “TMOV”). The Subsidiary was a newly-formed entity with no prior operations. As part of the Acquisition, the Subsidiary agreed to pay to TMOV:

•	$2.3 million, which was paid in cash at the closing of the Acquisition on October 2, 2002 (including a $292,000 payment for certain refundable deposits);

•	$500,000 payable in cash on March 31, 2003; and

•	Additional contingent consideration up to a maximum amount of $12.5 million through December 31, 2007, based on the Subsidiary’s Net Operating Profit (as that term is defined in Section 1.49 of the Asset Purchase Agreement), as follows:

(i) 75% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause is $2.5 million;

(ii) with respect to additional Net Operating Profit not included in the calculation under clause (i), 50% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (ii) is $5.0 million; and

(iii) with respect to additional Net Operating Profit not included in the calculation under clauses (i) and (ii), 25% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (iii) is $5.0 million.

     Applicable payments will be made after the end of each calendar year, commencing with the year ending December 31, 2003. Should any additional contingent consideration be paid (over the $500,000 payable on March 31, 2003), the Company will recognize that amount as goodwill. In addition to the purchase price, the Subsidiary assumed certain liabilities of TMOV.

     The $2.3 million paid at the closing was funded from the Company’s operations. The Company anticipates that the Subsidiary will pay the contingent consideration, if earned pursuant to the Asset Purchase Agreement, from operations. The Company has guaranteed the payment by the Subsidiary if earned by TMOV pursuant to the Asset Purchase Agreement. The Company, if made to pay the contingent consideration, expects that it would fund the additional consideration from operations or from borrowings under one or more of the Company’s existing or future credit facilities or timeshare receivable purchase facilities or from a combination thereof.

     TMOV generates sales leads for Timeshare Interest sales utilizing various marketing strategies. Through the application of a proprietary computer software system, these leads are then contacted and given the opportunity to purchase mini-vacation packages. These packages sometimes combine hotel stays, cruises and gift premiums. Buyers of these mini-vacation packages are then usually required to participate in a timeshare sales presentation. The Subsidiary intends to use the assets acquired to generate sales prospects for the Company’s timeshare sales business and for sales prospects that will be sold to other timeshare developers.

     The assets acquired include prospects that purchased mini-vacation packages from TMOV. These prospects will become sales leads for timeshare interest sales for pre-determined, third-party developers when these vacations are taken. Additional assets acquired include customer lists for future mini-vacation package sales, property and equipment (including the aforementioned computer software system), trademarks and servicemarks and accounts receivable. The liabilities assumed include trade accounts payable and commissions payable related to the assets acquired. As a result of the acquisition, the Company recognized a nominal amount of negative goodwill, which has been accrued as contingent consideration.

     The effective date of the Acquisition is deemed to be September 30, 2002, in accordance with the Asset Purchase Agreement. The Acquisition was accounted for using the purchase method; therefore the results of operations of the Subsidiary have been included in the Company’s consolidated results for the three months ended December 31, 2002.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the Acquisition as of September 30, 2002:

As of September 30, 2002
(in thousands)
Prepaid expenses		$318
Property and equipment		2,388
Intangible assets:
Customer list – vacation packages sold (a)	13,654
Customer list – telemarketing leads (b)	316

		13,970
Other assets		802

Total assets acquired		17,478
Accounts payable and accrued liabilities		1,829
Deferred income (c)		12,290

As of September 30, 2002
(in thousands)
Deferred income taxes	506

Total liabilities assumed	14,625

Net assets acquired	$2,853

(a)	- To be amortized as the vacation packages are fulfilled or expire. This amortization period is estimated to be approximately one year.

(b)	- To be amortized as the telemarketing leads are used. This amortization period is estimated to be approximately four months.

(c)	- To be recognized as other resort operations revenues as the vacation packages are fulfilled or expire. The recognition period is estimated to be approximately one year.

     Supplemental pro forma information presenting the results of operations for the nine months ended December 31, 2002 and the year ended March 31, 2002 as though the Acquisition had occurred at the beginning of each respective period is as follows (in thousands, except per share data):

	Nine Months
	Ended	Year Ended
	December 31,	March 31,
(Unaudited)	2002	2002

Total revenues	$294,134	$312,552
Income before cumulative effect of change in accounting principle	15,719	8,621
Net income	10,140	8,621
Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$.64	$.36
Cumulative effect of change in accounting principle, net of income taxes	(.23)	—

Net income	$.41	$.36

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$.59	$.35
Cumulative effect of change in accounting principle, net of income taxes	(.19)	—

Net income	$.40	$.35

3. Joint Ventures

     On June 16, 2000, a wholly-owned subsidiary of the Company entered into an agreement with Big Cedar® L.L.C. (“Big Cedar”), an affiliate of Bass Pro®, Inc. (“Bass Pro”), to form the Joint Venture, a timeshare development, marketing and sales company. The Joint Venture is developing, marketing and selling Timeshare Interests in a 300-unit, wilderness-themed resort adjacent to the Big Cedar Lodge, a luxury hotel resort owned by Big Cedar, on the shores of Table Rock Lake in Ridgedale, Missouri. During the year ended April 1, 2001, the Company made an initial cash capital contribution to the Joint Venture of approximately $3.2 million, in exchange for a 51% ownership interest in the Joint Venture. In exchange for a 49% interest in the Joint Venture, Big Cedar has contributed approximately 46 acres of land with a fair market value of $3.2 million to the Joint Venture. See Note 4 regarding payment of profit distributions to Big Cedar.

     In addition to its 51% ownership interest, the Company also receives a quarterly management fee from the Joint Venture equal to 3% of the Joint Venture’s net sales in exchange for the Company’s involvement in the day-to-day operations of the Joint Venture. The Company also services the Joint Venture’s note receivable in exchange for a servicing fee.

     Based on the Company’s role as the day-to-day manager of the Joint Venture, its majority control of the Joint Venture’s Management Committee and its controlling financial interest in the Joint Venture, the accounts of the Joint Venture are included in the Company’s consolidated financial statements.

     During the nine months ended December 31, 2002 and the years ended March 31, 2002 and April 1, 2001, the Joint Venture paid approximately $577,000, $785,000 and $354,000, respectively, to Bass Pro and affiliates for construction management services and furniture and fixtures in connection with the development of the Joint Venture’s timeshare resort and sales office. In addition, the Joint Venture paid Big Cedar and affiliates approximately $993,000, $925,000 and $51,000 for gift certificates and hotel lodging during the nine months ended December 31, 2002, and the years ended March 31, 2002 and April 1, 2001, respectively, in connection with the Joint Venture’s timeshare marketing activities.

     On December 15, 1997, the Company invested $250,000 of capital in Bluegreen® Properties N.V. (“BPNV”), an entity organized in Aruba that previously had no operations, in exchange for a 50% ownership interest. Concurrently, the Company and an affiliate of the other 50% owner of BPNV (who is not an affiliate of the Company), each loaned BPNV $3 million pursuant to promissory notes due on December 15, 2000 and bearing interest at the prime rate plus 1%. BPNV then acquired from a third party approximately 8,000 unsold timeshare intervals at the La Cabana Beach & Racquet Club™, a fully developed timeshare resort in Oranjestad, Aruba, in exchange for $6 million cash and the assumption of approximately $16.6 million of interest-free debt from a bank in Aruba. The debt was recorded by BPNV at approximately $12.5 million, which reflects a discount based on an imputed interest rate of 12%. The debt was repaid by December 31, 2002, through release-prices as intervals were sold, subject to minimum monthly principal payments of approximately $278,000.

     On August 25, 2000, the Company acquired the 50% minority ownership interest in BPNV. The minority interest was acquired for $250,000 in cash, which approximated the book value of the minority interest on the acquisition date. Subsequent to the acquisition, the Company also repaid the $3.0 million loan to an affiliate of the former joint venture partner in BPNV and wrote off approximately $368,000 of forgiven accrued interest. The Company now owns 100% of BPNV.

4. Marketing Agreement

     On June 16, 2000, the Company entered into an exclusive, 10-year marketing agreement with Bass Pro®, a privately-held retailer of fishing, marine, hunting, camping and sports gear. Bass Pro is an affiliate of Big Cedar® (see Note 3). Pursuant to the agreement, the Company has the right to market its Timeshare Interests at each of Bass Pro’s national retail locations (currently consisting of 15 stores), in Bass Pro’s catalogs and on its web site. The Company also has access to Bass Pro’s customer lists. In exchange for these services, the Company agreed to pay Bass Pro a commission ranging from 3.5% to 7.0% on each sale of a Timeshare Interest, net of cancellations and defaults, that is made to a customer as a result of one of the Bass Pro marketing channels described above (the “Commission”). The amount of the Commission is dependent on the level of additional marketing efforts required by the Company to convert the prospect into a sale and a defined time frame for such marketing efforts. There is no Commission paid to Bass Pro on sales made by the Joint Venture.

     On June 16, 2000, the Company prepaid $9.0 million to Bass Pro (the “Prepayment”). The Prepayment is amortized from future Commissions earned by Bass Pro and future member distributions otherwise payable to Big Cedar from the earnings of the Joint Venture as a member thereof. No additional Commissions or member distributions will be paid in cash to Bass Pro or Big Cedar, respectively, until the Prepayment has been fully utilized. The Company periodically evaluates the Prepayment for any indications of impairment. The Prepayment is included in prepaid expenses on the Consolidated Balance Sheets. As of December 31, 2002 and March 31, 2002, the unamortized balance of the Prepayment was approximately $8.5 million and $8.9 million, respectively.

     During the nine months ended December 31, 2002 and the years ended March 31, 2002 and April 1, 2001, the Company paid Bass Pro Trademarks L.L.C., an affiliate of Bass Pro, approximately $19,000, $333,000 and $35,000, respectively, for advertising services.

5. Notes Receivable and Note Receivable Sale Facilities

     The table below sets forth additional information relating to the Company’s notes receivable (in thousands).

	December 31,	March 31,
	2002	2002

Notes receivable secured by Timeshare Interests	$53,029	$50,892
Notes receivable secured by land	11,559	7,079
Other notes receivable	1,896	1,884

Notes receivable, gross	66,484	59,855
Reserve for loan losses	(4,689)	(4,207)

Notes receivable, net	$61,795	$55,648

     The weighted-average interest rate on notes receivable from customers was 14.4% and 14.7% at December 31, 2002 and March 31, 2002, respectively. All of the Company’s timeshare loans bear interest at fixed rates. The average interest rate charged on loans secured by Timeshare Interests was 15.3% and 15.4% at December 31, 2002 and March 31, 2002, respectively. Approximately 53.0% of the Company’s notes receivable secured by land bear interest at variable rates, while approximately 47.0% bear interest at fixed rates. The average interest rate charged on loans secured by land was 10.2% and 11.1% at December 31, 2002 and March 31, 2002, respectively.

     The Company’s timeshare receivables are generally secured by property located in Tennessee, Missouri, Wisconsin, Florida, Virginia and South Carolina. The majority of Bluegreen® Communities’ notes receivable are secured by home sites in Texas.

     The table below sets forth activity in the reserve for loan losses (in thousands).

Reserve for loan losses, April 2, 2001	$3,586
Provision for loan losses	4,851
Charge-offs	(4,230)

Reserve for loan losses, March 31, 2002	4,207
Provision for loan losses	2,832
Charge-offs	(2,350)

Reserve for loan losses, December 31, 2002	$4,689

     Installments due on notes receivable held by the Company during each of the five fiscal years subsequent to December 31, 2002, and thereafter, are set forth below (in thousands).

2003	$6,994
2004	5,890
2005	7,077
2006	5,868
2007	8,616
Thereafter	32,039

Total	$66,484

The GE/Barclays Purchase Facility

     In October 2000, the Company executed agreements for a timeshare receivables purchase facility (the “GE/Barclays Purchase Facility”) with two financial institutions, including Barclays Bank, PLC (the “Senior Purchaser”) and GE (the “Subordinated Purchaser”) (collectively, the “Purchasers”). The GE/Barclays Purchase Facility utilized an owner’s trust structure, pursuant to which the Company sold $95.4 million aggregate principal amount of timeshare receivables to a special purpose finance subsidiary of the Company (the “Subsidiary”) and the Subsidiary sold the receivables to an owner’s trust, which fully utilized the GE/Barclays Purchase Facility. Receivables were sold without recourse except for breaches of customary representations and warranties at the time of sale. Under the GE/Barclays Purchase Facility, a purchase price equal to 95.00% (subject to adjustment in 0.50% increments down to 87.50% depending on the difference between the weighted-average interest rate on the notes receivable sold and the sum of the returns to the Purchasers plus the servicing fee, as more fully defined below) of the principal balance of the receivables sold was paid at closing in cash. For eligible notes generated by BPNV, the Company’s subsidiary in Aruba, the purchase price paid in cash at closing was equal to 85.00% (subject to adjustment in 0.50% increments down to 77.00% depending on the difference between the weighted-average interest rate on the notes receivable sold and the sum of the returns to the Purchasers plus the servicing fee) of the principal balance of the receivables sold. The balance of the purchase price was to be deferred until such time as the Purchasers had received a specified return, all servicing, custodial and similar fees and expenses had been paid and a cash reserve account had been funded. The 95.00% purchase price was funded 71.58% by the Senior Purchaser and 28.42% by the Subordinated Purchaser. For the Aruba receivables, the 85.00% purchase price was funded 70.00% by the Senior Purchaser and 30.00% by the Subordinated Purchaser. The Senior Purchaser earned a return equal to the rate equivalent to its borrowing cost (based on then applicable commercial paper rates) plus 0.60%, subject to use of alternate return rates in certain circumstances. The Subordinated Purchaser earned a return equal to one-month LIBOR plus 4.00%, subject to use of alternate return rates in certain circumstances. The Company acted as servicer under the GE/Barclays Purchase Facility for a fee equal to 1.5% of the principal amount of the receivables serviced, and was required to make advances to the Purchasers to the extent it believed such advances were recoverable. The GE/Barclays Purchase Facility Agreement included various conditions to purchase, covenants, trigger events and other provisions customary for a transaction of this type.

     During the years ended March 31, 2002 and April 1, 2001, the Company sold approximately $17.6 million and $77.7 million, respectively, in aggregate principal amount of timeshare receivables under the GE/Barclays Purchase Facility for aggregate purchase prices of $16.8 million and $73.2 million, respectively, and recognized aggregate gains of $978,000 and $3.3 million, respectively. As a result of all receivables sold under the GE/Barclays Purchase Facility, the Company recorded aggregate retained interests in notes receivable sold of $10.3 million and servicing assets totaling $726,000.

     See the discussion regarding the 2002 Term Securitization (as defined below), for further discussion of the GE/Barclays Purchase Facility.

The ING Purchase Facility

     In June 2001, the Company executed agreements for a new timeshare receivables purchase facility (the “ING Purchase Facility”) with Credit Suisse First Boston (“CSFB”) acting as the initial purchaser. In April 2002, ING Capital, LLC (“ING”), an affiliate of ING Bank N.V., acquired and assumed CSFB’s rights, obligations and commitments as initial purchaser in the ING Purchase Facility by purchasing the outstanding principal balance under the facility of $64.9 million from CSFB. In connection with its assumption of the ING Purchase Facility, ING expanded and extended the ING Purchase Facility’s size and term. The ING Purchase Facility utilizes an owner’s trust structure, pursuant to which the Company sells receivables to a special purpose finance subsidiary of the Company (the “Finance Subsidiary”) and the Finance Subsidiary sells the receivables to an owners’ trust without recourse to the Company or the Finance Subsidiary except for breaches of customary representations and warranties at the time of sale. The Company did not enter into any guarantees in connection with the ING Purchase Facility. Pursuant to the agreements that constitute the ING Purchase Facility (collectively, the “Purchase Facility Agreements”), the Finance Subsidiary could receive $125.0 million of cumulative purchase price (as more fully described below) on sales of timeshare receivables to the owner’s trust on a revolving basis, as the principal balance of receivables sold amortizes, in transactions through April 16, 2003 (subject to certain conditions as more fully described in the

Purchase Facility Agreements). The ING Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase and fundings under the ING Purchase Facility are subject to certain conditions precedent. Under the ING Purchase Facility, a variable purchase price expected to approximate 85.00% of the principal balance of the receivables sold, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price will be deferred until such time as ING has received a specified return and all servicing, custodial, agent and similar fees and expenses have been paid. ING shall earn a return equal to the London Interbank Offered Rate (“LIBOR”) plus 1.00%, subject to use of alternate return rates in certain circumstances. In addition, ING will receive a 0.25% facility fee during the term of the facility. The ING Purchase Facility also provides for the sale of land notes receivable, under modified terms.

     ING’s obligation to purchase under the ING Purchase Facility may terminate upon the occurrence of specified events. These specified events, some of which are subject to materiality qualifiers and cure periods, include, without limitation, (1) a breach by the Company of the representations or warranties in the Purchase Facility Agreements, (2) a failure by the Company to perform its covenants in the Purchase Facility Agreements, including, without limitation, a failure to pay principal or interest due to ING, (3) the commencement of a bankruptcy proceeding or the like with respect to the Company, (4) a material adverse change to the Company since December 31, 2001, (5) the amount borrowed under the ING Purchase Facility exceeding the borrowing base, (6) significant delinquencies or defaults on the receivables sold, (7) a payment default by the Company under any other borrowing arrangement of $5 million or more (a “Significant Arrangement”), or an event of default under any indenture, facility or agreement that results in a default under any Significant Arrangement, (8) a default or breach under any other agreement beyond the applicable grace period if such default or breach (a) involves the failure to make a payment in excess of 5% of the Company’s tangible net worth or (b) causes, or permits the holder of indebtedness to cause, an amount in excess of 5% of the Company’s tangible net worth to become due, (9) the Company’s tangible net worth not equaling at least $110 million plus 50% of net income and 100% of the proceeds from new equity financing following the first closing under the ING Purchase Facility, or (10) the ratio of the Company’s debt to tangible net worth exceeding 6 to 1, or (11) the failure of the Company to perform its servicing obligations.

     The Company acts as servicer under the ING Purchase Facility for a fee. The Purchase Facility Agreement includes various conditions to purchase, covenants, trigger events and other provisions customary for a transaction of this type.

     During the year ended March 31, 2002, the Company sold $83.2 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a cumulative purchase price of $70.7 million. In connection with these sales, the Company recognized an aggregate $5.2 million gain and recorded retained interests in notes receivable sold of $18.8 million and servicing assets totaling $800,000.

     From April 1, 2002 through November 25, 2002, the Company sold $62.5 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a cumulative purchase price of $51.6 million.

     On December 13, 2002, ING Financial Markets, LLC (“IFM”), an affiliate of ING, consummated a $170.2 million private offering and sale of timeshare loan-backed securities on behalf of the Company (the “2002 Term Securitization”). The $181.0 million in aggregate principal of timeshare receivables included in the 2002 Term Securitization included qualified receivables from three sources: 1) $119.2 million in aggregate principal of receivables that were previously sold to ING under the ING Purchase Facility; 2) $54.2 million in aggregate principal of receivables that were previously sold under the GE/Barclays Purchase Facility; and 3) $7.6 million in aggregate principal of receivables that were previously hypothecated with GE under a timeshare receivables warehouse facility (the “GE Warehouse Facility”). The proceeds from the 2002 Term Securitization were used to pay ING, GE and Barclays all amounts then outstanding under the ING Purchase Facility, the GE/Barclays Purchase Facility and the GE Warehouse Facility. The Company received net cash proceeds of $2.1 million, Timeshare Interests with a carrying value of $1.4 million, timeshare notes receivable with an estimated net realizable value of $3.1 million and recorded a retained interest in the future cash flows from the 2002 Term Securitization of $36.1 million. The Company also recognized a gain of $4.7 million in connection with the 2002 Term Securitization, which has been included in gain on sales of notes receivable on the consolidated income statement, and recorded a servicing asset of $2.1 million, which has been included in other assets on the consolidated balance sheet.

     As a result of the 2002 Term Securitization, the Finance Subsidiary may sell additional notes receivable for a cumulative purchase price of up to $75.0 million under the ING Purchase Facility, on a revolving basis, prior to April 16, 2003, at 85% of the principal balance, subject to the eligibility requirements and certain conditions precedent. On December 23, 2002, the Company sold $22.1 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a purchase price of $18.7 million. As a result of sales of notes receivable under the ING Purchase Facility during the nine months ended December 31, 2002, the Company recognized gains of $5.3 million and recorded retained interests in notes receivable sold and servicing assets of $18.1 million and $864,000, respectively. As of December 31, 2002, the Finance Subsidiary could sell an additional $56.3 million under the ING Purchase Facility.

     The following assumptions were used to measure the initial fair value of the retained interests for the above sales under the ING Purchase Facility and the 2002 Term Securitization: Prepayment rates ranging from 17% to 11% per annum as the portfolios mature; loss severity rate of 45%; default rates ranging from 7% to 1% per annum as the portfolios mature; and discount rates ranging from 14% to 11%.

Other Notes Receivable

     On June 26, 2001, the Company loaned $1.7 million to the Casa Grande Resort Cooperative Association I (the “Association”), the property owners’ association controlled by the timeshare owners at the La Cabana Beach and Racquet Club™ resort in Aruba. This unsecured loan bears interest at Prime plus 1%, payable in semi-annual installments and matures on June 26, 2003.

     On December 15, 2000, the Company loaned $4.7 million to Napa Partners, LLC (“Napa”), a real estate company in Napa, California (the “Napa Loan”). Napa used the proceeds to acquire approximately 32 acres of undeveloped land in Napa, California. On January 4, 2001, Napa repaid approximately $68,000 in principal of the Napa Loan. In May 2001, Napa repaid the remaining outstanding principal balance on the Napa Loan and all accrued interest.

6. Retained Interests in Notes Receivable Sold and Servicing Assets

Retained Interests in Notes Receivable Sold

          The Company’s retained interests in notes receivable sold, which are classified as available-for-sale investments, and associated unrealized gains and losses are set forth below (in thousands).

		Gross	Gross
	Amortized	Unrealized	Unrealized
December 31, 2002	Cost	Gain	Loss	Fair Value

1996 REMIC retained interests	$1,028	$43	$—	$1,071
GE/Wachovia Purchase Facility retained interest	1,231	705	—	1,936
ING Purchase Facility retained interest (see Note 5)	4,662	—	—	4,662
2002 Term Securitization retained interest (see Note 5)	36,559	—	—	36,559

Total	$43,480	$748	$—	$44,228

		Gross	Gross
	Amortized	Unrealized	Unrealized
March 31, 2002	Cost	Gain	Loss	Fair Value

1995 REMIC retained interest	$2,066	$442	$—	$2,508
1996 REMIC retained interests	1,248	65	—	1,313
GE/Wachovia Purchase Facility retained interest	4,462	—	96	4,366
GE/Barclays Purchase Facility retained interest (see Note 5)	9,201	2,198	—	11,399
ING Purchase Facility retained interest (see Note 5)	17,602	1,372	—	18,974

Total	$34,579	$4,077	$96	$38,560

          Contractual maturities as of December 31, 2002, are set forth below (in thousands), based on the final maturity dates of the underlying notes receivable sold:

	Amortized
	Cost	Fair Value

After one year but within five	$2,259	$3,007
After five years but within ten	41,221	41,221

Total	$43,480	$44,228

          The following assumptions were used to measure the fair value of the above retained interests: prepayment rates ranging from 23% to 11% per annum as the portfolios mature; loss severity rates of 25% to 45%; default rates ranging from 9% to 0.75% per annum as the portfolios mature; and discount rates ranging from 11% to 15%.

          The following table shows the hypothetical fair value of the Company#s retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the fair value of those retained interests (the impacts on the fair value of the 1996 REMIC retained interest were not material) (in thousands):

		Hypothetical Fair Value at December 31, 2002 of:

		GE/Wachovia	ING	2002 Term
		Purchase Facility	Purchase Facility	Securitization
Assumption		Retained Interest	Retained Interest	Retained Interest

Prepayment rate:	10% adverse change	$1,913	$4,581	$35,832
	20% adverse change	1,896	4,502	35,153
Loss severity rate:	10% adverse change	1,744	4,555	35,588
	20% adverse change	1,552	4,448	34,616
Default rate:	10% adverse change	1,727	4,486	35,130
	20% adverse change	1,520	4,310	33,661
Discount rate:	10% adverse change	1,924	4,487	35,390
	20% adverse change	1,910	4,321	34,275

          The table below summarizes certain cash flows received from and (paid to) special purpose finance subsidiaries of the Company (in thousands):

	Nine Months
	Ended	Year Ended
	December 31,	March 31,
	2002	2002

Proceeds from new sales of receivables	$72,418	$85,975
Collections on previously sold receivables	(55,253)	(61,862)
Servicing fees received	2,498	2,693
Purchases of foreclosed assets	(614)	(632)
Resales of foreclosed assets	(13,298)	(4,403)
Remarketing fees received	5,723	1,812
Cash received on investment in securities	14,555	7,856
Cash paid to fund required reserve accounts	(1,865)	—

          Quantitative information about the portfolios of notes receivable previously sold without recourse in which the Company holds the above retained interests as investments in securities is as follows (in thousands):

			For the nine
			months ended
	As of December 31,		December 31,
	2002		2002

		Principal
	Total	Amount of
	Principal	Loans More
	Amount of	Than 60 Days	Credit Losses, Net
	Loans	Past Due	of Recoveries

1996 REMIC – land mortgages	2,043	112	1
GE/Wachovia Purchase Facility - timeshare receivables	29,002	1,912	—
ING Purchase Facility – timeshare receivables	21,797	—	589
2002 Term Securitization – timeshare receivables	176,094	4,413	—

          The net unrealized gain on available-for-sale securities, presented as a separate component of shareholders’ equity, is net of income taxes of approximately $288,000, $1.6 million and $953,000 as of December 31, 2002, March 31, 2002 and April 1, 2001, respectively.

          In connection with the 2002 Term Securitization (see Note 5), the Company recognized a $4.7 million gain and reversed previously recorded unrealized gains related to the GE/Barclays Purchase Facility and the ING Purchase Facility totaling $3.6 million.

          During the nine months ended December 31, 2002, the Company exchanged its retained interest in a 1995 REMIC transaction for the underlying mortgages. The 1995 REMIC retained interest was exchanged in connection with the termination of the REMIC, as all of the senior 1995 REMIC security holders had received all of the required cash flows pursuant to the terms of their REMIC certificates. The Company realized a $409,000 gain on the exchange, based on the net realizable value of the mortgages received and the amortized cost of the retained interest. The Company had previously recorded an unrealized gain of $244,000 on this available-for-sale security.

Servicing Assets

          The changes in the Company#s servicing assets, included in other assets in the Consolidated Balance Sheets, for the nine months ended December 31, 2002, and the year ended March 31, 2002, were as follows (in thousands):

Balance at April 2, 2001	$562
Additions	932
Less: amortization	(305)

Balance at March 31, 2002	1,189
Additions	2,981
Less: Disposal in 2002 Term Securitization (see Note 5)	(1,504)
Less: amortization	(372)

Balance at December 31, 2002	$2,294

          The estimated fair value of the servicing assets approximated their carrying amounts as of December 31, 2002 and March 31, 2002. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates and the other assumptions used to measure the fair value of the Company’s retained interests for portfolios of notes receivable sold. A valuation allowance is recorded where the fair value of the servicing assets is below the related carrying amount. As of December 31, 2002 and March 31, 2002, no such valuation allowance was necessary.

7. Inventory

          The Company’s net inventory holdings, summarized by division, are set forth below (in thousands).

	December 31,	March 31,
	2002	2002

Bluegreen® Resorts	$71,097	$86,288
Bluegreen Communities	102,034	101,400

	$173,131	$187,688

          Bluegreen Resorts inventory as of December 31, 2002, consisted of land inventory of $9.4 million, $27.0 million of construction-in-progress and $34.7 million of completed units. Bluegreen Resorts inventory as of March 31, 2002, consisted of land inventory of $10.0 million, $31.0 million of construction-in-progress and $45.3 million of completed units.

          Interest capitalized during the nine months ended December 31, 2002, the nine months ended December 30, 2001, the year ended March 31, 2002 and year ended April 1, 2001, totaled approximately $4.7 million, $6.1 million, $8.0 million and $7.5 million, respectively. Interest expense in the consolidated statements of income is net of capitalized interest.

          During the nine months ended December 31, 2002, the year ended March 31, 2002 and year ended April 1, 2001, the Company recognized impairment charges of $750,000, $4.1 million and $2.0 million, respectively, on the Company’s Crystal Cove™ residential land project in Rockwood, Tennessee. These impairment charges are included in cost of sales in the consolidated statements of income. Certain aspects of the Crystal Cove project have required changes in planned development methods, which are expected to be more costly than the Company’s original estimates. The fair value of the Crystal Cove project was determined based on the estimated aggregate retail sales prices of the home sites in the project.

8. Property and Equipment

          The table below sets forth the property and equipment held by the Company (in thousands).

	Useful	December 31,	March 31,
	Life	2002	2002

Office equipment, furniture and fixtures	3-14 years	$27,348	$23,225
Golf course land, land improvements, buildings and equipment	10-30 years	25,958	24,958
Land, buildings and building improvements	10-30 years	12,119	11,171
Leasehold improvements	3-14 years	5,152	5,245
Aircraft	3-5 years	1,285	1,070
Vehicles and equipment	3-5 years	694	618

		72,556	66,287
Accumulated depreciation and amortization of leasehold improvements		(20,769)	(16,949)

Total		$51,787	$49,338

9. Goodwill and Intangible Assets

          The table below sets forth the intangible assets held by the Company as of or for the nine months ended December 31, 2002 (in thousands).

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets:
Customer list – vacation packages sold	$13,654	$(2,883)
Customer list – telemarketing leads	316	(249)

	$13,970	$(3,132)

Aggregate amortization expense	$3,132

Estimated amortization expense:
For the year ended December 31, 2003	$10,838

          Goodwill was $2.4 million at both December 31, 2002 and March 31, 2002. All goodwill relates to Bluegreen® Resorts.

          See also Note 2, for further discussion of intangible assets acquired during the nine months ended December 31, 2002.

10. Receivable-Backed Notes Payable

          In connection with the 2002 Term Securitization (see Note 5), the Company paid the $7.1 million balance outstanding under the GE Warehouse Facility. The GE Warehouse Facility expired on April 16, 2002.

          The Company has a $30.0 million revolving credit facility with Foothill Capital Corporation (“Foothill”) for the pledge of Bluegreen Communities’ receivables, with up to $10.0 million of the total facility available for Bluegreen Communities’ inventory borrowings and up to $10.0 million of the total facility available for the pledge of Bluegreen Resorts’ receivables. The interest rate charged on outstanding borrowings ranges from prime plus 0.5% to 1.0%, with 7.0% being the minimum interest rate. At December 31, 2002, the outstanding principal balance under this facility was approximately $5.0 million, $1.4 million of which related to Bluegreen Resorts’ receivables borrowings and $3.6 million of which related to Bluegreen Communities’ receivables borrowings. At March 31, 2002, the outstanding principal balance under this facility was approximately $4.1 million, all of which related to Bluegreen Communities’ receivables borrowings. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. The ability to borrow under the facility expires on December 31, 2003. Any outstanding indebtedness is due on December 31, 2005.

          The remaining $370,000 of receivable-backed notes payable balances is related to notes receivable sold by RDI Group™, Inc. (“RDI”) with recourse, prior to the acquisition of RDI by the Company in September 1997.

          At December 31, 2002, $7.1 million in notes receivable secured the Company’s $5.4 million in receivable-backed notes payable.

11. Lines-of-Credit and Notes Payable

          The Company has outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of inventory and to fund operations. Financial data related to the Company’s borrowing facilities is set forth below (in thousands).

	December 31,	March 31,
	2002	2002

Lines-of-credit secured by inventory and golf courses with a carrying value of $97.2 million at December 31, 2002. Interest rates range from 4.38% to 7.50% at December 31, 2002 and from 4.88% to 6.00% at March 31, 2002 Maturities range from March 2003 to September 2006	$24,522	$27,954
Notes and mortgage notes secured by certain inventory, property and equipment and investments with an aggregate carrying value of $13.5 million at December 31, 2002 Interest rates ranging from 4.25% to 10.00% at December 31, 2002 and from 4.75% to 12.00% at March 31, 2002. Maturities range from April 2003 to September 2015	8,600	10,977
Unsecured notes payable to former stockholders of RDI. Interest rate of 9.00%. Matured in October 1999 (see Note 16)	1,000	1,000
Lease obligations with imputed interest rates ranging from 2.89% to 5.75%. Maturities range from May 2003 to February 2005	287	331

Total	$34,409	$40,262

          The table below sets forth the contractual minimum principal payments required on the Company’s lines-of-credit and notes payable for each of the five fiscal years subsequent to December 31, 2002. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a home site or timeshare interval release basis for certain of the above obligations (in thousands).

2003	$5,604
2004	15,799
2005	4,389
2006	7,772
2007	287
Thereafter	558

Total	$34,409

          The following is a discussion of the Company’s significant credit facilities and material new borrowings during the year ended December 31, 2002:

          The Company has a $35.0 million revolving credit facility, the draw period for which ended in March 2002, with Finova Capital Corporation. The Company used this facility to finance the acquisition and development of Bluegreen® Communities projects. The facility is secured by the real property (and personal property related thereto) with respect to which borrowings are made. The interest charged on outstanding borrowings is prime plus 1.25%. On September 14, 1999, in connection with the acquisition of 1,550 acres adjacent to Bluegreen Communities’ Lake Ridge™ at Joe Pool Lake project in Dallas, Texas (“Lake Ridge II”), the Company borrowed approximately $12.0 million under the revolving credit facility. Principal payments are effected through agreed-upon release prices as home sites in Lake Ridge™ II and in another recently purchased section of Lake Ridge are sold. The principal of this loan must be repaid by September 14, 2004. On October 6, 1999, in connection with the acquisition of 6,966 acres for Bluegreen® Communities’ Mystic Shores™ project in Canyon Lake, Texas, the Company borrowed $11.9 million under the revolving credit facility. On May 5, 2000, the Company borrowed an additional $2.1 million under this facility in order to purchase an additional 435 acres for the Mystic Shores project. Principal payments on these loans are effected through agreed-upon release prices as home sites in Mystic Shores are sold. The principal under the $11.9 million and $2.1 million loans for Mystic Shores must be repaid by October 6, 2004 and May 5, 2004, respectively. The aggregate outstanding balance on the revolving credit facility was $14.4 million at December 31, 2002

          On September 25, 2002, certain direct and indirect wholly-owned subsidiaries of the Company entered into a $50 million revolving credit facility (the “GMAC Facility”) with Residential Funding Corporation (“RFC”), an affiliate of General Motors Acceptance Corporation. The Company is the guarantor on the GMAC Facility. The GMAC Facility is secured by the real property home sites (and personal property related thereto) at the following residential land projects of the Company, as well as any residential land projects acquired by the Company with funds borrowed under the GMAC Facility (the “Secured Projects”): Brickshire™ (New Kent County, Virginia); Mountain Lakes Ranch™ (Bluffdale, Texas); Ridge Lake Shores™ (Magnolia, Texas); Riverwood Forest™ (Fulshear, Texas); Waterstone™ (Boerne, Texas) and Yellowstone Creek Ranch™ (Pueblo, Colorado). In addition, the Facility is secured by the Company’s Carolina National™ and The Preserve at Jordan Lake™ golf courses in Southport, North Carolina and Chapel Hill, North Carolina, respectively. Borrowings under the GMAC Facility, which are subject to certain conditions, can be made through September 25, 2004. Principal payments are effected through agreed-upon release prices paid to RFC as home sites in the Secured Projects are sold. The outstanding principal balance of any borrowings under the GMAC Facility must be repaid by September 25, 2006. The interest charged on outstanding borrowings is prime plus 1.00% and is payable monthly. The Company is required to pay an annual commitment fee equal to 0.33% of the $50 million GMAC Facility amount. The GMAC Facility documents include customary conditions to funding, acceleration provisions and certain financial affirmative and negative covenants. On September 25, 2002, the Company borrowed $11 million under the GMAC Facility and received cash proceeds of approximately $9 million. The $2 million deducted from the cash proceeds related to the repayment of existing debt on the Secured Projects of approximately $1.5 million and debt issuance costs totaling $500,000 including the first annual commitment fee, as described above. The Company intends to use the proceeds from the GMAC Facility to repay outstanding indebtedness on Bluegreen® Communities’ projects, finance the acquisition and development of Bluegreen Communities’ projects and for general corporate purposes. As of December 31, 2002, $7.5 million was outstanding under the GMAC Facility.

          On September 24, 1999, the Company obtained a $4.2 million line-of-credit with Branch Banking and Trust Company for the purpose of developing a golf course on the Brickshire property (the “Golf Course Loan”). During the years ended March 31, 2002 and April 1, 2001, the Company borrowed $1.4 million and $2.6 million, respectively, under the Golf Course Loan. The outstanding balances under the Golf Course Loan bears interest at prime plus 0.5% and interest is due monthly. Principal payments are payable in equal monthly installments of $35,000. The principal must be repaid by October 1, 2005. The loan is secured by the Brickshire golf course property. As of December 31, 2002, $3.4 million was outstanding under the Golf Course Loan.

          In October 2002, the Company borrowed $2.3 million from Bank One, in connection with the acquisition of 2,463 acres of land for Bluegreen Communities. Bluegreen Communities is developing its Silver Lakes Ranch™ community on this land. Principal payments of approximately $195,000 and interest at the prime lending rate are due quarterly. The final maturity of this note payable is October 2005. As of December 31, 2002, $2.2 million was outstanding under this loan.

          During the nine months ended September 29, 2002, the Company borrowed $7.7 million under a $9.8 million, acquisition and development line-of-credit with Marshall, Miller and Schroeder Investments Corporation (“MM&S”). Borrowings under the line are collateralized by Timeshare Interests in the Company’s Solara Surfside™ resort in Surfside, Florida (near Miami Beach). Borrowings occurred as MM&S directly paid third-party contractors, vendors and suppliers who were engaged by the Company to perform renovation work on Solara Surfside. The final draw on the loan was released during December 2002. Principal is repaid through agreed-upon release prices as Timeshare Interests in Solara Surfside are sold, subject to minimum required amortization. The indebtedness under the facility bears interest at the prime lending rate plus 1.25%, subject to a minimum interest rate of 7.50%, and all amounts borrowed are due no later than April 1, 2004, however the loan will be paid in full on March 31, 2003, due to the minimum required amortization. The outstanding balance on the MM&S loan was $1.5 million as of December 31, 2002.

          In addition, GE has provided the Company with a $28.0 million acquisition and development facility for its timeshare inventories (the “A&D Facility”). The draw down period on the A&D Facility has expired and outstanding borrowings under the A&D Facility mature no later than July 2006. Principal will be repaid through agreed-upon release prices as Timeshare Interests are sold at the financed resorts, subject to minimum required amortization. The indebtedness under the facility bears interest at

LIBOR plus 3%. On September 14, 1999, the Company borrowed approximately $14.0 million under the A&D facility. The outstanding principal of this loan was paid in full during the nine months ended December 31, 2002, through agreed-upon release prices as Timeshare Interests in the Company’s Lodge Alley Inn™ resort in Charleston, South Carolina were sold, subject to minimum required amortization. On December 20, 1999, the Company borrowed approximately $13.9 million under the acquisition and development facility. The principal of this loan must be repaid by January 1, 2006, through agreed-upon release prices as Timeshare Interests in the Company’s Shore Crest™ II resort are sold, subject to minimum required amortization. The outstanding balance under the A&D Facility at December 31, 2002 was $1.2 million.

          On August 2, 2001, the Company obtained a revolving line-of-credit with IndyMac Bank F.S.B. (“IndyMac”) for the purpose of developing the Company’s golf course community in Chapel Hill, North Carolina known as The Preserve at Jordan Lake™. The draw down period on the IndyMac line-of-credit has expired. Through March 2002, the Company borrowed an aggregate $7.9 million under the line-of-credit, on a revolving basis. The outstanding balances under the line-of-credit bore interest at prime plus 1.0%, which was due monthly. Principal payments were effected through agreed-upon release prices as home sites in The Preserve at Jordan Lake were sold. The outstanding balance under the IndyMac line-of-credit was paid in full during the nine months ended December 31, 2002.

          The Company has a $12.5 million unsecured line-of-credit with Wachovia Bank, N.A. Amounts borrowed under the line bear interest at LIBOR plus 2%. Interest is due monthly and all principal amounts are due on December 31, 2003. The Company is only allowed to borrow under the line-of-credit in amounts less than the remaining availability under its current, active timeshare receivables purchase facility plus availability under certain receivable warehouse facilities, less any outstanding letters of credit. The line-of-credit agreement contains certain covenants and conditions typical of arrangements of this type. As of December 31, 2002, there was no amount outstanding under the line.

12. Note Offering

          On April 1, 1998, the Company consummated a private placement offering (the “Offering”) of $110 million in aggregate principal amount of 10.50% senior secured notes due April 1, 2008 (the “Notes”). Interest on the Notes is payable semiannually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company, in whole or in part, in cash, on or after April 1, 2003, together with accrued and unpaid interest, if any, to the date of redemption at the following redemption prices: 2003 – 105.25%; 2004 – 103.50%; 2005 – 101.75% and 2006 and thereafter – 100.00%. The Notes are senior obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and rank senior in right of payment to all existing and future subordinated obligations of the Company. None of the assets of Bluegreen® Corporation secure its obligations under the Notes, and the Notes are effectively subordinated to secured indebtedness of the Company to any third party to the extent of assets serving as security therefor.

          The Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s existing and future subsidiaries (the “Subsidiary Guarantors”), with the exception of the Joint Venture, BPNV, Resort Title Agency™, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, “Non-Guarantor Subsidiaries”).

          Each of the Note guarantees covers the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by the Company. The Note guarantees are senior obligations of each Subsidiary Guarantor and rank pari passu in right of payment with all existing and future senior indebtedness of each such Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each such Subsidiary Guarantor. The Note guarantees of certain Subsidiary Guarantors are secured by a first (subject to customary exceptions) mortgage or similar instrument (each, a “Mortgage”) on certain Bluegreen® Communities properties of such Subsidiary Guarantors (the “Pledged Properties”). Absent the occurrence and the continuance of an event of default, the Notes trustee is required to release its lien on the Pledged Properties as property is sold and the Trustee does not have a lien on the proceeds of any such sale. As of December 31, 2002, the Pledged Properties had an aggregate carrying value of approximately $9.7 million. The Notes’

indenture includes certain negative covenants including restrictions on the incurrence of debt and liens and on payments of cash dividends.

          Supplemental financial information for Bluegreen Corporation, its combined Non-Guarantor Subsidiaries and its combined Subsidiary Guarantors is presented below:

CONDENSED CONSOLIDATING BALANCE SHEETS
(IN THOUSANDS)

	DECEMBER 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

ASSETS
Cash and cash equivalents	$22,373	$17,951	$6,581	$—	$46,905
Contracts receivable, net		1,457	14,773	—	16,230
Intercompany receivable	101,549			(101,549)
Notes receivable, net	1,740	9,434	50,621	—	61,795
Inventory, net		19,440	153,691	—	173,131
Retained interests in notes receivable sold		44,228		—	44,228
Investments in subsidiaries	7,730		3,230	(10,960)
Property and equipment, net	9,791	1,959	40,037	—	51,787
Other assets	6,576	1,792	31,548	—	39,916

Total assets	$149,759	$96,261	$300,481	$(112,509)	$433,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$8,510	$22,485	$26,124	$—	$57,119
Intercompany payable		8,392	93,157	(101,549)
Deferred income taxes	(19,344)	24,706	25,846	—	31,208
Lines-of-credit and notes payable	3,384	3,000	33,385	—	39,769
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	136,921	58,583	178,512	(101,549)	272,467
Minority interest				3,242	3,242
Total shareholders’ equity	12,838	37,678	121,969	(14,202)	158,283

Total liabilities and shareholders’ equity	$149,759	$96,261	$300,481	$(112,509)	$433,992

	MARCH 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

ASSETS
Cash and cash equivalents	$18,611	$21,575	$8,529	$—	$48,715
Contracts receivable, net	—	605	21,213	—	21,818
Intercompany receivable	113,436	—	—	(113,436)	—
Notes receivable, net	1,749	6,367	47,532	—	55,648
Inventory, net	—	19,456	168,232	—	187,688
Retained interests in notes receivable sold	—	38,560	—	—	38,560
Investments in subsidiaries	7,730	—	3,230	(10,960)	—
Property and equipment, net	10,009	2,017	37,312	—	49,338
Other assets	6,968	2,663	23,763	—	33,394

Total assets	$158,503	$91,243	$309,811	$(124,396)	$435,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$11,074	$21,138	$16,643	$—	$48,855
Intercompany payable	—	12,267	101,169	(113,436)	—
Deferred income taxes	(18,799)	23,173	23,925	—	28,299
Lines-of-credit and notes payable	3,476	5,649	45,765	—	54,890
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.00% convertible subordinated notes payable to related parties	6,000	—	—	—	6,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	146,122	62,227	187,502	(113,436)	282,415
Minority interest	—	—		3,090	3,090
Total shareholders’ equity	12,381	29,016	122,309	(14,050)	149,656

Total liabilities and shareholders’ equity	$158,503	$91,243	$309,811	$(124,396)	$435,161

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	NINE MONTHS ENDED DECEMBER 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$18,561	$204,094	$—	$222,655
Other resort and golf operations	—	1,901	25,147	—	27,048
Management fees	24,148	—	—	(24,148)	—
Interest income	239	5,652	6,344	—	12,235
Gain on sales of notes receivable	—	10,035	—	—	10,035

	24,387	36,149	235,585	(24,148)	$271,973

COSTS AND EXPENSES
Cost of sales	—	5,103	72,820	—	77,923
Cost of other resort and golf operations	—	782	26,113	—	26,895
Management fees	—	589	23,559	(24,148)	—
Selling, general and administrative expenses	17,518	11,204	99,586	—	128,308
Interest expense	7,389	319	2,116	—	9,824
Provision for loan losses	—	399	2,433	—	2,832
Other expense (income)	(137)	1,156	501	—	1,520

	24,770	19,552	227,128	(24,148)	247,302

Income (loss) before income taxes and minority interest	(383)	16,597	8,457	—	24,671
Provision (benefit) for income taxes	(137)	5,348	3,582	—	8,793
Minority interest in income of consolidated subsidiary	—	—	—	502	502

Income (loss) before cumulative effect of change in accounting principle	(246)	11,249	4,875	(502)	15,376
Cumulative effect of change in accounting principle, net of income taxes	—	(714)	(5,215)	—	(5,929)
Minority interest in cumulative effect of change in accounting principle, net of income taxes	—	—	—	(350)	(350)

Net income (loss)	$(246)	$10,535	$(340)	$(152)	$9,797

	NINE MONTHS ENDED DECEMBER 30, 2001

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
(UNAUDITED)	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$14,540	$170,163	$—	$184,703
Management fees	20,293	—	—	(20,293)	—
Other resort and golf operations revenue	—	2,600	16,584	—	19,184
Interest income	477	3,446	7,932	—	11,855
Gain on sale of notes receivable	—	4,214	—	—	4,214

	20,770	24,800	194,679	(20,293)	219,956
COST AND EXPENSES
Cost of sales	—	4,603	59,530	—	64,133
Cost of other resort and golf operations	—	1,152	16,692	—	17,844
Management fees	—	825	19,468	(20,293)	—
Selling, general and administrative expenses	18,461	8,620	79,264	—	106,345
Interest expense	6,252	460	3,417	—	10,129
Provision for loan losses	—	140	3,543	—	3,683
Other expense (income)	10	775	(508)	—	277

	24,723	16,575	181,406	(20,293)	202,411

Income (loss) before income taxes	(3,953)	8,225	13,273	—	17,545
Provision (benefit) for income taxes	(1,522)	3,226	5,051	—	6,755
Minority interest in income of consolidated subsidiary	—	—	—	107	107

Net income (loss)	$(2,431)	$4,999	$8,222	$(107)	$10,683

	YEAR ENDED MARCH 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$21,604	$219,024	$—	$240,628
Other resort and golf operations	—	3,943	21,527	—	25,470
Management fees	26,133	—	—	(26,133)	—
Interest income	564	4,968	9,915	—	15,447
Gain on sales of notes receivable	—	6,280	—	—	6,280

	26,697	36,795	250,466	(26,133)	287,825
COSTS AND EXPENSES
Cost of sales	—	6,606	79,919	—	86,525
Cost of other resort and golf operations	—	1,532	22,067	—	23,599
Management fees	—	1,086	25,047	(26,133)	—
Selling, general and administrative expenses	25,686	12,234	102,269	—	140,189
Interest expense	8,371	578	4,068	—	13,017
Provision for loan losses	—	242	4,609	—	4,851
Other expense (income)	(239)	1,105	(704)	—	162

	33,818	23,383	237,275	(26,133)	268,343

Income (loss) before income taxes and minority interest	(7,121)	13,412	13,191	—	19,482
Provision (benefit) for income taxes	(2,742)	4,846	5,397	—	7,501
Minority interest in income of consolidated subsidiary	—	—	—	249	249

Net income (loss)	$(4,379)	$8,566	$7,794	$(249)	$11,732

	YEAR ENDED APRIL 1, 2001

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$58	$11,107	$218,709	$—	$229,874
Other resort and golf operations	—	3,508	21,141	—	24,649
Management fees	25,163	—	—	(25,163)	—
Interest income	1,378	4,155	11,784	—	17,317
Gain on sales of notes receivable	—	3,281	—	—	3,281

	26,599	22,051	251,634	(25,163)	275,121
COSTS AND EXPENSES
Cost of sales	—	3,270	75,525	—	78,795
Cost of other resort and golf operations	—	1,577	23,374	—	24,951
Management fees	—	—	25,163	(25,163)	—
Selling, general and administrative expenses	27,085	7,138	113,369	—	147,592
Interest expense	10,189	941	4,364	—	15,494
Provision for loan losses	—	69	4,818	—	4,887
Other expense (income)	44	885	(529)	—	400

	37,318	13,880	246,084	(25,163)	272,119

Income (loss) before income taxes and minority interest	(10,719)	8,171	5,550	—	3,002
Provision (benefit) for income taxes	(4,127)	3,644	1,639	—	1,156
Minority interest in loss of consolidated subsidiary	—	—	—	(871)	(871)

Net income (loss)	$(6,592)	$4,527	$3,911	$871	$2,717

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	NINE MONTHS ENDED DECEMBER 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

Operating activities:
Net cash provided (used) by operating activities	$10,471	$(14,917)	$11,483	$—	$7,037

Investing activities:
Cash received from retained interests in notes receivable sold	—	14,555	—	—	14,555
Investment in subsidiary	(100)	—	—	100	—
Business acquisition	—	—	(2,292)	—	(2,292)
Purchases of property and equipment	(1,285)	(315)	(2,779)	—	(4,379)
Proceeds from sales of property and equipment	—	—	48	—	48

Net cash provided (used) by investing activities	(1,385)	14,240	(5,023)	100	7,932

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	—	—	18,696	—	18,696
Payments under line-of-credit facilities and notes payable	(7)	(1,692)	(25,771)	—	(27,470)
Payment of 8% convertible, subordinated notes payable to related parties	(6,000)	—	—	—	(6,000)
Payment of debt issuance costs	—	(1,355)	(1,333)	—	(2,688)
Proceeds from capitalization of subsidiary	—	100	—	(100)	—
Proceeds from exercise of employee and director stock options	683	—	—	—	683

Net cash used by financing activities	(5,324)	(2,947)	(8,408)	(100)	(16,779)

Net (decrease) increase in cash and cash equivalents	3,762	(3,624)	(1,948)	—	(1,810)
Cash and cash equivalents at beginning of year	18,611	21,575	8,529	—	48,715

Cash and cash equivalents at end of year	22,373	17,951	6,581	—	46,905
Restricted cash and cash equivalents at end of year	(173)	(13,797)	(6,581)	—	(20,551)

Unrestricted cash and cash equivalents at end of year	$22,200	$4,154	$—	$—	$26,354

	NINE MONTHS ENDED DECEMBER 30, 2001

		COMBINED
		NON-	COMBINED
	BLUEGREEN®	GUARANTOR	SUBSIDIARY
(UNAUDITED)	CORPORATION	SUBSIDIARIES	GUARANTORS	CONSOLIDATED

Operating activities:
Net cash provided (used) by operating activities	$(3,095)	$3,556	$19,161	$19,622

Investing activities:
Purchases of property and equipment	(1,999)	(1,104)	(7,343)	(10,446)
Sales of property and equipment	3	—	31	34
Cash received from retained interests in notes receivable sold	—	3,552	—	3,552
Investment in note receivable	(1,685)	—	—	(1,685)
Principal payments received on investment in note receivable	4,643	—	—	4,643

Net cash provided (used) by investing activities	962	2,448	(7,312)	(3,902)

Financing activities:

	NINE MONTHS ENDED DECEMBER 30, 2001

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
(UNAUDITED)	CORPORATION	SUBSIDIARIES	GUARANTORS	CONSOLIDATED

Proceeds from borrowings under line-of-credit facilities and other notes payable	40,375	—	6,173	46,548
Payments under line-of-credit facilities and other notes payable	(40,626)	(2,979)	(18,873)	(62,478)
Payment of debt issuance costs	(93)	(1,114)	(278)	(1,485)
Proceeds from the exercise of employee and director stock options	156	—	—	156

Net cash used by financing activities	(188)	(4,093)	(12,978)	(17,259)

Net increase (decrease) in cash and cash equivalents	(2,321)	1,911	(1,129)	(1,539)
Cash and cash equivalents at beginning of period	13,290	17,125	9,601	40,016

Cash and cash equivalents at end of period	10,969	19,036	8,472	38,477
Restricted cash and cash equivalents at end of period	—	(17,459)	(6,997)	(24,456)

Unrestricted cash and cash equivalents at end of period	$10,969	$1,577	$1,475	$14,021

	YEAR ENDED MARCH 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	CONSOLIDATED

Operating activities:
Net cash provided by operating activities	$5,261	$3,107	$23,282	$31,650

Investing activities:
Cash received from retained interests in notes receivable sold	—	7,856	—	7,856
Investment in note receivable	(1,685)	—	—	(1,685)
Principal payments received on investment in note receivable	4,643	—	—	4,643
Purchases of property and equipment	(2,722)	(1,472)	(8,746)	(12,940)
Proceeds from sales of property and equipment	4	—	40	44

Net cash (used) provided by investing activities	240	6,384	(8,706)	(2,082)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	50,225	—	9,645	59,870
Payments under line-of-credit facilities and notes payable	(50,447)	(3,876)	(25,004)	(79,327)
Payment of debt issuance costs	(114)	(1,165)	(289)	(1,568)
Proceeds from exercise of employee and director stock options	156	—	—	156

Net cash used by financing activities	(180)	(5,041)	(15,648)	(20,869)

Net increase (decrease) in cash and cash equivalents	5,321	4,450	(1,072)	8,699
Cash and cash equivalents at beginning of year	13,290	17,125	9,601	40,016

Cash and cash equivalents at end of year	18,611	21,575	8,529	48,715
Restricted cash and cash equivalents at end of year	—	(20,199)	(7,470)	(27,669)

Unrestricted cash and cash equivalents at end of year	$18,611	$1,376	$1,059	$21,046

	YEAR ENDED APRIL 1, 2001

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

Operating activities:
Net cash provided (used) by operating activities	$(24,250)	$2,312	$24,010	$—	$2,072

Investing activities:
Cash received from retained interests in notes receivable sold	—	6,890	—	—	6,890
Investment in note receivable	(4,711)	—	—	—	(4,711)
Principal payments received on investment in note receivable	68	—	—	—	68
Acquisition of minority interest	—	—	(250)	—	(250)
Investment in joint venture	—	—	(3,230)	3,230	—
Purchases of property and equipment	(1,539)	(739)	(7,271)	—	(9,549)
Proceeds from sales of property and equipment	—	—	79	—	79

Net cash (used) provided by investing activities	(6,182)	6,151	(10,672)	3,230	(7,473)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	6,500	645	3,976	—	11,121
Payments under line-of-credit facilities and notes payable	(5,282)	(6,303)	(17,550)	—	(29,135)
Payment of debt issuance costs	(45)	(1,368)	(138)	—	(1,551)
Proceeds from capitalization of joint venture	—	3,230	—	(3,230)	—
Proceeds from exercise of employee and director stock options	28	—	—	—	28
Payments for treasury stock	(572)	—	—	—	(572)

Net cash (used) provided by financing activities	629	(3,796)	(13,712)	(3,230)	(20,109)

Net (decrease) increase in cash and cash equivalents	(29,803)	4,667	(374)	—	(25,510)
Cash and cash equivalents at beginning of year	43,093	12,458	9,975	—	65,526

Cash and cash equivalents at end of year	13,290	17,125	9,601	—	40,016
Restricted cash and cash equivalents at end of year	—	(15,961)	(6,402)	—	(22,363)

Unrestricted cash and cash equivalents at end of year	$13,290	$1,164	$3,199	$—	$17,653

13.     Convertible Subordinated Notes Payable and Debentures

Notes Payable

          On September 11, 2002, the Company’s 8% convertible subordinated promissory notes in the aggregate principal amount of $6 million were paid in full to two former members of the Company’s Board of Directors and an affiliate of a former member of the Board of Directors.

Debentures

          The Company had $34.4 million of its 8.25% Convertible Subordinated Debentures (the “Debentures”) outstanding at both December 31, 2002 and March 31, 2002. The Debentures are convertible at any time prior to maturity (2012), unless previously redeemed, into common stock of the Company at a current conversion price of $8.24 per share, subject to adjustment under certain conditions. The Debentures are redeemable at any time, at the Company’s option, in whole or in part at 100% of the face amount. The Company is obligated to redeem annually 10% of the principal amount of the Debentures originally issued, commencing May 15, 2003, net of previous redemptions of approximately $5.6 million (therefore the first actual redemptions will occur on May 15, 2004). Such redemptions are calculated to retire 90% of the principal amount of the Debentures prior to maturity. The Debentures are unsecured and subordinated to all senior indebtedness of the Company. Interest is payable semi-annually on May 15 and November 15.

          Under financial covenants of the Indenture pursuant to which the Debentures were issued, the Company is required to maintain net worth of not less than $29.0 million. Should net worth fall below $29.0 million for two consecutive quarters, the Company is required to make an offer to purchase 20% of the outstanding Debentures at par, plus accrued interest.

14. Fair Value of Financial Instruments

          In estimating the fair values of its financial instruments, the Company used the following methods and assumptions:

          Cash and cash equivalents: The amounts reported in the Consolidated Balance Sheets for cash and cash equivalents approximate fair value.

          Contracts receivable: The amounts reported in the Consolidated Balance Sheets for contracts receivable approximate fair value. Contracts receivable are non-interest bearing and generally convert into cash or an interest-bearing mortgage note receivable within thirty days.

          Notes receivable: The amounts reported in the Consolidated Balance Sheets for notes receivable approximate fair value based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.

          Retained interests in notes receivable sold: Retained interests in notes receivable sold are carried at fair value based on discounted cash flow analyses.

          Lines-of-credit, notes payable and receivable-backed notes payable: The amounts reported in the Consolidated Balance Sheets approximate their fair value for indebtedness that provides for variable interest rates. The fair value of the Company’s fixed-rate indebtedness was estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

          10.50% senior secured notes payable: The fair value of the Company’s 10.50% senior secured notes is based on the quoted market price in the over-the-counter bond market.

          8.00% convertible subordinated notes payable to related parties: The fair value of the Company’s $6 million notes was estimated using a discounted cash flow analysis, based on the Company’s incremental borrowing rate at March 31, 2002, for similar types of borrowing arrangements.

          8.25% convertible subordinated debentures: The fair value of the Company’s 8.25% convertible subordinated debentures is based on the quoted market price as reported on the New York Stock Exchange.

	December 31, 2002		March 31, 2002

	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$46,905	$46,905	$48,715	$48,715
Contracts receivable, net	16,230	16,230	21,818	21,818
Notes receivable, net	61,795	61,795	55,648	55,648
Retained interests in notes receivable sold	44,228	44,228	38,560	38,560
Lines-of-credit, notes payable, and receivable- backed notes payable	39,769	39,837	54,890	54,890

	December 31, 2002		March 31, 2002

	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

10.50% senior secured notes payable	110,000	90,200	110,000	85,800
8.00% convertible subordinated notes payable to related parties	—	—	6,000	6,084
8.25% convertible subordinated debentures	34,371	29,215	34,371	25,091

15. Common Stock and Stock Option Plans

Treasury Stock

          During the year ended April 1, 2001, the Company repurchased approximately 198,000 common shares at an aggregate cost of $572,000 under a repurchase plan approved by the Company’s Board of Directors during the year ended March 28, 1999 and expanded during the year ended April 2, 2000. No common stock was repurchased during the nine months ended December 31, 2002 or the year ended March 31, 2002.

Stock Option Plans

          Under the Company’s employee stock option plans, options can be granted with various vesting periods. All options granted to employees prior to December 31, 2002, vest ratably over a five-year period and expire ten years from the date of grant. All options were granted at exercise prices that either equaled or exceeded fair market value at the respective dates of grant.

          The stock option plan covering the Company’s non-employee directors provides for the grant to the Company’s non-employee directors (the “Outside Directors”) of non-qualified stock options. All options granted to Outside Directors prior to December 31, 2002 vest ratably over a three-year period and expire ten years from the date of grant. Due to a “change in control” provision in the Outside Directors’ stock option agreements, all outstanding Outside Directors options as of April 10, 2002 immediately vested when Levitt Companies, LLC (“Levitt”), a subsidiary of BankAtlantic Bancorp, Inc. (NYSE: BBX), acquired an aggregate of approximately 8 million shares of the Company’s outstanding common stock from certain real estate funds associated with Morgan Stanley Dean Witter and Company and Grace Brothers, Ltd. in private transactions. As a result of these purchases, combined with prior holdings in the Company, Levitt and BankAtlantic Bancorp, Inc. now own approximately 40% of the Company’s outstanding common stock.

          A summary of stock option activity related to the Company’s Employee and Outside Directors Plans is presented below (in thousands, except per share data).

	Number of Shares	Outstanding	Exercise Price	Number of Shares
	Reserved	Options	Per Share	Exercisable
Employee Stock Option Plans
Balance at April 3, 2000	3,645	2,829	$1.25-$9.50	1,288
Granted	—	60	$2.26-$3.00
Forfeited	(5)	(185)	$3.13-$8.50
Exercised	(11)	(11)	$3.13

Balance at April 1, 2001	3,629	2,693	$1.25-$9.50	1,637
Granted	—	50	$2.29
Forfeited	(81)	(654)	$2.29-$9.50
Exercised	(78)	(78)	$1.25-$1.46

Balance at March 31, 2002	3,470	2,011	$1.46-$9.50	1,457
Forfeited	(10)	(145)	$2.60-$8.50
Exercised	(72)	(72)	$1.46-$3.13

Balance at December 31, 2002	3,388	1,794	$2.26-$9.50	1,489

Outside Directors Plans
Balance at April 3, 2000	903	613	$1.46-$9.31	408
Granted	—	105	$2.88

Balance at April 1, 2001	903	718	$1.46-$9.31	503
Granted	—	120	$2.11

	Number of Shares	Outstanding	Exercise Price	Number of Shares
	Reserved	Options	Per Share	Exercisable
Forfeited	(2)	(30)	$2.88
Exercised	(36)	(36)	$1.46

Balance at March 31, 2002	865	772	$1.77-$9.31	562
Forfeited	—	(45)	$2.88-$5.94
Exercised	(212)	(212)	$1.77-$3.50

Balance at December 31, 2002	653	515	$2.11-$9.31	515

          The weighted-average exercise prices and weighted-average remaining contractual lives of the Company’s outstanding stock options at December 31, 2002 (grouped by range of exercise prices) were:

			Weighted-
			Average		Weighted-
			Remaining	Weighted-	Average
	Number	Number of	Contractual Life	Average	Exercise Price
	of Options	Vested Options	(in years)	Exercise Price	(vested only)

	(In 000’s)

Employees:
$2.26-$3.13	470	384	5	$2.88	$3.01
$3.58-$4.88	598	567	3	$4.18	$4.14
$8.50-$9.50	726	538	6	$9.21	$9.26

	1,794	1,489

			Weighted-
			Average		Weighted-
			Remaining	Weighted-	Average
	Number	Number of	Contractual Life	Average	Exercise Price
	of Options	Vested Options	(in years)	Exercise Price	(vested only)

Directors:
$2.11	30	30	9	$2.11	$2.11
$2.82-$3.80	305	305	3	$3.27	$3.27
$5.94	90	90	4	$5.94	$5.94
$9.31	90	90	4	$9.31	$9.31

	515	515

Common Stock Reserved For Future Issuance

          As of December 31, 2002, common stock reserved for future issuance was comprised of shares issuable (in thousands):

Upon conversion of 8.25% debentures	4,171
Upon exercise of employee stock options	3,388
Upon exercise of outside director stock options	653

8,212

16. Commitments and Contingencies

          At December 31, 2002, the estimated cost to complete development work in subdivisions or resorts from which lots or Timeshare Interests have been sold totaled $34.9 million. Development is estimated to be completed within the next three fiscal years and thereafter as follows: 2003—$27.6 million, 2004—$3.0 million, 2005—$2.5 million, Thereafter—$1.8 million.

          The Company leases certain office space and equipment under various noncancelable operating leases. Certain of these leases contain stated escalation clauses while others contain renewal options.

          Rent expense for the nine months ended December 31, 2002, the year ended March 31, 2002 and the year ended April 1, 2001, totaled approximately $3.6 million, $4.4 million and $4.2 million, respectively.

          Lease commitments under these noncancelable operating leases for each of the five fiscal years subsequent to December 31, 2002, and thereafter are as follows (in thousands):

2003	$3,444
2004	2,799
2005	1,826
2006	1,341
2007	1,095
Thereafter	4,596

Total future minimum lease payments	$15,101

          The Company has $1.4 million in outstanding commitments under stand-by letters of credit with banks, primarily related to obtaining an insurance bond regarding the development of project expected to be acquired during the year ending December 31, 2003, by Bluegreen® Communities.

          In the ordinary course of its business, the Company from time to time becomes subject to claims or proceedings relating to the purchase, subdivision, sale and/or financing of real estate. Additionally, from time to time, the Company becomes involved in disputes with existing and former employees. The Company believes that substantially all of the claims and proceedings are incidental to its business.

          On August 21, 2000, the Company received a Notice of Field Audit Action (the “Notice”) from the State of Wisconsin Department of Revenue (the “DOR”) alleging that two subsidiaries now owned by the Company failed to collect and remit sales and use taxes to the State of Wisconsin during the period from January 1, 1994 through September 30, 1997 totaling $1.9 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of Timeshare Interests at the Company’s Christmas Mountain Village™ resort. In addition to the assessment, the Notice indicated that interest would be charged, but no penalties would be assessed. As of December 31, 2002, aggregate interest was approximately $1.8 million. The Company filed a Petition for Redetermination (the “Petition”) on October 19, 2000, and, if the Petition is unsuccessful, the Company intends to vigorously appeal the assessment. The Company acquired the subsidiaries that were the subject of the Notice in connection with the acquisition of RDI on September 30, 1997. Under the RDI purchase agreement, the Company has the right to set off payments owed by the Company to RDI’s former stockholders pursuant to a $1.0 million outstanding note payable balance and to make a claim against such stockholders for $500,000 previously paid for any breach of representations and warranties. (One of the former RDI stockholders is currently employed by the Company in a key management position.) The Company has notified the former RDI stockholders that it intends to exercise these rights to mitigate any settlement with the DOR in this matter. In addition, the Company believes that, if necessary, amounts paid to the State of Wisconsin pursuant to the Notice, if any, may be further funded through collections of sales tax from the consumers who effected the assessed timeshare sales with RDI without paying sales tax on their purchases. Based on management’s assessment of the Company’s position in the Petition, the Company’s right of set off with the former RDI stockholders and other factors discussed above, management does not believe that the possible sales tax pursuant to the Notice will have a material adverse impact on the Company’s results of operations or financial position, and therefore no amounts have been accrued related to this matter.

17.     Income Taxes

          The provision for income taxes consists of the following (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Federal:
Current	$4,666	$—	$(394)	$(4,645)
Deferred	3,792	6,114	7,254	5,481

	8,458	6,114	6,860	836
State and other:
Current	—	—	—	—
Deferred	335	641	641	320

	335	641	641	320

Total	$8,793	$6,755	$7,501	$1,156

          The reasons for the difference between the provision for income taxes and the amount that results from applying the federal statutory tax rate to income before provision for income taxes and minority interest are as follows (in thousands):

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Income tax expense at statutory rate	$8,635	$6,141	$6,819	$1,051
Effect of state taxes, net of federal tax benefit	158	614	682	105

	$8,793	$6,755	$7,501	$1,156

          At December 31, 2002 and March 31, 2002, deferred income taxes consist of the following components (in thousands):

	December 31,	March 31,
	2002	2002

Deferred federal and state tax liabilities (assets):
Installment sales treatment of notes	$68,500	$53,115
Deferred federal and state loss carryforwards/AMT credits	(38,939)	(29,588)
Book over tax carrying value of retained interests in notes receivable sold	6,587	2,863
Book reserves for loan losses and inventory	(5,271)	(3,972)
Deferral of telemarketing costs incurred	—	2,431
Tax over book depreciation	1,411	1,721
Other	(1,080)	1,729

Deferred income taxes	$31,208	$28,299

Total deferred federal and state tax liabilities	$81,385	$62,286
Total deferred federal and state tax assets	(50,177)	(33,987)

Deferred income taxes	$31,208	$28,299

          The Company has available net operating loss carryforwards of $84.3 million, which expire in 2021, 2022 and 2023, and alternative minimum tax credit carryforwards of $6.9 million, that never expire.

18. Employee Retirement Savings Plan

          The Company’s Employee Retirement Plan is a code section 401(k) Retirement Savings Plan (the “Plan”). All employees at least 21 years of age with one year of employment with the Company are eligible to participate in the Plan. During the nine months ended December 31, 2002, the Company did not make a matching contribution to the Plan, but has accrued approximately $270,000 for a matching contribution to be determined and paid in April 2003 related to the Plan’s fiscal year ended December 31, 2002. During the year ended March 31, 2002, the Plan was amended when the Company agreed to make a minimum matching contribution to the Plan of $226,000, which was equivalent to 50% of the first 3% of each participating employee’s contribution to the Plan. During the year ended April 1, 2001, employer contributions to the Plan were at the sole discretion of the Company and no such contributions were made.

19. Business Segments

          The Company has two reportable business segments. Bluegreen® Resorts develops, markets and sells Timeshare Interests in the Company’s resorts, primarily through the Club, and provides resort management services to resort property owners associations and Bluegreen Communities acquires large tracts of real estate, which are subdivided, improved (in some cases to include a golf course on the property) and sold, typically on a retail basis as home sites. The Company’s reportable segments are business units that offer different products. The reportable segments are each managed separately because they sell distinct products with different development, marketing and selling methods.

          The Company evaluates performance and allocates resources based on field operating profit. Field operating profit is operating profit prior to the allocation of corporate overhead, interest income, gain on sale of receivables, other income, provision for loan losses, interest expense, income taxes, minority interest and cumulative effect of change in accounting principle. Inventory is the only asset that the Company evaluates on a segment basis – all other assets are only evaluated on a consolidated basis. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 1).

          Required disclosures for the Company’s business segments are as follows (in thousands):

	Bluegreen®	Bluegreen
	Resorts	Communities	Totals

As of and for the nine months ended December 31, 2002
Sales	$144,026	$78,629	$222,655
Other resort and golf operations revenues	23,520	3,528	27,048
Depreciation expense	2,100	1,053	3,153
Field operating profit	17,218	13,570	30,788
Inventory	71,097	102,034	173,131
As of and for the nine months ended December 30, 2001 (Unaudited)
Sales	$110,846	$73,857	$184,703
Other resort and golf operations revenues	17,475	1,709	19,184
Depreciation expense	1,820	802	2,622
Field operating profit	14,970	14,209	29,179
Inventory	88,726	105,299	194,025
As of and for the year ended March 31, 2002
Sales	$144,226	$96,402	$240,628
Other resort and golf operations revenues	23,149	2,321	25,470
Depreciation expense	2,532	1,077	3,609
Field operating profit	19,729	15,415	35,144
Inventory	86,288	101,400	187,688

	Bluegreen®	Bluegreen
	Resorts	Communities	Totals

As of and for the year ended April 1, 2001
Sales	$140,975	$88,899	$229,874
Other resort and golf operations revenues	22,762	1,887	24,649
Depreciation expense	1,986	873	2,859
Field operating profit	9,724	12,991	22,715
Inventory	97,012	96,622	193,634

Reconciliations to Consolidated Amounts

          Field operating profit for reportable segments reconciled to consolidated income before provision for income taxes and minority interest (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Field operating profit for reportable segments	$30,788	$29,179	$35,144	$22,715
Interest income	12,235	11,855	15,447	17,317
Gain on sales of notes receivable	10,035	4,214	6,280	3,281
Other expense	(1,520)	(277)	(162)	(400)
Corporate general and administrative expenses	(14,211)	(13,614)	(19,359)	(19,530)
Interest expense	(9,824)	(10,129)	(13,017)	(15,494)
Provision for loan losses	(2,832)	(3,683)	(4,851)	(4,887)

Consolidated income before provision for income taxes and minority interest	$24,671	$17,545	$19,482	$3,002

          Depreciation expense for reportable segments reconciled to consolidated depreciation expense (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Depreciation expense for reportable segments	$3,153	$2,622	$3,609	$2,859
Depreciation expense for corporate fixed assets	1,444	1,235	1,671	1,404

Consolidated depreciation expense	$4,597	$3,857	$5,280	$4,263

          Assets for reportable segments reconciled to consolidated assets (in thousands):

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Inventory for reportable segments	$173,131	$194,025	$187,688	$193,634
Assets not allocated to reportable segments	260,861	238,663	247,473	226,047

Total assets	$433,992	$432,688	$435,161	$419,681

Geographic Information

          Sales by geographic area are as follows (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
United States	$216,973	$176,846	$230,179	$219,885
Aruba	5,671	7,849	10,441	9,964
Canada	11	8	8	25

Consolidated totals	$222,655	$184,703	$240,628	$229,874

          Inventory by geographic area is as follows (in thousands):

	December 31,	March 31,
	2002	2002

United States	$163,606	$177,575
Aruba	9,521	10,107
Canada	4	6

Consolidated totals	$173,131	$187,688

20. Quarterly Financial Information (Unaudited)

          Summarized quarterly financial information for the nine months ended December 31, 2002 and the year ended March 31, 2002, is presented below (in thousands, except for per share information). Each quarter presented reflects the results of operations for a 13-week period.

	Three Months Ended

	June 30,	September 29,	December 31,
	2002	2002	2002

	(Restated)	(Restated)
Sales	$71,113	$83,386	$68,156
Gross profit	46,146	54,377	44,209
Income before cumulative effect of change in accounting principle	4,159	5,080	6,137
Net income (loss)	(1,420)	5,080	6,137
Earnings per common share before cumulative effect of change in accounting principle:
Basic	0.17	0.21	0.25
Diluted	0.17	0.19	0.23
Earnings (loss) per common share:
Basic	(0.06)	0.21	0.25
Diluted	(0.06)	0.19	0.23

	Three Months Ended

	July 1,	September 30,	December 30,	March 31,
	2001	2001	2001	2002

Sales	$60,183	$69,235	$55,285	$55,925
Gross profit	40,112	45,157	35,301	33,533
Net income	4,135	4,577	1,972	1,048
Earnings per common share:
Basic	0.17	0.19	0.08	0.04
Diluted	0.16	0.17	0.08	0.04

          Income before cumulative effect of change in accounting principle and net income (loss) for the three months ended June 30, 2002 and September 29, 2002, as presented above, has been restated from the amounts previously disclosed in the Company’s Quarterly Reports on Form 10-Q for those periods to reflect the impact of the change in accounting principle discussed in Note 1. Net income as previously disclosed in the Company’s Quarterly Reports on Form 10-Q reconciled to the restated amounts above for the three month periods ended June 30, 2002 and September 29, 2002, is as follows (in thousands, except per share data):

	Three Months Ended

	June 30,	September 29,
	2002	2002

Net income, as previously reported	$5,158	$5,723
Impact of expensing telemarketing costs that were previously deferred in the computation of net income, as previously reported, net of income taxes and minority interest	(999)	(643)

Income before cumulative effect of change in accounting principle	4,159	5,080
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(5,579)	—

	Three Months Ended

	June 30,	September 29,
	2002	2002

Net income (loss), as restated	$(1,420)	$5,080

Earnings per common share, as previously reported:
Basic	$0.21	$0.23
Diluted	0.19	0.21
Earnings (loss) per common share, as restated:
Basic	(0.06)	0.21
Diluted	(0.06)	0.19

21. Subsequent Event

          In February 10, 2003, the Company entered into a $50.0 million revolving timeshare receivables credit facility (the “GMAC Receivables Facility”) with RFC. The borrowing period on the GMAC Receivables Facility expires on March 10, 2005, and outstanding borrowings mature no later than March 10, 2012. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of Timeshare Interests. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Indebtedness under the facility will bear interest at LIBOR plus 4%. The Company was required to pay an upfront loan fee of $375,000 in connection with the GMAC Receivables Facility.

BLUEGREEN CORPORATION

Note: The terms “Bluegreen” and “Bluegreen Vacation Club” are registered in the U.S. Patent and Trademark office by Bluegreen Corporation.

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(amounts in thousands, except per share data)

	June 30,	December 31,
	2003	2002

	(Unaudited)	(Note)
ASSETS
Cash and cash equivalents (including restricted cash of approximately $33,328 and $20,551 at June 30, 2003 and December 31, 2002, respectively)	$56,922	$46,905
Contracts receivable, net	30,666	16,230
Notes receivable, net	70,474	61,795
Inventory, net	191,593	173,131
Prepaid expenses	12,951	11,630
Retained interests in notes receivable sold	55,764	44,228
Property and equipment, net	53,699	51,787
Intangible assets	11,366	13,269
Other assets	15,601	15,017

Total assets	$499,036	$433,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$6,869	$5,878
Accrued liabilities and other	44,391	31,537
Deferred income	24,637	19,704
Deferred income taxes	37,374	31,208
Receivable-backed notes payable	19,101	5,360
Lines-of-credit and notes payable	50,891	34,409
10.50% senior secured notes payable	110,000	110,000
8.25% convertible subordinated debentures	34,371	34,371

Total liabilities	327,634	272,467
Commitments and contingencies
Minority interest	3,965	3,242
Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 27,353 and 27,343 shares issued at June 30, 2003 and December 31, 2002, respectively	274	273
Additional paid-in capital	123,559	123,535
Treasury stock, 2,756 common shares at cost at both June 30, 2003 and December 31, 2002	(12,885)	(12,885)
Accumulated other comprehensive income, net of income Taxes	1,236	460
Retained earnings	55,253	46,900

Total shareholders’ equity	167,437	158,283

Total liabilities and shareholders’ equity	$499,036	$433,992

Note: The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,	June 30,
	2003	2002

		(Restated)
Revenues:
Sales	$86,026	$71,113
Other resort and communities operations revenue	14,831	6,711
Interest income	4,112	3,763
Gain on sale of notes receivable	1,323	1,231
Other income, net	551	—

	106,843	82,818
Costs and expenses:
Cost of sales	26,273	24,967
Cost of other resort and communities operations	14,560	5,719
Selling, general and administrative expenses	50,497	40,456
Interest expense	2,972	3,223
Provision for loan losses	1,699	1,081
Other expense, net	—	459

	96,001	75,905

Income before provision for income taxes and minority interest	10,842	6,913
Provision for income taxes	4,174	2,661
Minority interest in income of consolidated subsidiary	442	104

Income before cumulative effect of a change in accounting principle	6,226	4,148
Cumulative effect of a change in accounting principle, net of income taxes (Note 1)	—	(5,929)
Minority interest in cumulative effect of change in accounting principle, net of income taxes	—	(350)

Net income (loss)	$6,226	$(1,431)

Net income (loss) per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$0.25	$0.17
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.23)

Net income (loss)	$0.25	$(0.06)

Diluted:
Income before cumulative effect of a change in accounting principle	$0.23	$0.15
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.18)

Net income (loss)	$0.23	$(0.03)

Weighted average number of common and common equivalent shares:
Basic	24,590	24,375

Diluted	28,983	30,325

     See accompanying notes to condensed consolidated financial statements.

\

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2003	2002

		(Restated)
Revenues:
Sales	$147,808	$127,038
Other resort and communities operations revenue	28,043	12,997
Interest income	7,867	7,355
Gain on sale of notes receivable	2,884	3,297
Other income, net	1,123	—

	187,725	150,687
Costs and expenses:
Cost of sales	45,333	47,359
Cost of other resort and communities operations	28,707	11,419
Selling, general and administrative expenses	89,727	74,355
Interest expense	5,976	6,111
Provision for loan losses	3,225	2,249
Other expense, net	—	344

	172,968	141,837

Income before provision for income taxes and minority interest	14,757	8,850
Provision for income taxes	5,681	3,407
Minority interest in income of consolidated subsidiary	723	246

Income before cumulative effect of a change in accounting principle	8,353	5,197
Cumulative effect of a change in accounting principle, net of income taxes (Note 1)	—	(5,929)
Minority interest in cumulative effect of change in accounting principle, net of income taxes	—	(350)

Net income (loss)	$8,353	$(382)

Net income (loss) per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$0.34	$0.21
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.23)

Net income (loss)	$0.34	$(0.02)

Diluted:
Income before cumulative effect of a change in accounting principle	$0.32	$0.21
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.19)

Net income	$0.32	$0.02

Weighted average number of common and common equivalent shares:
Basic	24,589	24,340

Diluted	28,913	30,223

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Cash Flows
(amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2003	2002

		(Restated)
Operating activities:
Net income (loss)	$8,353	$(382)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net	—	5,929
Minority interest in income (loss) of consolidated subsidiary	723	(104)
Depreciation and amortization	6,991	4,514
Amortization of discount on note payable	—	99
Gain on sale of notes receivable	(2,884)	(3,297)
(Gain) loss on sale of property and equipment	(214)	95
Provision for loan losses	3,225	2,249
Provision for deferred income taxes	5,681	5,032
Interest accretion on retained interests in notes receivable sold	(2,718)	(2,551)
Proceeds from sales of notes receivable	42,495	48,623
Proceeds from borrowings collateralized by notes Receivable	16,723	3,175
Payments on borrowings collateralized by notes receivable	(2,813)	(3,000)
Change in operating assets and liabilities:
Contracts receivable	(14,436)	(9,059)
Notes receivable	(64,892)	(53,870)
Inventory	5,188	15,273
Other assets	(2,065)	(2,838)
Accounts payable, accrued liabilities and other	18,780	2,216

Net cash provided by operating activities	18,137	12,104

Investing activities:
Purchases of property and equipment	(4,236)	(3,425)
Sales of property and equipment	1,080	21
Cash received from retained interests in notes receivable sold	2,438	8,083

Net cash (used) provided by investing activities	(718)	4,679

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	17,000	18,692
Payments under line-of-credit facilities and other notes payable	(23,206)	(25,101)
Payment of debt issuance costs	(1,220)	(1,427)
Proceeds from exercise of employee and director stock options	24	293

Net cash used by financing activities	(7,402)	(7,543)

Net increase in cash and cash equivalents	10,017	9,240
Cash and cash equivalents at beginning of period	46,905	38,477

Cash and cash equivalents at end of period	56,922	47,717
Restricted cash and cash equivalents at end of period	(33,328)	(28,564)

Unrestricted cash and cash equivalents at end of period	$23,594	$19,153

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Cash Flows — continued
(amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2003	2002

		(Restated)
Supplemental schedule of non-cash operating, investing and financing activities
Retained interests in notes receivable sold	$9,996	$12,841

Property and equipment acquired through financing	$2,250	$74

Inventory acquired through foreclosure or deedback in lieu of foreclosure	$3,212	$5,150

Inventory acquired through financing	$20,438	$—

Net change in unrealized gains on investments	$1,260	$450

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION
Notes to Condensed Consolidated Financial Statements
June 30, 2003
(unaudited)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Bluegreen Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The financial information furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the year ending December 31, 2003. For further information, refer to the Company’s audited consolidated financial statements for the nine months ended December 31, 2002, which are included in the Company’s Transitional Annual Report on Form 10-KT, filed with the Securities and Exchange Commission on March 31, 2003.

On October 14, 2002, the Company’s Board of Directors approved a change in the Company’s fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31. Accordingly, the financial information presented in the accompanying condensed consolidated financial statements is based on the Company’s new fiscal year.

Organization

The Company is a leading marketer of vacation and residential lifestyle choices through its resort and residential land and golf communities businesses, which are located predominantly in the Southeastern, Southwestern and Midwestern United States. The Company’s resort business (“Bluegreen Resorts”) acquires, develops and markets vacation ownership interests (“VOIs”) in resorts generally located in popular, high-volume, “drive-to” vacation destinations. VOIs are of two types: one which entitles the buyer of the points-based Bluegreen Vacation Club (the “Club”) product to an annual allotment of “points” in perpetuity (supported by an underlying deeded fixed week being held in trust for the buyer) and the second which entitles the fixed-week buyer to a fully-furnished vacation residence for an annual one-week period in perpetuity. “Points” may be exchanged by the buyer in various increments for lodging for varying lengths of time in fully-furnished vacation residences at the Company’s participating resorts. The Company currently develops, markets and sells VOIs in 13 resorts located in the United States and Aruba. The Company also markets and sells VOIs in its resorts at five off-site sales locations. The Company’s residential land and golf communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets the subdivided residential home sites to retail customers seeking to build a home in a high quality residential setting, in some cases on properties featuring a golf course and related amenities. During the six months ended June 30, 2003, sales generated by Bluegreen Resorts and Bluegreen Communities represented approximately 72% and 28%, respectively, of the Company’s total sales. The Company’s other resort and communities operations revenues are generated from mini-vacation package sales, vacation ownership tour sales, resort property management services, resort title services, resort amenity operations, hotel operations, realty resale commissions and daily-fee golf course operations. The Company also generates significant interest income by providing financing to individual purchasers of VOIs and, to a nominal extent, home sites sold by Bluegreen Communities.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company, all of its wholly-owned subsidiaries and entities in which the Company holds a controlling financial interest. The only non-wholly owned subsidiary, Bluegreen/Big Cedar Vacations LLC (the “Joint Venture”), is consolidated as the Company holds a 51% equity interest in the Joint Venture, has an active role as the day-to-day manager of the Joint Venture’s activities and has majority voting control of the Joint Venture’s management committee. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cumulative Effect of Change in Accounting Principle

During the years ended March 31, 2002 and April 1, 2001, the Company deferred the costs of generating VOI tours through its telemarketing programs until the earlier of such time as the tours were conducted or the related mini-vacation packages expired, based on an accepted industry accounting principle. Effective April 1, 2002, the Company elected to change its accounting policy to expense such costs as incurred. The Company believes that the new method of accounting for these costs is preferable over the Company’s previous method and has applied it prospectively. The Company believes accounting for these costs as period expenses results in improved financial reporting. The condensed consolidated statement of operations for the three months ended June 30, 2002 has been restated from the amounts previously reported in the Company’s Quarterly Report on Form 10-Q to reflect the impact of the change in accounting principle. Net income as previously reported in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002 reconciled to the restated amount is as follows (in thousands, except per share data):

Net income, as previously reported	$5,158
Impact of expensing telemarketing costs that were previously deferred in the computation of net income, as previously reported, net of income taxes	(1,010)

Income before cumulative effect of a change in accounting principle	4,148
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	(5,579)

Net loss, as restated	$(1,431)

Net income per common share, as previously reported:
Basic	$0.21

Diluted	$0.19

Net loss per common share, as restated:
Basic	$(0.06)

Diluted	$(0.03)

The condensed consolidated statement of operations for the six months ended June 30, 2002 includes amounts restated to reflect the impact of the change in accounting principle as of April 1, 2002. However, the amounts included in this interim period related to the three months ended March 31, 2002, do not reflect the impact of the change in accounting principle. Accordingly, pro forma information is presented below to show the effect of a retroactive application of the change in accounting principle on the operating results of the Company for the six months ended June 30, 2002 (in thousands, except per share data):

Net loss	$(1,517)

Basic loss per common share	$(0.06)

Diluted loss per common share	$(0.02)

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share is computed in the same manner as basic net income (loss) per share, but also gives effect to all dilutive stock options using the treasury stock method and includes an adjustment, if dilutive, to both net income and shares outstanding as if the Company’s 8.00% convertible subordinated notes payable (paid in full on September 11, 2002) and 8.25% convertible subordinated debentures were converted into common stock at the beginning of the periods presented. The Company excluded approximately 1.3 million anti-dilutive stock options from its computations of net income per common share during the three and six months ended June 30, 2003 and excluded approximately 1.4 million and 1.5 million anti-dilutive stock options from its computations of net income (loss) per common share during the three and six months ended June 30, 2002, respectively.

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Basic net income (loss) per share – numerators:
Income before cumulative effect of a change in accounting principle	$6,226	$4,148	$8,353	$5,197
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(5,579)	—	(5,579)

Net income (loss)	$6,226	$(1,431)	$8,353	$(382)

Diluted net income (loss) per share – numerators:
Income before cumulative effect of a change in accounting principle – basic	$6,226	$4,148	$8,353	$5,197
Effect of dilutive securities, net of income taxes	436	510	867	1,020

Income before cumulative effect of a change in accounting principle – diluted	6,662	4,658	9,220	6,217
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(5,579)	—	(5,579)

Net income (loss) – diluted	$6,662	$(921)	$9,220	$638

Denominators:
Denominator for basic net income (loss) per share - weighted-average shares	24,590	24,375	24,589	24,340
Effect of dilutive securities:
Stock options	222	248	153	181
Convertible securities	4,171	5,702	4,171	5,702

Dilutive potential common shares	4,393	5,950	4,324	5,883
Denominator for diluted net income (loss) per share – adjusted weighted-average shares and assumed conversions	28,983	30,325	28,913	30,223

Basic net income (loss) per share:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Income before cumulative effect of a change in accounting principle	$0.25	$0.17	$0.34	$0.21
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.23)	—	(0.23)

Net income (loss)	$0.25	$(0.06)	$0.34	$(0.02)

Diluted net income (loss) per share:
Income before cumulative effect of a change in accounting principle	$0.23	$0.15	$0.32	$0.21
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.18)	—	(0.19)

Net income (loss)	$0.23	$(0.03)	$0.32	$0.02

Sales of Notes Receivable and Related Retained Interests

When the Company sells its notes receivable either pursuant to its vacation ownership receivables purchase facilities or, in the case of land mortgages receivable, private-placement Real Estate Mortgage Investment Conduits (“REMICs”), it retains subordinated tranches, rights to excess interest spread and servicing rights, all of which are retained interests in the sold notes receivable. Gain or loss on sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer.

The fair value of the retained interests in the notes receivable sold is initially and periodically measured based on the present value of future expected cash flows estimated using management’s best estimates of the key assumptions – prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved. The Company revalues its retained interests in notes receivable sold on a quarterly basis.

The Company’s retained interests in notes receivable sold are considered to be available-for-sale investments and, accordingly, are carried at fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, unrealized holding gains or losses on retained interests in notes receivable sold are included in shareholders’ equity, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.

Interest on the Company’s retained interests in notes receivable sold is accreted using the effective yield method.

Recent Accounting Pronouncements

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the six months ended June 30, 2003.

On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the six months ended June 30, 2003.

On January 1, 2003, the Company adopted the accounting provisions of Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Company had previously adopted the disclosure requirements of FIN 45 during the nine months ended December 31, 2002. FIN 45 requires that certain guarantees be initially recorded at fair value, as opposed to the former practice of recording a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees. The adoption of the accounting requirements of FIN 45 did not have an impact on the Company’s financial position or results of operations as of and for the six months ended June 30, 2003.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” (“FIN 46”), which addresses consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, special purpose entities) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not and is not expected to have a material impact on the results of operations or financial position of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 became effective for all instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of the new statement did not and is not expected to have an impact on the Company’s financial position or results of operations.

In February 2003, the FASB released for public comment an exposure draft of an American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”), “Accounting for Real Estate Time-Sharing Transactions” and a proposed FASB Statement, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and No. 67.” The proposed SOP, if adopted by the FASB, would primarily impact the Company’s recognition of certain sales of VOIs and the manner in which the Company accounts for the cost of sales of VOIs. Currently, it appears that a final pronouncement on VOI transactions would not be effective for the Company until the year ending December 31, 2005. The Company has not yet evaluated the impact of the proposed SOP on its results of operations or financial position, as the FASB and the AICPA are currently reconsidering the direction and scope of this proposed SOP in light of the comment letters received and the ongoing FASB project to develop global revenue recognition guidelines.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this statement is not expected to have a material impact on the results of operations or financial position of the Company.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, encourages, but does not require companies to record compensation cost for employee stock options at fair value. The Company has elected to continue to account for stock options using the intrinsic value method pursuant to Accounting Principles Board Opinion No. 25 and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the exercise price of the option.

Pro forma information regarding net income and earnings per share as if the Company had accounted for its grants of stock options to its employees under the fair value method of SFAS No. 123 is presented below. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the six months ended June 30, 2003 and 2002, respectively: risk free investment rates of 2.8% and 2.0%; dividend yields of 0% and 0%; a volatility factor of the expected market price of the Company’s common stock of .733 and .698; and a weighted average life of the options of 5.0 years and 5.0 years, respectively. There were 517,508 stock options granted during the six months ended June 30, 2003.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 for the purpose of providing pro forma disclosures are not likely to be representative of the effects on reported pro forma net income for future years, due to the impact of the staggered vesting periods of the Company’s stock option grants. The Company’s pro forma information is as follows (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Net income (loss), as reported	$6,226	$(1,431)	$8,353	$(382)
Pro forma stock-based employee compensation cost, net of income taxes	(101)	(130)	(239)	362

Pro forma net income (loss)	$6,125	$(1,561)	$8,114	$(20)

Net income (loss) per common share, as reported:
Basic	$0.25	$(0.06)	$0.34	$(0.02)
Diluted	$0.23	$(0.03)	$0.32	$0.02
Pro forma net income (loss) per common share:
Basic	$0.25	$(0.06)	$0.33	$0.00
Diluted	$0.23	$(0.03)	$0.31	$0.03

Accumulated Other Comprehensive Income

Accumulated other comprehensive income on the condensed consolidated balance sheets is comprised of net unrealized gains on retained interests in notes receivable sold, which are classified as available-for-sale investments.

The following table discloses the components of the Company’s comprehensive income (loss) for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Net income (loss)	$6,226	$(1,431)	$8,353	$(382)
Net unrealized gains on retained interests in notes receivable sold, net of income taxes	843	295	776	277

Total comprehensive income (loss)	$7,069	$(1,136)	$9,129	$(105)

2.	Acquisition

On October 2, 2002, Leisure Plan, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary”), acquired substantially all of the assets and assumed certain liabilities of TakeMeOnVacation, LLC, RVM Promotions, LLC and RVM Vacations, LLC (the “Acquisition”). The Subsidiary was a newly-formed entity with no prior operations. As part of the Acquisition, the Subsidiary paid $2.3 million in cash at the closing of the Acquisition on October 2, 2002 (including a $292,000 payment for certain refundable deposits) and $500,000 in cash on March 31, 2003. The Subsidiary also agreed to pay contingent consideration up to a maximum of $12.5 million through December 31, 2007, based on the Subsidiary’s Net Operating Profit (as that term is defined in Section 1.49 of the Asset Purchase Agreement), as follows:

(i)	75% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause is $2.5 million;

(ii)	with respect to additional Net Operating Profit not included in the calculation under clause (i), 50% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (ii) is $5.0 million; and

(iii)	with respect to additional Net Operating Profit not included in the calculation under clauses (i) and (ii), 25% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (iii) is $5.0 million.

Applicable payments will be made after the end of each calendar year, commencing with the year ending December 31, 2003. Should any contingent consideration be paid, the Company will record that amount as goodwill. Based on the Subsidiary’s results of operations to date, the Company has not been required to accrue any contingent consideration as of June 30, 2003.

3.	Sale of Notes Receivable

In June 2001, the Company executed agreements for a vacation ownership receivables purchase facility (the “Purchase Facility”) with Credit Suisse First Boston (“CSFB”) acting as the initial purchaser. In April 2002, ING Capital, LLC (“ING”), an affiliate of ING Bank NV, acquired and assumed CSFB’s rights, obligations and commitments as initial purchaser in the Purchase Facility by purchasing the outstanding principal balance under the facility from CSFB. The Purchase Facility utilizes an owner’s trust structure, pursuant to which the Company sells receivables to Bluegreen Receivables Finance Corporation V, a wholly-owned, special purpose finance subsidiary of the Company (the “Finance Subsidiary”), and the Finance Subsidiary sells the receivables to an owners’ trust (a qualified special purpose entity) without recourse to the Company or the Finance Subsidiary except for breaches of certain representations and warranties at the time of sale. The Company did not enter into any guarantees in connection with the Purchase Facility. The Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase and fundings under the Purchase Facility are subject to certain conditions precedent. Under the Purchase Facility, a variable purchase price of 85.00% of the principal balance of the receivables sold, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as ING has received a specified return and all servicing, custodial, agent and similar fees and expenses have been paid. ING earned a return equal to the London Interbank Offered Rate (“LIBOR”) plus 1.00% through April 15, 2003, and LIBOR plus 1.25% thereafter, subject to use of alternate return rates in certain circumstances. In addition, ING received a 0.25% annual facility fee through April 15, 2003. The ING Purchase Facility also provides for the sale of land notes receivable, under modified terms. The Company acts as servicer under the ING Purchase Facility for a fee.

On December 13, 2002, ING Financial Markets, LLC (“IFM”), an affiliate of ING, consummated a $170.2 million private offering and sale of VOI loan-backed securities on behalf of the Company (the “2002 Term Securitization”). The $181.0 million in aggregate principal of VOI receivables included in the 2002 Term Securitization included qualified receivables from three sources: 1) $119.2 million in aggregate principal amount of receivables that were previously sold to ING under the ING Purchase Facility; 2) $54.2 million in aggregate principal amount of receivables that were previously sold to General Electric Capital Real Estate (“GE”) and Barclays Bank, PLC (“Barclays”), under a completed purchase facility (the “GE/Barclays Purchase Facility”); and 3) $7.6 million in aggregate principal amount of receivables that were previously hypothecated with GE under a VOI receivables warehouse facility (the “GE Warehouse Facility”). The proceeds from the 2002 Term Securitization were used to pay ING, GE and Barclays all amounts then outstanding under the ING Purchase Facility, the GE/Barclays Purchase Facility and the GE Warehouse Facility, respectively.

As a result of the 2002 Term Securitization, the availability under the Purchase Facility, as amended, allowed for sales of additional notes receivable for a cumulative purchase price of up to $75.0 million on a revolving basis through September 30, 2003, at 85% of the principal balance, subject to the eligibility requirements and certain conditions precedent. During the three months ended June 30, 2003, the Company sold approximately $21.3 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a purchase price of $18.1 million. As a result of this sale, the Company recognized a gain of approximately $1.3 million and recorded retained interests in notes receivable sold and servicing assets of approximately $4.3 million and $220,000, respectively.

During the six months ended June 30, 2003, the Company sold approximately $50.0 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a cumulative purchase price of $42.5 million. In connection with these sales, the Company recognized an aggregate gain of approximately $2.9 million and recorded retained interests in notes receivable sold and servicing assets of approximately $10.0 million and $513,000, respectively.

The following assumptions were used to measure the initial fair value of the retained interests in notes receivable sold from the above 2003 sales: Prepayment rates ranging from 17% to 14% per annum as the portfolios mature; loss severity rate of 45%; default rates ranging from 7% to 1% per annum as the portfolios mature; and a discount rate of 14%.

4.	Receivable-backed Notes Payable

On February 10, 2003, the Company entered into a $50.0 million revolving vacation ownership receivables credit facility (the “GMAC Receivables Facility”) with Residential Funding Corporation, an affiliate of General Motors Acceptance Corporation. The borrowing period on the GMAC Receivables Facility expires on March 10, 2005, and outstanding borrowings mature no later than March 10, 2012. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of VOIs. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Indebtedness under the facility bears interest at LIBOR plus 4%. The Company was required to pay an upfront loan fee of $375,000 in connection with the GMAC Receivables Facility. During the six months ended June 30, 2003, the Company borrowed an aggregate of $13.6 million pursuant to the GMAC Receivables Facility, with $12.1 million of such borrowings outstanding at June 30, 2003.

5.	Lines-of-Credit and Notes Payable

On April 15, 2003, the Company borrowed $3.3 million from First Bank. The proceeds from the borrowing were used to acquire 1,125 acres of land in Comal County, Texas for the purpose of developing a community called Mountain Springs Ranch™. The total purchase price of the land was $4.8 million. The borrowing, which is secured by the underlying land, requires quarterly principal payments of $371,875 beginning on June 2, 2004 and bears interest at the prime lending rate, payable monthly. The note matures on May 2, 2006.

On May 7, 2003, the Company borrowed $1.6 million from Bank One. The proceeds from the borrowing were used to acquire 921 acres of land in Parker County, Texas for the purpose of developing a community called Quail Springs™. The total purchase price of the land was $2.3 million. The borrowing, which is secured by the underlying land, requires quarterly principal payments of $136,972 beginning on August 7, 2003 and bears interest at the prime lending rate, payable quarterly. The note matures on May 7, 2006.

On May 29, 2003, the Company acquired 691 acres of land in Medina County, Texas for the purpose of developing a community called Terra Medina™. The purchase price of $1.1 million was funded partially by an $826,000 promissory note payable to the seller. The promissory note, which is secured by the underlying land, requires two equal principal installments of $413,000 on May

29, 2004 and 2005 and bears interest at a fixed rate of 7% per annum, payable annually.

6.	Supplemental Guarantor Financial Information

On April 1, 1998, the Company consummated a private placement offering (the “Offering”) of $110 million in aggregate principal amount of 10.5% senior secured notes due April 1, 2008 (the “Notes”). None of the assets of Bluegreen Corporation secure its obligations under the Notes, and the Notes are effectively subordinated to secured indebtedness of the Company to any third party to the extent of assets serving as security therefore. The Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries (the “Subsidiary Guarantors”), with the exception of Bluegreen/Big Cedar Vacations, LLC, Bluegreen Properties N.V., Resort Title Agency, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, “Non-Guarantor Subsidiaries”). Each of the note guarantees cover the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by the Company. Supplemental financial information for Bluegreen Corporation, its combined Non-Guarantor Subsidiaries and its combined Subsidiary Guarantors is presented below:

CONDENSED CONSOLIDATING BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	JUNE 30, 2003

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

ASSETS
Cash and cash equivalents	$22,348	$22,698	$11,876	$—	$56,922
Contracts receivable, net	—	2,290	28,376	—	30,666
Intercompany receivable	99,739	—	—	(99,739)	—
Notes receivable, net	1,733	13,308	55,433	—	70,474
Inventory, net	—	21,785	169,808	—	191,593
Retained interests in notes receivable sold	—	55,764	—	—	55,764
Investments in subsidiaries	7,730	—	3,230	(10,960)	—
Property and equipment, net	10,643	1,871	41,185	—	53,699
Other assets	6,737	3,029	30,152	—	39,918

Total assets	$148,930	$120,745	$340,060	$(110,699)	$499,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable, deferred income, accrued liabilities and other	$7,948	$29,930	$38,019	$—	$75,897
Intercompany payable	—	5,225	94,514	(99,739)	—
Deferred income taxes	(20,124)	27,967	29,531	—	37,374
Lines-of-credit and receivable-backed notes payable	5,119	12,335	52,538	—	69,992
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	137,314	75,457	214,602	(99,739)	327,634
Minority interest	—	—	—	3,965	3,965
Total shareholders’ equity	11,616	45,288	125,458	(14,925)	167,437

Total liabilities and shareholders’ equity	$148,930	$120,745	$340,060	$(110,699)	$499,036

CONDENSED CONSOLIDATING BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	DECEMBER 31, 2002

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

ASSETS
Cash and cash equivalents	$22,373	$17,951	$6,581	$—	$46,905
Contracts receivable, net	—	1,457	14,773	—	16,230
Intercompany receivable	101,549	—	—	(101,549)	—
Notes receivable, net	1,740	9,434	50,621	—	61,795
Inventory, net	—	19,440	153,691	—	173,131
Retained interests in notes receivable sold	—	44,228	—	—	44,228
Investments in subsidiaries	7,730	—	3,230	(10,960)	—
Property and equipment, net	9,791	1,959	40,037	—	51,787
Other assets	6,576	1,792	31,548	—	39,916

Total assets	$149,759	$96,261	$300,481	$(112,509)	$433,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$8,510	$22,485	$26,124	$—	$57,119
Intercompany payable	—	8,392	93,157	(101,549)	—
Deferred income taxes	(19,344)	24,706	25,846	—	31,208
Lines-of-credit and notes payable	3,384	3,000	33,385	—	39,769
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	136,921	58,583	178,512	(101,549)	272,467
Minority interest	—	—	—	3,242	3,242
Total shareholders’ equity	12,838	37,678	121,969	(14,202)	158,283

Total liabilities and shareholders’ equity	$149,759	$96,261	$300,481	$(112,509)	$433,992

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30, 2003

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$9,943	$76,083	$—	$86,026
Management fees	9,426	—	—	(9,426)	—
Other resort and communities operations revenue	—	1,758	13,073	—	14,831
Interest income	91	1,964	2,057	—	4,112
Gain on sale of notes receivable	—	1,323	—	—	1,323
Other income (expense), net	(23)	(197)	771	—	551

	9,494	14,791	91,984	(9,426)	106,843
COST AND EXPENSES
Cost of sales	—	2,597	23,676	—	26,273
Cost of other resort and communities operations	—	466	14,094	—	14,560
Management fees	—	305	9,121	(9,426)	—
Selling, general and administrative expenses	6,893	5,628	37,976	—	50,497
Interest expense	1,851	177	944	—	2,972
Provision for loan losses	—	189	1,510	—	1,699

	8,744	9,362	87,321	(9,426)	96,001

Income before provision for income taxes and minority interest	750	5,429	4,663	—	10,842
Provision for income taxes	289	2,090	1,795	—	4,174
Minority interest in income of consolidated subsidiary	—	—	—	442	442

Net income (loss)	$461	$3,339	$2,868	$(442)	$6,226

	THREE MONTHS ENDED JUNE 30, 2002 (RESTATED)

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$4,507	$66,606	$—	$71,113
Management fees	7,621	—	—	(7,621)	—
Other resort and communities operations revenue	—	830	5,881	—	6,711
Interest income	72	1,755	1,936	—	3,763
Gain on sale of notes receivable	—	1,231	—	—	1,231

	7,693	8,323	74,423	(7,621)	82,818
COST AND EXPENSES
Cost of sales	—	1,182	23,785	—	24,967
Cost of other resort and communities operations	—	402	5,317	—	5,719
Management fees	—	179	7,442	(7,621)	—
Selling, general and administrative expenses	5,898	2,941	31,617	—	40,456
Interest expense	2,346	121	756	—	3,223
Provision for loan losses	—	82	999	—	1,081
Other expense, net	—	318	141	—	459

	8,244	5,225	70,057	(7,621)	75,905

Income (loss) before provision (benefit) for income taxes and minority interest	(551)	3,098	4,366	—	6,913
Provision (benefit) for income taxes	(212)	1,193	1,680	—	2,661
Minority interest in income of consolidated subsidiary	—	—	—	104	104

Income (loss) before cumulative effect of a change in accounting principle	(339)	1,905	2,686	(104)	4,148

	THREE MONTHS ENDED JUNE 30, 2002 (RESTATED)

		COMBINED
		NON-	COMBINED
	BLUEGREEN	GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

Cumulative effect of a change in accounting principle, net of income taxes	—	(714)	(5,215)	—	(5,929)
Minority interest in cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(350)	(350)

Net (loss) income	$(339)	$1,191	$(2,529)	$246	$(1,431)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30, 2003

		COMBINED	COMBINED
	BLUEGREEN	NON-GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$16,370	$131,438	$—	$147,808
Management fees	16,567	—	—	(16,567)	—
Other resort and communities operations revenue	—	2,903	25,140	—	28,043
Interest income	164	3,772	3,931	—	7,867
Gain on sale of notes receivable	—	2,884	—	—	2,884
Other income (expense), net	60	(176)	1,239	—	1,123

	16,791	25,753	161,748	(16,567)	187,725
COST AND EXPENSES
Cost of sales	—	4,445	40,888	—	45,333
Cost of other resort and communities operations	—	887	27,820	—	28,707
Management fees	—	516	16,051	(16,567)	—
Selling, general and administrative expenses	14,595	9,499	65,633	—	89,727
Interest expense	4,223	265	1,488	—	5,976
Provision for loan losses	—	531	2,694	—	3,225

	18,818	16,143	154,574	(16,567)	172,968

Income (loss) before provision (benefit) for income taxes and minority interest	(2,027)	9,610	7,174	—	14,757
Provision (benefit) for income taxes	(780)	3,699	2,762	—	5,681
Minority interest in income of consolidated subsidiary	—	—	—	723	723

Net income (loss)	$(1,247)	$5,911	$4,412	$(723)	$8,353

	SIX MONTHS ENDED JUNE 30, 2002 (RESTATED)

		COMBINED	COMBINED
	BLUEGREEN	NON-GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

REVENUES
Sales	$—	$11,571	$115,467	$—	$127,038
Management fees	13,461	—	—	(13,461)	—
Other resort and communities operations revenue	—	2,173	10,824	—	12,997
Interest income	159	3,277	3,919	—	7,355
Gain on sale of notes receivable	—	3,297	—	—	3,297

	13,620	20,318	130,210	(13,461)	150,687
COST AND EXPENSES
Cost of sales	—	3,185	44,174	—	47,359
Cost of other resort and communities operations	—	782	10,637	—	11,419
Management fees	—	440	13,021	(13,461)	—
Selling, general and administrative expenses	13,123	6,555	54,677	—	74,355
Interest expense	4,465	239	1,407	—	6,111
Provision for loan losses	—	184	2,065	—	2,249
Other expense (income), net	(249)	648	(55)	—	344

	17,339	12,033	125,926	(13,461)	141,837

Income (loss) before provision (benefit) for income taxes and minority interest	(3,719)	8,285	4,284	—	8,850
Provision (benefit) for income taxes	(1,432)	3,190	1,649	—	3,407
Minority interest in income of consolidated subsidiary	—	—	—	246	246

Income (loss) before cumulative effect of a change in accounting principle	(2,287)	5,095	2,635	(246)	5,197
Cumulative effect of a change in accounting principle, net of income taxes	—	(714)	(5,215)	—	(5,929)

	SIX MONTHS ENDED JUNE 30, 2002 (RESTATED)

		COMBINED	COMBINED
	BLUEGREEN	NON-GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	ELIMINATIONS	CONSOLIDATED

Minority interest in cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(350)	(350)

Net (loss) income	$(2,287)	$4,381	$(2,580)	$104	$(382)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30, 2003

		COMBINED	COMBINED
	BLUEGREEN	NON-GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	CONSOLIDATED

Operating activities:
Net cash provided by operating activities	$455	$3,300	$14,382	$18,137

Investing activities:
Purchases of property and equipment	(625)	(167)	(3,444)	(4,236)
Sales of property and equipment	797	—	283	1,080
Cash received from retained interests in notes receivable sold	—	2,438	—	2,438

Net cash (used) provided by investing activities	172	2,271	(3,161)	(718)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	7,000	—	10,000	17,000
Payments under line-of-credit facilities and other notes payable	(7,475)	—	(15,731)	(23,206)
Payment of debt issuance costs	(201)	(824)	(195)	(1,220)
Proceeds from the exercise of employee and director stock options	24	—	—	24

Net cash used by financing activities	(652)	(824)	(5,926)	(7,402)

Net increase (decrease) in cash and cash equivalents	(25)	4,747	5,295	10,017
Cash and cash equivalents at beginning of period	22,373	17,951	6,581	46,905

Cash and cash equivalents at end of period	22,348	22,698	11,876	56,922
Restricted cash at end of period	(173)	(21,279)	(11,876)	(33,328)

Unrestricted cash and cash equivalents at end of period	$22,175	$1,419	$—	$23,594

	SIX MONTHS ENDED JUNE 30, 2002

		COMBINED	COMBINED
	BLUEGREEN	NON-GUARANTOR	SUBSIDIARY
	CORPORATION	SUBSIDIARIES	GUARANTORS	CONSOLIDATED

Operating activities:
Net cash provided (used) by operating activities	$6,193	$(938)	$6,849	$12,104

Investing activities:
Purchases of property and equipment	(1,203)	(529)	(1,693)	(3,425)
Sales of property and equipment	1	—	20	21
Cash received from retained interests in notes receivable sold	—	8,083	—	8,083

Net cash provided (used) by investing activities	(1,202)	7,554	(1,673)	4,679

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	9,850	—	8,842	18,692
Payments under line-of-credit facilities and other notes payable	(9,848)	(1,803)	(13,450)	(25,101)
Payment of debt issuance costs	(21)	(1,133)	(273)	(1,427)
Proceeds from the exercise of employee and director stock options	293	—	—	293

Net cash (used) provided by financing activities	274	(2,936)	(4,881)	(7,543)

Net increase in cash and cash equivalents	5,265	3,680	295	9,240
Cash and cash equivalents at beginning of period	10,969	19,036	8,472	38,477

Cash and cash equivalents at end of period	16,234	22,716	8,767	47,717
Restricted cash and cash equivalents at end of period	(173)	(20,410)	(7,981)	(28,564)

Unrestricted cash and cash equivalents at end of period	$16,061	$2,306	$786	$19,153

7.	Contingencies

In the ordinary course of its business, the Company from time to time becomes subject to claims or proceedings relating to the purchase, subdivision, sale and/or financing of real estate. Additionally, from time to time, the Company becomes involved in disputes with existing and former employees. The Company believes that substantially all of these claims and proceedings are incidental to its business.

On August 21, 2000, the Company received a Notice of Field Audit Action (the “Notice”) from the State of Wisconsin Department of Revenue (the “DOR”) alleging that two subsidiaries now owned by the Company failed to collect and remit sales and use taxes to the State of Wisconsin during the period from January 1, 1994 through September 30, 1997 totaling $1.9 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of VOIs at the Company’s Christmas Mountain Village™ resort. In addition to the assessment, the Notice indicated that interest would be charged, but no penalties would be assessed. As of June 30, 2003, aggregate interest was approximately $2.0 million. The Company filed a Petition for Redetermination (the “Petition”) on October 19, 2000, and, if the Petition is unsuccessful, the Company intends to vigorously appeal the assessment. The Company acquired the subsidiaries that were the subject of the Notice in connection with the acquisition of RDI Group, Inc. (“RDI”) on September 30, 1997. Under the RDI purchase agreement, the Company has the right to offset payments owed by the Company to RDI’s former stockholders pursuant to a $1.0 million outstanding note payable balance and to make a claim against such stockholders for $500,000 previously paid for any breach of representations and warranties. (One of the former RDI stockholders is currently employed by the Company as its Senior Vice President of Sales for Bluegreen Resorts.) The Company has notified the former RDI stockholders that it intends to exercise these rights to mitigate any settlement with the DOR in this matter. In addition, the Company believes that, if necessary, amounts paid to the State of Wisconsin pursuant to the Notice, if any, may be further funded through collections of sales tax from the consumers who effected the assessed VOI sales with RDI without paying sales tax on their purchases.

On May 24, 2003, the Company received a second Notice of Field Audit Action (the “Second Notice”) from the DOR alleging that the two subsidiaries of the Company discussed above failed to collect and remit sales and use taxes to the State of Wisconsin during the period from April 1, 1998 through March 31, 2002 totaling $1.4 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of VOIs at the Company’s Christmas Mountain Village™ resort. In addition to the assessment, the Second Notice indicated that interest and penalties would be assessed. As of June 30, 2003, aggregate interest and penalties total approximately $1.0 million. The Company filed a Petition for Redetermination (the “Second Petition”) on July 9, 2003, and, if the Second Petition is unsuccessful, the Company intends to vigorously appeal the assessment. As noted above, the Company believes that, if necessary, amounts paid to the State of Wisconsin pursuant to the Second Notice, if any, may be further funded through collections of sales tax from the consumers who effected the assessed VOI sales with the Company without paying sales tax on their purchases.

Based on management’s assessment of the Company’s position in the Petition and the Second Petition, the Company’s right of offset with the former RDI stockholders and other factors discussed above, management does not believe that the possible sales tax pursuant to the Notice and the Second Notice will have a material adverse impact on the Company’s results of operations or financial position, and therefore no amounts have been accrued related to this matter. Additionally, as the statute requiring the assessment of sales tax on VOIs in Wisconsin was repealed in December 1999 and based on the applicable statutes of limitations, the Company believes its exposure in these matters is limited to that discussed above.

8.	Business Segments

The Company has two reportable business segments. Bluegreen Resorts acquires, develops and markets VOIs at the Company’s resorts and Bluegreen Communities acquires large tracts of real estate that are subdivided, improved (in some cases to include a golf course and related amenities on the property) and sold, typically on a retail basis.

Required disclosures for the Company’s business segments are as follows (in thousands):

	Bluegreen	Bluegreen
	Resorts	Communities	Totals

As of and for the three months ended June 30, 2003
Sales	$62,573	$23,453	$86,026
Other resort and communities operations revenue	12,846	1,985	14,831
Depreciation expense	874	399	1,273
Field operating profit	11,770	2,424	14,194
Inventory, net	71,909	119,684	191,593

	Bluegreen	Bluegreen
	Resorts	Communities	Totals

As of and for the three months ended June 30, 2002 (Restated)
Sales	$42,226	$28,887	$71,113
Other resort and communities operations revenue	5,775	936	6,711
Depreciation expense	666	307	973
Field operating profit	4,625	6,691	11,316
Inventory, net	79,373	104,529	183,902
For the six months ended June 30, 2003
Sales	$107,135	$40,673	$147,808
Other resort and communities operations revenue	24,779	3,264	28,043
Depreciation expense	1,669	797	2,466
Field operating profit	18,997	3,616	22,613
For the six months ended June 30, 2002 (Restated)
Sales	$75,606	$51,432	$127,038
Other resort and communities operations revenue	11,449	1,548	12,997
Depreciation expense	1,378	582	1,960
Field operating profit	9,384	7,897	17,281

Field operating profit for reportable segments reconciled to consolidated income before provision for income taxes and minority interest is as follows (in thousands):

	Three Months Ended		Six Months Ended

		June 30,		June 30,
	June 30,	2002	June 30,	2002
	2003	(Restated)	2003	(Restated)

Field operating profit for reportable segments	$14,194	$11,316	$22,613	$17,281
Interest income	4,112	3,763	7,867	7,355
Gain on sale of notes receivable	1,323	1,231	2,884	3,297
Other income (expense), net	551	(459)	1,123	(344)
Corporate general and administrative expenses	(4,667)	(4,634)	(10,529)	(10,379)
Interest expense	(2,972)	(3,223)	(5,976)	(6,111)
Provision for loan losses	(1,699)	(1,081)	(3,225)	(2,249)

Consolidated income before provision for income taxes and minority interest	$10,842	$6,913	$14,757	$8,850

Results of Operations

	Bluegreen		Bluegreen
(amounts in thousands)	Resorts		Communities		Total

Three Months Ended June 30, 2003
Sales	$62,573	100%	$23,453	100%	$86,026	100%
Cost of sales	(13,223)	(21)	(13,050)	(56)	(26,273)	(31)

Gross profit	49,350	79	10,403	44	59,753	69
Other resort and communities operations revenues	12,846	21	1,985	8	14,831	17
Cost of other resort and communities operations	(12,663)	(20)	(1,897)	(8)	(14,560)	(17)
Selling and marketing expenses	(33,368)	(53)	(5,458)	(23)	(38,826)	(45)
Field general and administrative expenses (1)	(4,395)	(7)	(2,609)	(11)	(7,004)	(8)

Field operating profit	$11,770	19%	$2,424	10%	$14,194	17%

Three Months Ended June 30, 2002 (2)
Sales	$42,226	100%	$28,887	100%	$71,113	100%
Cost of sales	(10,740)	(25)	(14,227)	(49)	(24,967)	(35)

Gross profit	31,486	75	14,660	51	46,146	65
Other resort and communities operations revenues	5,775	13	936	3	6,711	9
Cost of resort and communities operations	(4,749)	(11)	(970)	(3)	(5,719)	(8)
Selling and marketing expenses	(25,453)	(60)	(5,433)	(19)	(30,886)	(43)
Field general and administrative expenses (1)	(2,434)	(6)	(2,502)	(9)	(4,936)	(7)

Field operating profit	$4,625	11%	$6,691	23%	$11,316	16%

	Bluegreen		Bluegreen
(amounts in thousands)	Resorts		Communities		Total

Six Months Ended June 30, 2003
Sales	$107,135	100%	$40,673	100%	$147,808	100%
Cost of sales	(22,863)	(21)	(22,470)	(55)	(45,333)	(31)

Gross profit	84,272	79	18,203	45	102,475	69
Other resort and communities operations revenues	24,779	23	3,264	8	28,043	19
Cost of other resort and communities operations	(25,236)	(24)	(3,471)	(9)	(28,707)	(19)
Selling and marketing expenses	(56,864)	(53)	(9,378)	(23)	(66,242)	(45)
Field general and administrative expenses (1)	(7,954)	(7)	(5,002)	(12)	(12,956)	(9)

Field operating profit	$18,997	18%	$3,616	9%	$22,613	15%

Six Months Ended June 30, 2002 (2)
Sales	$75,606	100%	$51,432	100%	$127,038	100%
Cost of sales	(18,602)	(25)	(28,757)	(56)	(47,359)	(37)

Gross profit	57,004	75	22,675	44	79,679	63
Other resort and communities operations revenues	11,449	15	1,548	3	12,997	10
Cost of resort and communities operations	(9,609)	(13)	(1,810)	(4)	(11,419)	(9)
Selling and marketing expenses	(44,683)	(59)	(10,069)	(20)	(54,752)	(43)
Field general and administrative expenses (1)	(4,777)	(6)	(4,447)	(9)	(9,224)	(7)

Field operating profit	$9,384	12%	$7,897	15%	$17,281	14%

(1)	General and administrative expenses attributable to corporate overhead have been excluded from the tables. Corporate general and administrative expenses totaled $4.7 million and $4.6 million for the three months ended June 30, 2003 and June 30, 2002, respectively, and $10.5 million and $10.4 million for the six months ended June 30, 2003 and June 30, 2002, respectively.

(2)	Restated. See Note 1 to the Condensed Consolidated Financial Statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the estimated expenses to be borne by Levitt Corporation (the “Company”) in connection with the sale and distribution of the securities offered hereby.

SEC Registration Fee	$9,200
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$125,000
Trustees Expenses	$15,000
Blue Sky Fees and Expenses	$15,000
Printing and Engraving Expenses	$150,000
Marketing Expenses	$400,000
Miscellaneous Expenses	$35,800
TOTAL FEES AND EXPENSES	$1,000,000

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 607.0850 of the Florida Business Corporation Act allows, and the Bylaws of the Company provide, for indemnification of each of the Company’s directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company carries insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of the Company, which acts may also include liabilities under the Securities Act.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

          None.

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	The following exhibits are filed herewith or have been previously filed, as indicated below:

Exhibits	Description

3.1	Articles of Incorporation of the Company.*

3.2	Bylaws of the Company.*

4.1	Form of Indenture with respect to the Company’s Subordinated Investment Notes.*

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. as to the validity of the Company’s Subordinated Investment Notes.*

10.1	Loan Agreement dated as of September 15, 2000 by and between the Company and Ohio Savings Bank.*

10.2	Amended and Restated Loan Agreement dated as of March 22, 2002 by and between Levitt and Sons, LLC and Ohio Savings Bank.*

10.3	Amendment to Loan Documents dated as of August 13, 2002 by and between Levitt and Sons, LLC and Ohio Savings Bank.*

10.4	Mortgage and Security Agreement dated as of September 20, 2001 by and among St. Lucie West Development Corp., Lake Charles Development Corp. and First Union National Bank.*

10.5	Note, Mortgage and Loan Documents Modification and Spreader Agreement dated as of January 6, 2003 by and among St. Lucie West Development Company, LLC, Lake Charles Development Company, LLC and Wachovia Bank, National Association.*

10.6	Fairways at Grand Harbor, Ltd. Agreement of Limited Partnership.*

10.7	Brittany Bay at Andros Isle, Ltd. Limited Partnership Agreement.*

10.8	Amended and Restated Operating Agreement of Levitt Commercial High Ridge, LLC.*

10.9	Limited Partnership Agreement of Third Street Partners, Ltd.*

10.10	First Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.*

10.11	Second Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.*

10.12	Third Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.*

12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

16	Letter from KPMG LLP regarding change in certifying accountant.*

21.1	Subsidiaries of the Company.*

23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP, independent public accountants.

23.3	Consent of PricewaterhouseCoopers, independent public accountants.

23.4	Consent of Ernst & Young LLP, independent public accountants.

24	Power of Attorney.*

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Subordinated Investment Notes trustee.*

99.1	Form of Advertising Materials.*

99.2	Order Form.*

99.3	Form of Letter to Prospective Investors to accompany Prospectus.*

99.4	Form of Letter to Prospective Investors.

* Previously filed.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.     UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on the 26th day of September, 2003.

LEVITT CORPORATION

By:	/s/ Alan B. Levan Alan B. Levan Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities at the Company and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan Alan B. Levan	Chairman of the Board	September 26, 2003

* John E. Abdo	Vice-Chairman of the Board and President	September 26, 2003

/s/ Glen R. Gilbert Glen R. Gilbert	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2003

Darwin Dornbush	Director

* James J. Blosser	Director	September 26, 2003

* William R. Scherer	Director	September 26, 2003

*	By:	/s/ Alan B. Levan Alan B. Levan, Attorney-in-fact

INDEX TO EXHIBITS

Exhibits	Description

12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.2	Consent of KPMG LLP, independent public accountants.

23.3	Consent of PricewaterhouseCoopers, independent public accountants.

23.4	Consent of Ernst & Young LLP, independent public accountants.

99.4	Form of Letter to Prospective Investors.